UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )
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Gibraltar Industries, Inc.
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Notice of 2018 Annual
Meeting of Stockholders
and Proxy Statement

Friday, May 4, 2018 at 11:00 A.M., Eastern Time
Gateway Building, 3556 Lake Shore Road, Buffalo, NY 14219

March 27, 2018
To My Fellow Stockholders:
It is my pleasure to invite you to attend the 2018 Annual Meeting of Stockholders of Gibraltar Industries, Inc. to be held on Friday, May 4, 2018 at 11:00 A.M. local time at the Gateway Building in Buffalo, New York. The meeting will begin with discussion of, and voting on, the matters described in the attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement, and followed by a report on our Company’s financial performance and operations.
The Proxy Statement is critical to our corporate governance process and to affirming the direction of our Company. The Proxy Statement provides you with important information about our Board of Directors and executive officers. Additionally, the Proxy Statement informs you of steps we are taking to fulfill our responsibilities to you as a stockholder.
Over the past four years, our Company has undergone a succession process that resulted in the appointment of six new directors to the Board since 2014, the appointment of Frank G. Heard as our Chief Executive Officer at the beginning of 2015, and the appointment of Timothy F. Murphy as our Chief Financial Officer in April of 2017. In connection with this leadership succession, our Company has implemented the following significant corporate governance improvements:

•	Adopted annual elections of directors as opposed to our previous classified board structure;

•	Reduced the average tenure of directors from eight years to six years;

•	Increased the diversity of directors;

•	Increased the proportion of independent directors; and

•	Separated the role of Chairman from the Chief Executive Officer role.
These improvements, among others, demonstrate the continuing efforts of the Board to implement best-in-class corporate governance practices.
During 2017, our Company continued to successfully implement its four-pillar value creation strategy focused on operational excellence, product innovation, portfolio management, and acquisitions. Significant progress was made in each of the four strategies and the Company made more money, at a higher rate of return, with a more efficient use of capital for the third year in a row. We look forward to communicating more about the successes our Company has achieved over the past twelve months and how our performance impacts our governance and compensation considerations.
The Proxy Statement is designed to provide you with information relating to the proposals that require your vote and to solicit your vote if you cannot attend the Annual Meeting in person. Your vote is very important to us and we encourage you to vote promptly. Please note that your broker cannot vote on all of the proposals without your instruction. If you do not plan to attend the Annual Meeting in person, please execute and return your proxy or inform your broker as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement.
The Proxy Statement includes a description of four proposals. Our Board of Directors recommends that stockholders vote FOR all proposals. Please read each proposal carefully and study the recommendations of the Board of Directors and its committees.
On behalf of our management team and our Board of Directors, I want to thank you for your continued support and confidence in Gibraltar Industries, Inc.

Sincerely,

William Montague
Chairman of the Board

GIBRALTAR INDUSTRIES, INC.
3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 4, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on Friday, May 4, 2018, at 11:00 A.M., local time, for the following purposes:

1.	Election of six Directors nominated by the Board to hold office until the 2019 Annual Meeting.
2.	Advisory approval of the Company’s executive compensation (the “Say-on-Pay” vote).
3.	Approval of the adoption of the Gibraltar Industries, Inc. 2018 Equity Incentive Plan.
4.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2018.
5.	Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 9, 2018, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.
You may vote in person at the annual meeting or you may vote by using the proxy card enclosed with these materials. Stockholders who do not expect to attend the meeting in person are urged to vote, sign, and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for matters acted upon at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: the Definitive Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey J. Watorek Secretary Buffalo, New York
March 27, 2018

3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

DEFINITIVE PROXY STATEMENT
March 27, 2018
_________________
Date, Time, and Place of Annual Meeting

Gibraltar Industries, Inc., a Delaware corporation (the “Company”, “Gibraltar”, “we”, "our", or “us”), is making this Definitive Proxy Statement available to you on or about March 27, 2018 in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2018 Annual Meeting of Stockholders. We will hold the 2018 Annual Meeting at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 4, 2018 at 11:00 A.M., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Voting Information
Record Date. The Board of Directors has fixed the close of business on March 9, 2018, as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2018 Annual Meeting. At the close of business on March 9, 2018, the Company had outstanding and entitled to vote at the Annual Meeting 31,751,374 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting.
Solicitation Costs. The cost of the solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Definitive Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers, and employees, without any additional compensation, as well as proxy solicitors. We have retained Alliance Advisors, LLC (“Alliance”) to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $13,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Arrangements will be made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.
Voting Your Proxy. If the enclosed proxy is properly executed, returned, and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors (i) FOR the nominees for directors named in this Definitive Proxy Statement, (ii) FOR the approval of the advisory resolution on our executive compensation (the “Say-on-Pay” vote), (iii) FOR the adoption of the Gibraltar Industries, Inc. 2018 Equity Incentive Plan, and (iv) FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.
Vote Required. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present at the meeting, entitled to vote, assuming a quorum is present in person or by proxy. If a stockholder specifies an abstention from voting on a proposal, such shares are considered present but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. Nominees for the election of directors must receive more “for” than “against” votes to be elected. If an incumbent director, in an uncontested election, does not receive a majority of the votes cast, the director is required to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the recommendation and publicly disclose its decision and rationale behind it within 90 days of the date election results are certified.
Your shares may be voted on some of the matters to be acted on at the Annual Meeting if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 is the only stockholder proposal considered a routine matter.
The election of directors, approval of the equity plan, and the Say-on-Pay vote, are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes cast either for or against the proposal. Please vote your proxy so your shares will be represented at the Annual Meeting.
Revocability of Proxy. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1
ELECTION OF DIRECTORS

Director Tenure	Director Age	Independent Directors	Director Diversity

*9 to 14 Years (0)

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen directors. The number of directors may be changed at any time by resolution of the Board of Directors. During 2016, the number of directors was decreased from eight members to seven members upon the retirement of a director after the 2016 Annual Meeting, concluding a two-year period in which the Board accommodated the retirement of six directors and the appointment of six new directors. During 2015, the Certificate of Incorporation was amended to eliminate the classified board structure and provide for the annual election of directors.

As of December 31, 2017, the Board of Directors consisted of seven directors. On March 22, 2018, Jane L. Corwin notified the Board of Directors that she is retiring from the Board of Directors immediately prior to the 2018 Annual Meeting and will not stand for election in 2018. The Company's Bylaws provide that vacancies in the membership on the Board of Directors may be filled by a majority of the directors then in office and the Nominating and Corporate Governance Committee has begun a search for a director candidate to fill the vacancy created by Ms. Corwin's retirement.
At the Annual Meeting of Stockholders in 2018, six Directors shall be elected to hold office for a one-year term expiring in 2019. Sharon Brady, Frank Heard, Craig Hindman, Vinod Khilnani, William Montague, and James Nish have been nominated by the Board of Directors for election. All nominees, other than Mr. Heard, our President and Chief Executive Officer, are independent directors under the independence standards provided by Rule 5605(a)(2) of the NASDAQ listing standards.

Director Nominees

Nominee	Age	Director Since	Number of Other Public Boards	Board Set of Backgrounds and Skills
				Senior Leader-ship	Gover-nance	Financial	Operational Excellence ("80/20")	Innovation	M&A
Sharon M. Brady *	67	2015	None	✓	✓		✓		✓
Frank G. Heard President and CEO	59	2015	None	✓		✓	✓	✓	✓
Craig A. Hindman *	63	2014	None	✓		✓	✓	✓	✓
Vinod M. Khilnani *	65	2014	Three	✓	✓	✓			✓
William P. Montague * Chairman of the Board	71	1993	One	✓	✓	✓			✓
James B. Nish *	59	2015	One		✓	✓			✓
* Independent Director

Unless instructions to the contrary are received, we intend to vote the shares represented by proxies FOR the election of Sharon Brady, Frank Heard, Craig Hindman, Vinod Khilnani, William Montague, and James Nish as directors, each of whom has consented to serve as a director if elected. If any nominee becomes unavailable for election for any reason, we intend to vote the shares represented by the proxies solicited herewith for such other person or persons as the Board of Directors shall designate.

Set forth below is certain information furnished to us by the directors and nominees for election as directors. We believe our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishment, a commitment to participation in board activities, and other traits discussed below in “Corporate Governance.” The Board of Directors considered these qualifications, which are summarized following the biographical information for each director, in determining to recommend that the directors be nominated for election.
Nominees

Sharon M. Brady

SHARON BRADY has served as a Director of the Company since 2015. She brings to the Company's Board more than 35 years of human resources leadership experience in the industrial manufacturing and retail sectors. Most recently, she served as Senior Vice President of Human Resources at Illinois Tool Works, Inc. ("ITW"), a Fortune 200 diversified industrial manufacturer. Prior to ITW, she progressed through a series of leadership roles for large-cap companies in the manufacturing, retail, and pharmaceutical industries. Ms. Brady also serves as an independent director for Hollister, Inc., a privately held medical device company.

Ms. Brady’s qualifications to serve on the Company’s Board include her extensive experience in global talent development, as well as in the design and implementation of leadership development frameworks, executive compensation plans, governance processes, and culture change strategies, including diversity initiatives and succession planning.

Frank G. Heard

FRANK HEARD has served as Chief Executive Officer and a Director of the Company since 2015. He joined Gibraltar as President and Chief Operating Officer in 2014 with more than 25 years of experience in the building products industry. Prior to joining Gibraltar, Mr. Heard served as President of the Building Components Group, a division of ITW. In that role, he had global responsibility for the strategic direction and operational performance of 25 business units in 18 countries across a wide range of industry segments including residential and commercial construction, retail, and component manufacturing. Prior to serving as President of the Building Components Group, Mr. Heard held various executive management roles for ITW dating back to 1990.

Mr. Heard’s qualifications to serve as a member of the Company’s Board include his demonstrated leadership skills as President of Gibraltar since 2014. By virtue of this experience, as well as his global operating company experience in the building products industry, he possesses integral knowledge of the markets in which the Company operates, and of Gibraltar's products, personnel, manufacturing facilities, target markets, and competitors.

Craig A. Hindman

CRAIG HINDMAN has served as a Director of the Company since 2014. He is a global executive with more than 35 years of leadership experience across multiple industry segments. Most recently, Mr. Hindman was Executive Vice President and Chief Executive Officer of the Industrial Packaging Group of businesses at ITW. In that role, he was responsible for 110 business units operating in 30 countries, and was successful in growing revenues and increasing margins through innovation and business simplification initiatives. He also completed two acquisitions before leading the sale of the Industrial Packaging Group to The Carlyle Group in 2014. Mr. Hindman spent more than two decades in ITW’s Construction Products Group, providing him with significant experience in and familiarity with end markets also served by Gibraltar. He graduated from Colgate University with a bachelor’s degree and from Northwestern University with an MBA. Additionally, he serves as a director of a number of not-for-profit organizations and private companies, including Wilsonart International for which he serves as a member of the compensation committee.

Mr. Hindman’s qualifications to serve on the Company’s Board include his experience as an executive with responsibility for the financial and operational performance of global industrial business units within a best-in-class, Fortune 200 company. Other qualifications include his experience in the integration of acquired businesses and business simplification over a period of more than 20 years.

Vinod M. Khilnani

VINOD KHILNANI has served as a Director of the Company since 2014. From January 2013 to May 2013, he was Executive Chairman of the Board at CTS Corporation, a sensors and electronics components company with operations in North America, Europe, and Asia. Mr. Khilnani previously served as CTS Corporation’s Chairman and Chief Executive Officer from 2009 to 2013, President and Chief Executive Officer from 2007 to 2009, and Senior Vice President and Chief Financial Officer from 2001 to 2007. In addition to implementing growth and market diversification strategies at CTS Corporation, he successfully led restructuring and acquisition transactions, completed equity and debt offerings, and established operations in Eastern Europe and Asia. Mr. Khilnani is currently a director of Materion Corporation, 1st Source Corporation (parent of 1st Source Bank) and ESCO Technologies, Inc. He serves as chairman of the board, chairman of the nominating and corporate governance committee, and a member of the compensation committee of Materion Corporation; chairman of the audit committee and member of the compensation committee of 1st Source Corporation; and chairman of the compensation committee at ESCO Corporation.

Mr. Khilnani’s qualifications to serve on the Company’s Board include his service as a director of publicly-held, global organizations in a number of industries, his leadership role as Chairman and Chief Executive Officer of CTS Corporation, and his extensive background in accounting and finance for global manufacturing entities.

William P. Montague

WILLIAM MONTAGUE has served as a Director of the Company since the consummation of the Company’s initial public offering in 1993 and as the Chairman of the Board since 2015. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. (“Mark IV”), a manufacturer of engineered systems and components from 1986 to 1996, as Mark IV’s President and a Director from 1996 through 2004, and as Chief Executive Officer and a Director of Mark IV from 2004 to 2008. Mr. Montague also serves on the Board of Directors of Endo International plc., where he is chairman of the compensation committee and serves on the audit, and nominating and corporate governance committees.

Mr. Montague’s qualifications to serve on the Company’s Board include his ability to offer the perspectives of a chief executive officer along with extensive financial and accounting experience acquired during his career with Mark IV and as a certified public accountant. His extensive background as a director, chief executive officer, and chief financial officer of other public companies in the manufacturing industry provides significant value to the Company's Board through his experiences with complex capital resource requirements and diverse geographical operations similar to the Company, as well as his insights in managing a variety of product offerings and markets. Mr. Montague's more than 25 years of experience on the Board and long-term exposure to senior executives of the Company provides a unique perspective regarding Gibraltar's culture.

James B. Nish

JAMES NISH has served as a Director of the Company since 2015. He brings to the Company's Board over 25 years of investment banking experience serving clients in a variety of international industrial manufacturing markets. Most recently, he led the Mid-Cap Corporate Investment Banking team at J.P. Morgan Chase. Prior to that, he was head of the Industrial Manufacturing Group at Bear Stearns, where he worked for 22 years. He also serves on the board of Scorpio Bulkers Inc., where he also serves on the audit committee.

Mr. Nish’s qualifications to serve on the Company’s Board include his experiences centered on helping global industrial manufacturing companies accelerate their growth through mergers, acquisitions, and capital market transactions. A Certified Public Accountant, he has extensive experience in accounting, finance, personnel assessments, and currently serves as an adjunct professor at Baruch College and Pace University where he teaches both undergraduate business and MBA courses.

Director Not Standing for Election

Jane L. Corwin

JANE CORWIN has served as a Director of the Company since 2014. She served as an elected member of the New York State Assembly, representing the 144th Assembly District, from 2009 to 2016. Prior to serving in elected office, Ms. Corwin held various positions, including Director, Secretary, Treasurer, and Vice President at White Directory Publishers, Inc. from 1990 until its sale in 2004. Ms. Corwin also serves as an officer of a not-for-profit organization.

Ms. Corwin’s qualifications to serve on the Company’s Board include her ability to provide a valuable and different perspective on employment and corporate governance due to her extensive background in government and politics - including eight years serving on the Corporations, Authorities, and Commissions Committee of the New York State Assembly - along with her experience gained serving as a director and executive in the private sector.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES IN PROPOSAL 1

CORPORATE GOVERNANCE

The Board of Directors has adopted corporate governance documents which set forth the practices and policies the Board of Directors will follow with respect to various matters, such as director responsibilities, compensation, and access to management. The corporate governance documents are available under the Governance Documents section of the Corporate Governance page of the Company’s website at www.gibraltar1.com.

Corporate Governance Highlights
Annual Election of All Directors	Yes	Super-Majority Vote to Amend Charter and By-Laws	Yes
Average Age of Directors Standing for Election	64	Mandatory Retirement Age	Yes
Number of Independent Directors Standing for Election	5	Risk Oversight by Full Board and Committees	Yes
Majority Voting for Directors with Director Resignation Policy	Yes	Stock Ownership Guidelines for Non-Employee Directors and Executive Officers	Yes
Separate Chairman and CEO	Yes	Anti-Hedging and Anti-Pledging Policies	Yes
Stockholder Action by Written Consent	Yes	Clawback Policy	Yes
Regular Executive Sessions of Independent Directors	Yes	Annual Advisory Approval of Executive Compensation	Yes
Annual Board and Committee Self-Evaluations	Yes	Poison Pill	No
Board Leadership
The Board of Directors is responsible for oversight of management of the business and affairs of the Company with the objective of enhancing stockholder value. The Board of Directors was comprised of seven directors during the year ended December 31, 2017, which Directors carried out the Board of Directors responsibilities and the activities of its committees over the course of the year. As noted above, Jane Corwin announced she will retire from the Board immediately prior to the 2018 Annual Meeting.
Under the Company’s Bylaws, the Company's Chairman of the Board, William Montague, presides over meetings of the Board of Directors and meetings of the stockholders, while Gibraltar's Chief Executive Officer ("CEO"), Frank Heard, has general authority for strategic initiatives involving the business and operational affairs of the Company, subject to the supervision and oversight of the Board. The Company separated the Chairman and CEO role in 2015 and believes this leadership structure better aligns with corporate governance best practices. The separated Chairman and CEO roles help to enhance the independent oversight of management which we believe more closely aligns the Company’s leadership with the expectations of our stockholders.
In addition to the leadership structure described above, the independent directors of our Board meet in executive session at each quarterly board meeting, and all of the Board’s key committees - the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee - are comprised solely of and led by independent directors.
Board Tenure
Our corporate governance guidelines require our non-employee directors to submit their resignation from the Board upon reaching the age of 72. We do not have any other tenure limitations, as we believe our retirement policy and natural turnover achieve the appropriate balance between maintaining long-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to the Board. Whenever possible, we structure director retirements and new director appointments to overlap so institutional knowledge can be transferred to new directors. We also conduct an on-boarding process for our new directors so they can obtain an understanding of Gibraltar’s business, the opportunities and challenges the Company manages, and provide an opportunity to meet the management team. As of March 27, 2018, the average tenure for Directors of the Company's is equal to six years of service.

Risk Oversight
The Board of Directors is actively engaged in the oversight of strategies adopted by management for mitigating risks faced by the Company. The effective oversight of risks a company may be exposed to requires an understanding of the nature of the risks, the steps management is taking to manage the risks and a determination of the level of risk which is acceptable to the company. The involvement of the Board of Directors in reviewing the Company’s enterprise risk management process provides the Board an opportunity to understand the risks faced by the Company, the strategies being implemented by management to minimize these risks and the level of management’s tolerance for risk. With this understanding the Board is able to, if appropriate, require changes in the Company's operations or strategies to reflect the Board's determination of the appropriate level of risk for the Company.
Risks may arise in many different areas, including, among many others, business strategy; financial condition; competition for talent; operational efficiency; electronic data security; quality assurance; environmental, health, and safety; supply chain management; reputation; customer spending patterns; and intellectual property. The Board of Directors believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board and has not divided the responsibility for oversight of risk management among its committees. In carrying out this critical responsibility, the Board has implemented an enterprise risk management program designed to:

•	Understand the critical risks in the Company's business and strategy;

•	Evaluate the Company's risk management process and whether it functions adequately;

•	Facilitate open communication between management and the Directors; and

•	Foster an appropriate culture of integrity and risk awareness.
The Board discusses risk throughout the year at meetings in general terms and in relation to specific proposed actions, including our executive compensation program structure and design. While the Board oversees the enterprise risk management process, management is responsible for managing risk. The Company has internal processes and an effective internal control environment which facilitate the identification and management of risks and improve the quality and effectiveness of the regular communications with the Board. These include an enterprise risk management program under the leadership of our Chief Financial Officer and our Treasurer, regular reports from management on business strategy, a Code of Business Conduct, and product quality standards. Management communicates routinely with members of the Board on the significant risks identified and how they are being managed.
Environmental, Social and Governance Matters
The Board of Directors and the Company's management recognize the importance of environmental, social and governance ("ESG") matters and how they impact our stakeholders. We believe appropriately responding to ESG issues is an important component of corporate social responsibility and comprehensive fiscal management. In light of the continued importance surrounding ESG matters, the Company is active in establishing and improving programs, practices and policies to maximize the benefit to the Company, and our stockholders, employees and the communities we impact.

At the Company, ESG programs, practices and policies that have been implemented include, but are not limited to, a code of ethics policy that includes workforce and labor rights programs, specific policies on conflict minerals, and anti-corruption compliance, and adherence to environmental and labor safety regulations.

Independence of Directors
The Board of Directors has determined that each of the directors and nominees, other than Mr. Heard, is an “independent director” as defined under NASDAQ rules, which the Board has adopted as the standards by which it will determine independence.
Board Committees and Related Matters
Our Board of Directors has three standing committees - the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available on the Company’s website at www.gibraltar1.com.

The current composition of each board committee is set forth below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board of Directors
Sharon Brady		Chair		✓
Jane Corwin (1)	✓		✓	✓
Frank Heard				✓
Craig Hindman		✓	✓	✓
Vinod Khilnani		✓	Chair	✓
William Montague	✓	✓	✓	Chair
James Nish	Chair			✓
Fiscal 2017 Meetings	10	8	5	6

(1) Ms. Corwin will retire from the Board of Directors prior to the 2018 Annual Meeting.

Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which he served during the period.
Audit Committee
The Audit Committee is comprised of Jane Corwin, William Montague, and James Nish, each of whom is independent as required by the NASDAQ rules applicable to such Committee. Mr. Nish serves as the chairman of the Audit Committee. As noted above, Ms. Corwin announced she will retire from the Board of Directors immediately prior to the 2018 Annual Meeting, and therefore, after the 2018 Annual Meeting the Nominating and Corporate Governance Committee, in consultation with Mr. Nish and Mr. Montague, will recommend to the Board a director to fill the vacancy in the Audit Committee created by Ms. Corwin's retirement.

The Audit Committee acts in accordance with its charter to assist the Board of Directors in its oversight of matters relating to the financial reporting process, the system of internal accounting control and management of financial risks, the audit process, review and approval of related party transactions, compliance with laws and regulations, and the Company’s code of business conduct.

The Board of Directors has made a determination that each of Jane Corwin, William Montague, and James Nish is an “audit committee financial expert” under the standards established by SEC rules as a result of their business experience as set forth above under “Election of Directors.”

Compensation Committee
The Compensation Committee is comprised of Sharon Brady, Craig Hindman, Vinod Khilnani, and William Montague, each of whom is independent as required by the NASDAQ rules applicable to such Committee. Ms. Brady serves as the chairman of the Compensation Committee.
The Compensation Committee acts in accordance with its charter to approve the structure and design of the compensation programs in effect for executive officers and directors of the Company. The Company’s Compensation Committee meets in executive session to determine and approve the compensation packages provided to the executive officers. The Compensation Committee is responsible for ensuring the decisions regarding compensation are in line with market conditions and enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as executive officers and directors.
To fulfill its responsibilities, the Compensation Committee has the authority to obtain advice from and retain advisors. The Compensation Committee hired Korn Ferry Hay Group, Inc. ("KFHG") during 2017 to serve as a compensation advisor and perform market studies of compensation programs offered by a peer group of companies. KFHG is an independent advisor as determined by assessing the firm on six independence factors as prescribed by the SEC. The Compensation Committee worked with KFHG and the Company’s executive management team to make final decisions regarding the design of the programs used to compensate the Company’s executive officers and directors in a manner which is consistent with the Company’s compensation objectives. The amount of fees paid for these services performed by KFHG was approximately $109,000 during 2017.

The Company used KFHG for services related to executive search, leadership development and broad-based pay advisory services. The amount of fees paid for these additional services performed by KFHG was approximately $403,000 during 2017.

The Compensation Committee is also responsible for the administration of the Company’s incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans.

Compensation Committee Interlocks and Insider Participation
During 2017, Sharon Brady, Craig Hindman, Vinod Khilnani, and William Montague served as members of the Compensation Committee. Neither Ms. Brady, Mr. Hindman, Mr. Khilnani, nor Mr. Montague was an executive officer or employee of the Company or any of its subsidiaries during 2017 or prior thereto. In 2017, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee performing similar functions for any other entity’s board of directors, any of whose officers or directors served on the Company’s Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Jane Corwin, Craig Hindman, Vinod Khilnani, and William Montague, each of whom is independent as required by NASDAQ rules applicable to such Committee. Mr. Khilnani serves as the chairman of the Nominating and Corporate Governance Committee. As noted above, Ms. Corwin announced she will retire from the Board of Directors immediately prior to the 2018 Annual Meeting, and therefore, after the 2018 Annual Meeting the Nominating and Corporate Governance Committee will recommend to the Board a director to fill the vacancy in the Nominating and Corporate Governance Committee created by Ms. Corwin's retirement.
The purpose of the Nominating and Corporate Governance Committee is to identify and nominate individuals qualified to become Board and committee members, to establish and implement policies and procedures relating to the nominations of qualified candidates, to develop and recommend to the Board a set of corporate governance guidelines for the Company, and to oversee, review, and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies. The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held March 22, 2018. Craig Hindman, Vinod Khilnani, and William Montague did not participate in the recommendation with respect to themselves that they be nominated for election to the Board.
Director Nomination Process
When a Board vacancy arises, the Nominating and Corporate Governance Committee seeks to identify candidates for nomination who are highly qualified, willing to serve as a member of the Company’s Board, and will be able to serve the best interests of stockholders. Each candidate must possess at least the following minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all stockholders and not just one particular constituency;

•
Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field; and

•
Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committees of which he or she is a member, and not have other personal or professional commitments that would interfere with or limit his or her ability to do so.

The Nominating and Corporate Governance Committee believes that, given the size and complexity of the Company’s operations, the best interests of the Company’s stockholders will be served by a Board which is composed of individuals that contribute to the Board’s overall diversity - diversity being broadly construed to mean a variety of opinions, perspectives, as well as personal and professional experiences and backgrounds. Accordingly, the Nominating and Corporate Governance Committee seeks to identify candidates for nomination who will contribute to the diversity of perspectives present in Board deliberations. During the nomination process, the Nominating and Corporate Governance Committee considers whether the Board’s composition reflects an appropriately diverse mix of skills and experience in relation to the needs of the Company.
The Nominating and Corporate Governance Committee identifies candidates from a number of sources including directors on the Board, Gibraltar’s executive management team, and research, including database and internet searches. All potential candidates for a director role, including incumbents, are considered and evaluated against the qualifications outlined above.
Stockholder Recommendations of Nominees
The Company has adopted a policy regarding stockholder recommendations of nominees for director to be submitted for evaluation to the Nominating and Corporate Governance Committee. A stockholder may recommend a nominee for consideration by the Nominating and Corporate Governance Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating and Corporate Governance Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating and Corporate Governance Committee in the same manner and by the same criteria as other potential nominees.

During 2017, the Nominating and Corporate Governance Committee did not receive any nomination recommendations from stockholders.
Succession Planning
In light of the critical importance of executive leadership to Gibraltar’s success, we have a succession planning process that is enterprise wide for managers up to and including our Chief Executive Officer. Our Board of Directors’ involvement in the process includes a review of succession plans and recommendations as to succession in the event of each executive officer’s termination of employment for any reason.
Our Chief Executive Officer provides an annual review to the Board of Directors assessing the executive officers of Gibraltar. Our Compensation Committee, pursuant to its charter, annually reviews the performance of the executive officers and discusses succession plans for each such officer with the Chief Executive Officer. The Board of Directors has the responsibility to review succession plans for the Chief Executive Officer and other key executive positions.
The Board of Directors and the Nominating and Corporate Governance Committee also work together to assess the composition, tenure, and diversity of the Board of Directors and evaluate succession planning considerations when recommending Board nominees. As noted above, Jane Corwin announced her intentions to retire from the Board immediately prior to the 2018 Annual Meeting. The Nominating and Corporate Governance Committee has begun a search for a director candidate to fill the vacancy on the Board of Directors created by Ms. Corwin's retirement.
Communication with the Board of Directors
The Board of Directors has established a policy with respect to stockholder communication with the directors. Stockholders may send communications to the Board of Directors in care of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. All mail will be opened and logged. All communication, other than trivial communication or obscene material, will be forwarded promptly to the Directors. Trivial material will be delivered at the next meeting of the Board of Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chairman of the Audit Committee.
The Company does not have a policy regarding director attendance at the annual meeting. Last year’s annual meeting was attended by all of the Directors of the Board.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors and Executive Officers
The following table sets forth certain information regarding the Directors and named executive officers of the Company as of March 9, 2018:

Name	Age	Position(s) Held
Frank G. Heard	59	Director, President, and Chief Executive Officer
Timothy F. Murphy	54	Senior Vice President and Chief Financial Officer [1]
Kenneth W. Smith	67	Retired Senior Vice President and Chief Financial Officer [1]
Cherri L. Syvrud	51	Senior Vice President of Human Resources and Organizational Development
Jeffrey J. Watorek	38	Vice President, Treasurer and Secretary [1]
William P. Montague	71	Chairman of the Board
Sharon M. Brady	67	Director
Jane L. Corwin	54	Director
Craig A. Hindman	63	Director
Vinod M. Khilnani	65	Director
James B. Nish	59	Director

[1]
On April 1, 2017, Mr. Smith relinquished his duties as Chief Financial Officer and retired from his position as Senior Vice President of the Company and as an officer of each of its subsidiaries effective as of May 3, 2017. Mr. Murphy was appointed Senior Vice President and Chief Financial Officer on April 1, 2017. In connection with Mr. Murphy's appointment as Senior Vice President and Chief Financial Officer, effective April 1, 2017, Mr. Murphy relinquished his position as Vice President, Treasurer and Secretary of the Company. Effective as of April 1, 2017, Mr. Watorek was appointed to the offices of Vice President, Secretary and Treasurer of the Company. We have included Mr. Smith and Mr. Watorek in the Summary Compensation Table in accordance with Item 402 of Regulation S-K.

The recent business experience of the directors is set forth above under “Election of Directors.” The recent business experience of the executive officers who are not also directors is as follows:

Timothy F. Murphy
TIMOTHY MURPHY was appointed the Company's Senior Vice President and Chief Financial Officer in April 2017. Prior to April 2017, Mr. Murphy served as the Company's Treasurer since 2013, Secretary since 2012, and Vice President of Treasury Operations from 2010 to 2013. Mr. Murphy served various roles as a director within the Company’s Finance function from 2004 to 2010. Prior to joining the Company, Mr. Murphy served as a Senior Manager at KPMG. He graduated from the University of Buffalo with a bachelor's in economics and an MBA with a concentration in accounting.

Kenneth W. Smith
KENNETH SMITH was the Company’s Senior Vice President and Chief Financial Officer upon joining the Company in 2008 until his retirement in April 2017. Prior thereto, Mr. Smith served as Chief Financial Officer of Circor International from 2000 through 2008. From 1996 to 2000 he served as Vice President of Finance for North Safety Products, and before that as Finance Director of Digital Equipment Corporation.

Cherri L. Syvrud
CHERRI SYVRUD has served as Senior Vice President of Human Resources and Organizational Development of the Company since joining the Company in March 2016. Prior thereto, Ms. Syvrud had a 28-year career with ITW where she last served as a Platform Director of Human Resources, developing and implementing processes to increase operational effectiveness and talent development globally. She graduated from the University of St. Francis with a bachelor’s degree in business.

Jeffrey J. Watorek
JEFFREY WATOREK was appointed Vice President, Treasurer and Secretary in April 2017. Prior to April 2017, Mr. Watorek served as the Company's Director of Financial Planning and Analysis since 2012 and Manager of External Reporting from 2008 to 2012. Prior to joining the Company, Mr. Watorek served as a Manager at Ernst & Young. He graduated from the Canisius College with bachelor’s and master's degrees in accounting.

COMPENSATION OF DIRECTORS

2017 Compensation of Directors
Korn Ferry Hay Group, Inc., a nationally recognized compensation consultant, reviewed survey information, and provided other publicly available information and advice to the Compensation Committee with respect to compensation-related matters for non-employee director compensation for a peer group of companies. The peer group is the same as the peer group disclosed in the section entitled “Compensation Discussion & Analysis” below.
The Compensation Committee reviewed Board compensation in relation to compensation earned by directors of our peer group of companies. After this review, the Compensation Committee decided not to change the compensation program for non-employee directors consisting of an annual cash retainer of $50,000 and an annual payment for each Board committee on which he or she serves equal to $10,000; an additional annual fee of $100,000 for the Chairman of the Board; an additional annual fee to the Chairs of the Compensation Committee and Audit Committee of $7,500; and an additional annual fee to the Chair of the Nominating and Corporate Governance Committee of $5,000.
In addition, in 2015, the Compensation Committee approved annual grants of stock to each non-employee director having an aggregate fair value equal to $70,000. These shares vest immediately and are delivered to Directors unless a Director elects to defer the receipt of all or a portion of the stock award received for future issuance. Pursuant to this approval, non-employee directors received awards of stock in May 2017. The amount of restricted stock compensation provided to our directors is consistent with the amount of equity-based compensation paid to directors of our peer group as determined in the peer study described above.
Our Management Stock Purchase Plan (“MSPP”) permits non-employee directors to defer their receipt of payment of a portion of their cash retainer fee to an account established for the director and credited with restricted stock units (“RSUs”) equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred (see the discussion of the MSPP under the caption Non-Qualified Deferred Compensation in the “Compensation Discussion & Analysis” below). RSUs credited to the account of non-employee directors to reflect amounts deferred under the MSPP are paid to the participant upon the termination of their service to the Board.

Under the non-employee Director compensation structure approved in 2015, meeting fees and Matching RSUs under the MSPP were eliminated to align pay practices with best practices.
2017 Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Sharon M. Brady	$67,500	$70,010	$137,510
Jane L. Corwin	$70,000	$70,010	$140,010
Craig A. Hindman	$70,000	$70,010	$140,010
Vinod M. Khilnani	$75,000	$70,010	$145,010
William P. Montague	$180,000	$70,010	$250,010
James B. Nish	$67,500	$70,010	$137,510

(1)
Consists of (a) annual retainer fees of $50,000; (b) $100,000 for Mr. Montague to reflect his position as Chairman of the Board; (c) $10,000 for each committee a directors serves; and (d) $7,500, $5,000, and $7,500 for Ms. Brady and Messrs. Khilnani, and Nish, respectively, to reflect their respective positions as Committee Chairpersons. Mmes. Brady and Corwin deferred all of their annual retainer fee into the MSPP. Messrs. Hindman and Nish deferred twenty-five percent and fifty percent of their annual retainer fee into the MSPP, respectively.

(2)
This column represents the grant-date fair value of stock granted during the year. The fair value of stock is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End
The following chart summarizes the aggregate number of stock awards outstanding at December 31, 2017 for each director:

Name	Restricted Shares (1)	Deferred Share Units (2)	Restricted Stock Units ("RSUs") (3)	Aggregate Number of Stock Awards Outstanding

Sharon M. Brady	1,322	4,423	5,106	10,851
Jane L. Corwin	2,936	4,423	10,241	17,600
Craig A. Hindman	2,936	4,423	9,453	16,812
Vinod M. Khilnani	2,936	—	7,023	9,959
William P. Montague	4,936	4,423	29,931	39,290
James B. Nish	1,322	4,423	4,440	10,185

(1)	Restricted shares generally vest over three years. Mr. Montague holds 2,000 restricted shares that will vest upon his retirement from the Board.
(2)	Deferred share units will be converted into shares upon retirement from the Board of Directors.
(3)
Represents Restricted Stock Units ("RSUs") acquired through deferrals under the MSPP during the period of the Director's service that will be converted to cash and paid out upon retirement from the Board. Includes 3,406 and 588 unvested RSUs for the benefit of Ms. Corwin and Mr. Nish, respectively, which will be forfeited if their service as a member of the Company’s Board of Directors is terminated prior to age sixty (60).

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as described in this Definitive Proxy Statement (commonly referred to as the “Say-on-Pay” vote). The Say-on-Pay vote is advisory, and therefore not binding on the Company or the Board of Directors. However, the outcome of the vote will provide information to the Company and the Board of Directors regarding stockholder sentiment about our compensation policies and procedures, which the Compensation Committee will carefully review and consider when making future decisions regarding the compensation of our executive officers. Stockholders are encouraged to read the section entitled “Compensation Discussion & Analysis,” which describes how our compensation policies and procedures implement our compensation philosophy.
We believe the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our stockholders about compensation of our executive officers, which is established by the Compensation Committee, and designed to link pay with performance, while enabling the Company to attract and retain qualified talent on the executive management team.
As set forth in the Compensation Discussion & Analysis, the overall objective of our executive compensation program is to attract, retain, and engage the talent necessary to ensure Gibraltar's continued success and to ensure alignment of executive pay with stockholder interests and support Company goals and strategies. To achieve this, the Compensation Committee has designed compensation programs that:

•	Provide competitive total pay opportunities relative to an appropriate peer group;

•	Drive high performance through the use of programs that support and reward desired business results;

•	Reinforce commitment to operational excellence, quality, safety, innovation, and the environment; and

•	Manage compensation program costs and risks while providing for flexibility to vary costs in changing business environments.
As a result, a significant portion of our executive officers' overall compensation is performance-based, in that it depends on the achievement of both short and long-term financial goals and strategic objectives.
In 2017, incentive compensation represented 74% and 43% of the Chief Executive Officer’s and the other named executive officers’ target compensation opportunity, respectively. We believe that this emphasis on both short and long-term financial performance aligns executives’ and stockholders’ interests. The Compensation Committee believes that the executive compensation program is strongly aligned with the long-term interests of our stockholders and is effective in implementing our compensation philosophy and in achieving our strategic goals.
The Say-on-Pay vote gives you, as a stockholder, the opportunity to provide feedback on our executive compensation program by voting for or against the following resolution:
“RESOLVED, that the stockholders of Gibraltar Industries, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Definitive Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table, and other related tables and disclosure.”
The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth in the Compensation Discussion & Analysis, the Compensation Committee is of the view that the executive compensation for 2017 was reasonable and appropriate, justified by the performance of the Company and the result of a carefully considered approach.

Although the Say-on-Pay vote is non-binding, the Board of Directors and Compensation Committee will carefully review the outcome of the vote. The Compensation Committee will consider the outcome of the Say-on-Pay vote, as well as other communication from stockholders relating to our compensation practices, in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS DEFINITIVE PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC IN PROPOSAL 2.

COMPENSATION DISCUSSION & ANALYSIS

This section, Compensation Discussion & Analysis (the “CD&A”), provides the Company’s stockholders with information about the compensation awarded to our named executive officers (“NEOs”) who are listed in the Summary Compensation Table, and demonstrates how the compensation program encourages our NEOs to create stockholder value. The CD&A further illustrates the considerations the Compensation Committee has used and will continue to use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies if warranted.

Executive Summary

2017 Business Results
Gibraltar's executive pay philosophy is designed to promote alignment of executive pay with stockholder interests and to support Company goals and strategies. Executive compensation programs are designed and managed to promote value creation, to advance overall business objectives, and to attract, retain, and engage the workforce necessary to ensure the Company's continued success. The impact of our executive pay philosophy and executive compensation programs is reflected in the financial and strategic achievements of the Company in 2017 as outlined below.
Upon his appointment to the position of Chief Executive Officer, Mr. Heard introduced a value creation strategy to drive transformational change which includes a four-pillar approach consisting of a strong focus on operational excellence, product innovation, portfolio management, and acquisitions as a strategic accelerator for growth. The Company continued to execute upon the value creation strategy in 2017.
During 2017, the Company made progress on a number of initiatives that contributed to the success of the Company in context of our value creation strategy. One of these initiatives was the further implementation of the Company's 80/20 simplification process ("80/20"), which is a core component of the operational excellence pillar. We have recently completed the third year of our multi-year simplification initiative. Since initiating 80/20 in 2015, we have generated operating margin improvements from 80/20 simplification initiatives and have greatly exceeded our initial five-year target ending 2019 of $25 million of pre-tax savings. We are currently at the midway point of the 80/20 initiative and are starting the follow-on management tools of in-lining our manufacturing processes linked with trade focus initiatives to foster innovative, organic growth opportunities.
Additionally, during 2017, we executed transactions in our portfolio management and acquisition pillars. We completed the divestiture of our U.S. bar grating product line and exit of our European residential solar racking business, which helped contribute to the Company's realization of a higher rate of return on invested capital. Also, we completed the acquisition of a business with innovative parcel delivery products for strategic growth opportunities in our Residential Products Segment.
As a result of these efforts, the Company generated higher earnings, at a higher rate of return, with a more efficient use of capital in 2017 compared to the prior year. Additionally, the Company's financial results exceeded thresholds set for performance goals under the Company’s performance-based compensation programs due to the success realized from strategic initiatives during 2017.
The charts below compare our financial results from 2017 to 2016, 2015, and 2014, under the financial metrics that are used in determining (i) payouts under our Management Incentive Compensation Plan (“MICP”) and (ii) number of Performance Stock Units (“PSUs”) earned under our annual grant of performance-based equity compensation. Note that these financial measures differ from GAAP measures reported due to special charges. We add back these charges and gains, in accordance with the terms of our performance-based compensation programs, to provide a measurement of earnings from our ongoing operations and serve as a basis to assess the Company in future periods. These adjusted financial measures are reconciled to our GAAP financial measures within the CD&A.

The charts above reflect a link between incentive compensation and performance for 2017. On average our NEOs earned an annual incentive equal to 75% of target under our MICP and all of our named executive officers earned PSUs equal to 31% of target based on the return on invested capital, or "ROIC", performance goal. These performance goals were established with targets that were designed to provide opportunities for high performing executives to achieve above market rewards based upon outstanding business results.

The charts above further show the rising targets set by the Compensation Committee related to the NEO's performance compensation. Although the Company improved in all four metrics during 2016 and 2017, performance compensation payout percentages have trended down due to incorporating higher expectations of improvement in each metric.
Executive Compensation Highlights
Gibraltar is committed to a strong pay-for-performance philosophy that we believe meets or exceeds industry norms. Some of the best practices we employ to achieve this objective include:

What We Do	What We Don’t Do
Deliver a significant portion of executive compensation in the form of at-risk, performance-based compensation	Have single-trigger change-in-control agreements
Set performance goals for stock-based incentives on ROIC based on stockholder recommendations	Provide change-in-control cash benefits greater than 275% of cash compensation
Limit the maximum payout that can be received in our annual cash incentive plan to 150% of target	Maintain a supplemental executive retirement plan
Reward our executives with performance-based compensation awards linked to relative total stockholder return	Allow our directors and employees to enter into hedging and pledging transactions with Gibraltar stock
Require our directors and executive officers to satisfy stock ownership guidelines
Maintain a Clawback Provision that applies to all employees

Conclusion
The Compensation Committee believes the highlights above reflect the Company’s pay-for-performance philosophy and commitment to compensation programs that encourage the creation of sustainable, long-term stockholder value and alignment of the interests of senior management with those of our stockholders. Overall, the Company's performance in 2017 exceeded prior year, and led to compensation earned under our incentive compensation plans above the threshold performance level. Without a significant acquisition in 2017, the Company's performance did not exceed the targeted level of performance under the incentive compensation plans, with the exception of days of working capital. Furthermore, the Company's performance in 2017, which was the third year into the Company's five-year transformation strategy under the executive leadership of our Chief Executive Officer, continued to generate higher earnings than prior year, at a higher rate of return, with a more efficient use of capital.

We believe the Company's operating performance and the resultant level of performance compensation earned by our executive management team demonstrates the effectiveness of the Company’s pay-for-performance philosophy. The highlights above, as well as the information contained in this CD&A, further reflect the Compensation Committee’s aim to design a compensation program that is consistent with best practices and in line with pay practices used by our peer group.

Compensation Philosophy and Pay-for-Performance
The Compensation Committee's executive pay philosophy is designed to support Gibraltar's position as a leading manufacturer and distributor of residential, industrial, infrastructure, renewable energy, and conservation products. The executive pay philosophy will be restructured as necessary, to ensure alignment of executive pay with stockholder interests and to support the Company's goals and strategies.
The Company's executive compensation programs are designed and managed to promote value creation, to advance overall business objectives, and to attract, retain, and engage the talent necessary to ensure Gibraltar's continued success. The Compensation Committee focuses the design and delivery of the Company's compensation programs to achieve the following:

•	Provide competitive total pay opportunity levels relative to an appropriate group of our peer companies;

•	Drive high performance by our executive officers through the use of programs that support and reward desired business results;

•	Provide opportunities for high performing executive officers to achieve above market rewards;

•	Reinforce our commitment to operational excellence, quality, safety, innovation, and to the environment;

•	Manage current and future programs and risks; and

•	Provide the flexibility to vary costs through periods of change in our business.

Executive officer's and senior management’s interests are more directly aligned with the interests of our stockholders when compensation programs are significantly impacted by the value of our common stock, encourage ownership of our common stock, and reward both short and long-term financial performance. The significant elements of our compensation program for executive officers include base salary, the annual Management Incentive Compensation Plan (“MICP”), equity-based incentive compensation under the Long-term Incentive Plan ("LTIP"), other perquisites, and a non-qualified, equity-based deferred compensation plan (“MSPP”).
The Compensation Committee believes our LTIP, which includes performance-based and time-based equity awards, meets the objectives noted above. Another element of our compensation program, the MICP provides an annual incentive program to our executives which is based upon the achievement of financial and strategic goals. The Compensation Committee believes the other elements of our compensation program are competitive with the market for our management talent and allow us to attract, retain, and engage a highly qualified senior management team. As a result, the compensation programs include a substantial portion of performance-based compensation, including the MICP and performance-based equity awards issued under the LTIP.
Consistent with our executive pay philosophy, our CEO's target compensation is designed to be heavily weighted toward performance-based compensation. During 2017, as depicted in the chart below, 74% of our CEO’s target compensation was provided in the form of performance-based compensation, with an additional 8% attributed to time-vested stock awards. The target compensation of our other NEOs is also weighted toward performance-based compensation. During 2017, on average, 43% of our other NEOs compensation was performance based, with another 10% attributed to time-vested stock awards. The long-term value of time-vested stock awards will fluctuate with our stock price, thus aligning our executive officers’ interests with our stockholders’ interests.
The following charts highlight the targeted compensation mix for our CEO and the average mix for the other NEOs:
Performance-based compensation includes annual incentive compensation and performance-based equity awards. A significant portion of the executive officers’ compensation is at-risk based on the value of the Company’s common stock and financial performance. The above charts include targeted compensation generated from the Company match, which is provided for salary and MICP deferrals into our non-qualified deferred compensation plan, the MSPP, an important part of our compensation program. Compensation deferred into the MSPP is converted to restricted stock units and the aggregate amount deferred is also at-risk since the amounts paid are based on the value of the Company’s common stock. The structure of the MSPP furthers our goal of aligning the interest of our executive officers with the interests of our stockholders as it encourages the deferral of their current compensation for a future payment based on the Company's stock price.
Our annual MICP has the following performance related criteria:

i.	Adjusted earnings per share;

ii.	Adjusted operating margin;

iii.	Days of working capital; and

iv.	Achievement of strategic objectives.

The Compensation Committee believes the structure of the MICP incentivizes management to simplify and improve the Company's operations to generate higher earnings, at a higher rate of return, with a more efficient use of capital.

The performance criteria and weighting of each performance criteria change from year to year based on the Compensation Committee and management’s determination of the most significant objectives included in the Company's strategic plan. The achievement of individual strategic objectives was retained as a performance criterion in the MICP to continue to emphasize the importance of delivering on strategic objectives and goals that align with Gibraltar's four pillar value creation strategy. Overall, the most significantly weighted performance goal continues to be adjusted earnings per share, as the Compensation Committee wants to incentivize the executive management team to improve earnings.
A significant portion of our executive officer’s Long-Term Incentive Plan includes performance-based compensation composed of performance stock unit awards (“PSUs”). For 2017, PSUs were awarded to our executive officers and earned during the annual performance period based on the Company's ROIC compared to targeted ROIC.
As noted above under the “2017 Business Results,” our NEOs earned 75%, on average, of their target compensation under the annual MICP and 31% of the targeted PSU awards granted to them in February 2017. These percentages of target compensation were calculated based upon the financial results generated by the Company during 2017. A more detailed calculation of the amounts earned under these components of performance-based compensation can be found below in the section entitled “Elements of Our Compensation Program.”
The other significant components of compensation for our executive officers are not at-risk and consist of a competitive base salary and long-term incentive compensation consisting of time-based restricted stock units (“RSUs”). The RSUs convert to shares over a vesting period generally consisting of four years. The Compensation Committee believes the RSU awards align the executive officers’ goals with the interests of our stockholders as the officers are incentivized to adopt a long-term approach to value creation and increase the stock price through ownership of RSUs and shares of the Company’s common stock. Time-based equity awards provide a good balance between performance and share ownership which aligns with long term interests of our stockholders while at the same time encouraging continuity.

Distinguishing Awarded Compensation from Realized Compensation
It is important to distinguish the compensation awarded to our executive officers in 2017, as required to be reported under applicable SEC rules, from the compensation that was actually earned by our executive officers. Compensation reported within the Summary Compensation Table uses different measurements of the compensation reported depending on the type of compensation. The PSU compensation reported for each executive officer is disclosed at targeted award value, or grant-date fair value, while the compensation from the MICP reported in the table reflects the actual amount earned and paid to the executive officers, or realized value. If both portions of performance-based compensation were measured at their realized value, it would show the impact of actual performance on each executive officer’s compensation.
The following table provides the impact that performance-based and deferred compensation had on total compensation realized by our executive officers in 2017:

Name	Fixed Compensation			Performance Based Compensation
	Salary (2)	RSU Awards (3)	All Other (2)	MICP		PSUs and Stock Options		Deferred Compensation		Total Compensation
				Target (4)	Realized (2)	Target (2)	Realized (5)	Target (6)	Realized (6)	Target	Realized	% of Target
Frank G. Heard	$793,070	$1,581,011	$22,865	$840,000	$577,584	$2,427,788	$565,151	$699,134	$819,049	$6,363,868	$4,358,730	68%
Timothy F. Murphy	$344,137	$328,992	$27,742	$225,000	$172,440	$469,251	$129,838	$211,767	$61,313	$1,606,889	$1,064,462	66%
Kenneth W. Smith (1)	$139,310	$—	$99,075	$82,320	$68,951	$—	$—	$79,154	$265,117	$399,859	$572,453	143%
Cherri L. Syvrud	$248,384	$148,609	$31,169	$87,500	$68,696	$187,483	$44,552	$96,673	$42,451	$799,818	$583,861	73%
Jeffrey J. Watorek	$186,725	$98,012	$16,996	$40,000	$30,956	$40,015	$20,695	$53,341	$—	$435,089	$353,384	81%

(1)	Reflects Mr. Smith's pro rated compensation for the portion of 2017 that he was employed by the Company.

(2)	Amounts correspond to those set forth in the Summary Compensation Table.

(3)
RSU awards include $720,011, $131,242, $62,509, and $20,012 of compensation for Frank Heard, Timothy Murphy, Cherri Syvrud, and Jeffrey Watorek, respectively, related to the grant date fair value of RSUs issued under the annual LTIP program; $86,100 and $78,000 of compensation for Ms. Syvrud and Mr. Watorek, respectively, related to the grant date fair value of CEO discretionary RSUs; $861,000 of compensation for Mr. Heard related to the grant date fair value of RSUs issued under the equity grants in February 2017; and $197,750 of compensation for Mr. Murphy related to the grant date fair value of RSUs issued under the equity grants in April 2017. These amounts equal the value of restricted stock units from the Summary Compensation Table.

(4)	Equal to the target annual incentive compensation calculated for each NEO based upon a percentage of their salaries.

(5)
Equal to the actual number of PSU shares earned based on performance of the Company times the stock price as of December 31, 2017 which equaled $304,169, $69,533, $44,552, and $20,695 for Mr. Heard, Mr. Murphy, Ms. Syvrud, and Mr. Watorek, respectively; $260,982 of compensation for Mr. Heard related to the grant date fair value of non-qualified stock options issued under the equity grants in February 2017; and $60,305 of compensation for Mr. Murphy related to the grant date fair value of non-qualified stock options issued under the equity grants in April 2017.

(6)
The deferred compensation target equals the company-match shares that would be credited to their MSPP accounts if each NEO deferred all eligible amounts under the MSPP and the MICP was at target. The realized amount equals the value of the company-match shares added to each NEO’s MSPP account during 2017.

As shown above, the realized compensation earned by each Named Executive Officers ranged from 66% to 143% of targeted compensation. Realized compensation was less than target compensation as a result of the Company’s performance in relation to the performance goals set for the MICP and PSU awards. The Compensation Committee believes realized compensation is an important metric to understand when evaluating the effectiveness of the Company’s compensation programs.

Say-on-Pay Vote Results and Response
Based on the results of the Say-on-Pay vote at the 2017 Annual Meeting of Stockholders, in which Gibraltar received 97.0% support from its stockholders, the Compensation Committee concluded that the vast majority of stockholders approved of the Company’s compensation programs. The Company routinely meets with its stockholders to discuss the Company’s performance and strategic plan. During this process, the executive team often solicits feedback from stockholders on corporate governance and compensation matters.
In March 2018, we invited holders of approximately 67% of our shares, represented by twelve investor, to engage us. Six investors, holding in the aggregate approximately 28% of our shares, accepted our invitation. Our corporate governance topics included an overview of the Company's business strategy and the alignment of governance and compensation programs with the Company's business strategy, as well as an understanding of investors views on equity compensation plans. We held meaningful discussions with our investors on these topics. Overall, the discussions were very positive, with investors expressing support for the Company's compensation governance practices. A majority of the investors who engaged with us informed us that they are supportive of return on invested capital as a performance criterion and the corporate governance improvements we have implemented over the past few years. We shared feedback from these engagements with our Board.

Design of the Compensation Program
The Compensation Committee engaged independent compensation advisors, KFHG, during 2017 to provide survey information and assistance in the development of a compensation program for our executive officers which has a strong emphasis on performance and long-term incentives and which is competitive within our industry in terms of (1) base salaries, (2) annual incentives, and (3) long-term incentives. These three components are the key elements of the compensation program provided to our executive management team.
The Company’s compensation program is reviewed annually to ensure the goals of the program are met and is amended from time to time to incorporate changes consistent with current industry best practices. The compensation program compensates our executive officers through a mix of base salary, annual incentive payments, and long-term equity-based incentives.

Peer Company Analysis
The Compensation Committee considers the compensation of executives in a peer group of companies used for comparative data. The peer group selected by the Compensation Committee during 2017 consists of:

Actuant Corporation	Eagle Materials	Patrick Industries, Inc.
Albany International Corp.	Griffon Corporation	Ply Gem Holdings
American Woodmark	Insteel Industries	Quanex Building Products
A.O. Smith Corporation	L.B. Foster Company	Simpson Manufacturing
Apogee Enterprises	Masonite Industries	Trex Company
Armstrong World Industries	NCI Building Systems
The Company made minor changes to its peer group in 2017 to remove two companies from the peer group and added four peer companies to establish a group of seventeen peer companies. The Compensation Committee believes the chosen peer group aligns with best practices, provides a sufficient sample size from which we draw conclusions, and reflects a representative market for executive talent that our business faces. The peer companies were selected based on their comparable size, as measured by net sales and market capitalization, and industry. Companies within the selected peer group are all building products or industrial businesses that as of December 31, 2017 have revenues, market capitalization, or assets equal to 40% to 300% of Gibraltar’s.

Compensation Committee Approval Process
Management recommendations for salary increases and participation levels for all other components of our compensation program, for all executive officers other than the CEO, are made annually and are based on the CEO’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility, the Company’s financial position, and degree to which their efforts have contributed to the implementation of the Company’s strategies and goals. This information is then used by the Compensation Committee to review and establish the compensation of each executive officer. The CEO’s compensation package is determined by the Compensation Committee based upon the same criteria.
Final authority for the establishment of annual compensation packages of our executive officers resides with the Compensation Committee. Once base salaries are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive based upon the degree to which the Company’s annual goals have been achieved.
Based on the peer group analysis described above along with CEO and Compensation Committee review, targeted annual incentive compensation and long-term equity-based incentive compensation components of each executive officer’s total compensation were set at percentages of each executive officer’s base salary. Structuring our compensation to provide that a substantial portion of each executive officer’s total compensation is based on (i) an annual incentive program and (ii) an equity-based long-term incentive program rewards our executive officers for achieving clearly defined annual financial goals and for implementation of policies and practices which generate long-term appreciation in the value of the Company’s common stock. This provides the executive officers and stockholders a degree of certainty as to the level of incentive compensation which executive officers will be entitled to receive upon attainment of a specified level of performance.
The following table summarizes the targeted compensation for annual cash incentive compensation and equity incentive awards (including RSUs and PSUs) established by the Compensation Committee:

	Percentage of Salary
Position	Annual Incentive Compensation (MICP)	Long-term Equity Compensation (LTIP)
Chief Executive Officer	105%	150%
Chief Financial Officer (1)	60%	110% and 145%
Senior Vice President	35%	75%
Vice President	20%	50%

(1)
Mr. Murphy's percentage of salary for the MICP and LTIP was 60% and 110%, respectively. Mr. Smith's percentage of salary until his retirement in April 2017 for MICP and LTIP was 60% and 145%, respectively.

The Compensation Committee set the targeted annual incentive compensation and long-term equity compensation levels as a percentage of salary after consulting with KFHG. The Compensation Committee considers these compensation levels reasonable in comparison to the peer companies described above and tailored to the Company’s leadership structure, level of responsibility, and emphasis on pay-for-performance while also emphasizing stock ownership which we believe aligns management’s interests with the interests of our stockholders.

The long-term equity-based incentive plan, as developed by the Compensation Committee, provides executive officers the ability to earn long-term equity-based incentive compensation which is based, in part, on the passage of time and, in part, on the achievement of performance objectives. This plan was responsive to the desires of both the Compensation Committee and management to develop a long-term equity-based incentive program which would be more closely aligned with the interests of the Company’s stockholders than an equity-based incentive program that provided for payment solely on the expiration of time.
The Compensation Committee believes that the long-term equity-based incentive compensation structure described above promotes the interests of the Company’s stockholders by providing an incentive to executive officers to continue their employment with the Company as well as an incentive to create stockholder value. Furthermore, executive officers are provided an incentive to improve the value of the Company’s common stock over the long term because final payment of this long-term equity-based incentive compensation program is based on the price of the Company’s stock at the time of payment.

Consideration of Risk
We believe the design of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. Our compensation program is balanced and focused on the long term so that our executive officers are incentivized to deliver superior performance over sustained periods. In an effort to promote a focus on the long-term, these compensation plans are designed to allow for deferral of compensation and have elements that are only realizable upon retirement, providing strong incentives to implement policies that promote long-term value creation while avoiding excessive risk-taking in the short term.

Performance goals are established to align with our overall risk framework and reflect a balanced mix of financial measures designed to avoid placing excessive weight on a single measure. Compensation is also balanced among current cash payments, deferred cash, and equity awards. With limited exceptions, the Compensation Committee retains discretion to adjust compensation for quality of performance and adherence to Company values. Additionally, we have policies in place that limit the amount of compensation that can be earned under performance-based incentive programs, require our executive officers to own certain levels of Company stock, prohibit hedging and pledging activities, and include a Clawback Provision for all performance-based compensation.

Elements of Our Compensation Program
Our compensation program for executive officers and senior management contains the following elements:

•	Base Salary

•	Annual Management Incentive Compensation Plan (MICP)

•	Equity-based Incentive Compensation (Omnibus Plan)

•	Long-term Incentive Compensation Plan (LTIP)

•	Restricted Stock Units

•	Performance Stock Units

•	Non-qualified Deferred Compensation Plan (MSPP)

•	CEO's Supplemental RSU Pool

•	Equity Grants to CEO and CFO

•	Retirement Plans

•	Perquisites and Other Benefits

•	Change in Control Benefits

•	Generally Available Benefit Programs

Base Salary.  As noted above, the Company provides executive officers with a base salary established by the Compensation Committee, which reflects the level of responsibility held by our executive officers, rewards them for the day to day performance of their duties, and is competitive within our industry. Our competitive analysis includes a review of the base salaries and total compensation paid by our peer group companies to their executive officers.
The Compensation Committee established the base salary of our President and Chief Executive Officer at $800,000, in consultation with KFHG, and based upon an analysis of the base salaries of similarly positioned executives in our peer group. This analysis also provided a baseline for other components of compensation for the President and Chief Executive Officer, including stock-based compensation and annual incentive compensation targets.
We establish the base salaries of our other executive officers using the same process of analyzing the level of their responsibility and contribution to the Company’s overall objectives and taking into consideration the range of base salaries paid to similarly positioned executives by our peer group companies.

Annual Management Incentive Compensation Plan. Our annual Management Incentive Compensation Plan (“MICP”) provides alignment between executive management’s cash compensation and stockholder interests by rewarding management for achievement of performance targets that the Compensation Committee believes will enhance stockholder value.

MICP targets in 2017 included adjusted earnings per share ("Adjusted EPS"), adjusted operating margin ("Adjusted OM"), days of working capital ("DWC"), and the achievement of strategic objectives. The targets and thresholds for the achievement of MICP awards for 2017 compared to actual achievement and targets set for the prior year are as follows:

	Adjusted EPS		Adjusted OM		DWC
Level of Achievement	2017	2016	2017	2016	2017	2016
Threshold	$1.67	$1.13	10.0%	7.0%	53	58
80% Achievement	$1.85	$1.13	10.5%	7.7%	50	58
100% Achievement	$2.00	$1.40	11.0%	8.2%	49	57
150% Achievement	$2.30	$1.70	12.0%	9.1%	48	54

Actual	$1.71	$1.67	10.1%	10.0%	46	50
As shown above, the Adjusted EPS and Adjusted OM targets were equal to or exceed prior year results and set to significantly improve from the prior year targets. Further, the target and threshold developed for DWC were based on management’s goal to maintain working capital levels while promoting high service levels and maximizing cash flows from operations in an effort to efficiently use our capital. Additionally, the MICP includes achievement of strategic objectives as a fourth performance criterion. The strategic objectives were established to support the four pillars of the Company's value creation strategy. Points were assigned to specific strategic objectives for each executive officer. Their performance relative to completing each objective was evaluated on a point scale using specific measurements for their performance during the year. The percentage of attainment towards these strategic objectives was measured by comparing the actual points attained in all objectives compared to the total amount of points assigned to each objective. These targets and thresholds are reviewed on an annual basis to ensure alignment of incentive compensation with the Company’s goals.
Targeted annual incentive compensation under the MICP as a percentage of executive officer base salaries along with the potential payouts at threshold, target, and maximum levels are as follows:

Name	Targeted Annual Incentive Compensation as a Percentage of Base Salary		Potential Payout At
		Base Salary	Threshold	Target	Maximum
Frank G. Heard	105%	$800,000	$449,400	$840,000	$1,260,000
Timothy F. Murphy	60%	$375,000	$120,375	$225,000	$337,500
Kenneth W. Smith	60%	$411,600	$132,124	$246,960	$370,440
Cherri L. Syvrud	35%	$250,000	$46,813	$87,500	$131,250
Jeffrey J. Watorek	20%	$200,000	$21,400	$40,000	$60,000

The Compensation Committee believes incentivizing management to deliver improved earnings with a focus on the efficient use of capital will provide stockholders with value as higher profits and low working capital requirements lead to increased cash flow used to fund growth initiatives, including acquisitions. Accordingly, the Adjusted OM target is based upon a percentage of net sales to incentivize management to maximize profitability at any level of sales volume. The Compensation Committee also believes it is important for management to be incentivized to optimize working capital requirements which will maximize cash flow from operations, and in turn fund the growth of the Company. The combination of the three financial targets, respectively, Adjusted EPS, Adjusted OM, and DWC, incentivize management to maximize the return on investment for our stockholders. Furthermore, the Compensation Committee concluded that the metrics used in determination of the MICP payout are effectively connected to the creation of stockholder value.
During 2017, fifty percent (50%) of the MICP was based upon Adjusted EPS, twelve and a half percent (12.5%) was based upon Adjusted OM, another twelve and a half percent (12.5%) was based upon DWC, and twenty-five percent (25%) was based on the achievement of strategic objectives. The performance goals and weightings are reviewed by the Compensation Committee with management on an annual basis and adjusted if deemed appropriate by the Compensation Committee. The Compensation Committee reviews and alters the weightings and the targets to ensure the management team focuses on the key metrics during different periods. The maximum achievement under the MICP is limited to one hundred and fifty percent (150%).

The following summarizes the level of attainment for each financial performance goal during 2017 (dollar amounts in thousands):

	Adjusted EPS	Adjusted OM	DWC
Income from operations as reported		$92,849

Net income from continuing operations as reported	$62,965

Portfolio management costs, pre-tax and after tax	2,547	2,627
Restructuring costs, after tax	1,805	2,868
Senior leadership transition, after tax	433	705
Acquisition related costs, after tax	91	146
Tax reform	(12,535)	—
Adjusted operating income		99,195

Adjusted net income	$55,306
Weighted average shares outstanding - diluted	32,250

Net sales as reported		$986,918

Average net working capital (1)			$125,641
Average daily sales			$2,741

Actual results	$1.71	10.1%	46
MICP targets	$2.00	11.0%	49
Maximum payout target	$2.30	12.0%	48
Payout factor (2)	44.2%	43.2%	150.0%
Weighting	50.0%	12.5%	12.5%
MICP payout percentage	22.1%	5.4%	18.75%

(1)	Average net working capital was based on the 13-month average of accounts receivable and inventory less accounts payable for each month end between December 31, 2016 and December 31, 2017.
(2)
The payout factor for Adjusted EPS and Adjusted OM was calculated by comparing the difference between actual results and the minimum threshold to the difference between the target and the minimum threshold. In addition, since the DWC actual results outperformed the maximum payout target for the DWC performance goal, the payout factor was determined to be 150% for the DWC performance goal.

The following table summarizes how each executive officer performed on their strategic objectives during 2017 along with the performance on the three financial performance goals calculated above and the final payout factor:

	Strategic Objective Payout Factor			Financial Objective Payout Percentages
Name	Percentage Completion	Weighting	Payout Percentage	Adjusted EPS	Adjusted OM	DWC	Total Payout Percentage
Frank G. Heard	90.00%	25.00%	22.50%	22.11%	5.40%	18.75%	68.76%
Timothy F. Murphy	121.50%	25.00%	30.38%	22.11%	5.40%	18.75%	76.64%
Kenneth W. Smith	150.00%	25.00%	37.50%	22.11%	5.40%	18.75%	83.76%
Cherri L. Syvrud	129.00%	25.00%	32.25%	22.11%	5.40%	18.75%	78.51%
Jeffrey J. Watorek	124.50%	25.00%	31.13%	22.11%	5.40%	18.75%	77.39%
Note that we reference several adjusted financial measures to explain our 2017 results. Adjusted financial data excluded special charges consisting of restructuring activities primarily associated with the 80/20 simplification initiative and portfolio management actions, acquisition-related costs and other reclassifications including the impact of recent tax reform. We believe that the presentation of adjusted financial measures provides meaningful supplemental data to stockholders, as well as management, that are indicative of the Company’s core operations and facilitates comparison across reporting periods as well as to peer companies.
The Compensation Committee uses adjusted financial information to determine the incentive compensation paid to NEOs under our performance-based compensation plans in order to keep management motivated to make hard decisions to drive long-term value creation, such as entering into restructuring plans, and making acquisitions and divestitures despite the short-term costs associated with these activities. These items normally are not subject to the budgeting process and cannot necessarily be anticipated.

Equity-based Incentive Compensation.  We maintain an equity incentive compensation plan known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “Omnibus Plan”). Our Omnibus Plan is an integral component of our overall compensation structure and provides the Company a vehicle through which we make awards of equity-based compensation to our executive officers and other senior management employees.

Long-term Incentive Compensation Plan. The Compensation Committee has provided for grants of equity-based awards to our executive officers each year under the Long-term Incentive Plan (“LTIP”). Long-term equity-based awards have a value, at the time the award is made, equal to a percentage of the executive officer’s base salary. Equity awards consist of time-vested grants of restricted stock units (“RSUs”) and performance-based grants of performance stock units (“PSUs”). Targeted annual incentive compensation under RSU and PSU awards as a percentage of executive officer base salaries are as follows:

Position	Annual RSU Grants as a Percentage of Base Salary	Annual PSU Grants as a Percentage of Base Salary
Chief Executive Officer	90%	160%
Chief Financial Officer (1)	35% and 45%	75% and 100%
Senior Vice President	25%	75%
Vice President	10%	40%

(1)
Mr. Murphy's percentage of base salary for the Annual RSU Grants and Annual PSU Grants was 35% and 75%, respectively. Mr. Smith's percentage of base salary until his retirement in April 2017 for Annual RSU Grants and Annual PSU was 45% and 100%, respectively.

The number of RSUs issued to the Chief Executive Officer was increased from 55% of his salary in 2016 to 90% in 2017 based upon a comprehensive analysis of his compensation and the Compensation Committee's evaluation of his performance and the degree his efforts have contributed to the execution of the Company's strategic goals. Additionally, the Chief Executive Officer received an increase in the number of PSUs issued in 2017 to 160% of his salary from 95% in 2016 based upon the same evaluation.

Restricted Stock Units
Under the terms of restricted stock unit awards, vesting occurs at a rate of 25% per year. The vesting conditions which apply to RSUs granted to the executive officers under the Company’s long-term incentive plan are designed to reward executives for continuing their employment with the Company and for implementing policies and practices which increase the value of the Company’s common stock over a significant period of time.

Performance Stock Units
The number of PSUs earned were determined during the 2017 performance period based upon the Company’s return on invested capital (“ROIC,” as defined in the award) compared to the targeted ROIC. The Compensation Committee has selected ROIC as the performance goal used in determining payouts under PSU awards based on stockholder feedback and management’s recommendation. ROIC is an important metric to be considered when making investment decisions and a focus on ROIC will incentivize management to make careful considerations when allocating capital for equipment, innovative growth opportunities, acquisitions, and other growth initiatives. Although the PSU awards use only one performance metric to determine the number of units earned under the grants, the Compensation Committee believes ROIC is a broad measurement of performance that measures profitability, cash flow generation, and asset management. Given that ROIC is a broad performance metric, we believe this measure is indicative of the effectiveness of our executive management team.
Targeted ROIC was based upon the budget presented to the Board of Directors by the executive management team. The Compensation Committee approved the 2017 target of 14.0% based on the budgeted financial information presented. The threshold to earn any PSUs under the award was set at 12.0%. The maximum number of shares earned is limited to 200%, which a ROIC of 16.0% or higher would have provided.

In 2017, the executive officers earned 31% of the targeted PSUs awarded as calculated below:

2017 ROIC
Net income from continuing operations as reported	$62,965
Portfolio management costs, after tax	2,547
Restructuring costs, after tax	1,805
Senior leadership transition, after tax	433
Acquisition related costs, after tax	91
Tax reform	(12,535)
Adjusted net income	$55,306
Tax effected interest expense	9,205
Adjusted net income before interest	$64,511
Average adjusted invested capital (1)	$511,112
Return on invested capital	12.6%

PSU minimum threshold	12.0%
PSU target	14.0%
PSU maximum limit	16.0%
Payout factor (2)	31.0%

(1)	Average adjusted invested capital was based on the 13-month average of total stockholders’ equity adjusted for special charges plus net debt for the period ended December 31.

(2)	The payout factor for ROIC was calculated by comparing the difference between actual results and the minimum threshold to the difference between the target and the minimum threshold.
The number of PSUs earned is determined based on performance during the first year of the award and the earned PSUs are converted to shares of common stock based on the Company's stock price as of grant date.

The targeted number of PSU awards granted to each executive officer is based upon a percentage of each recipient’s base salary which is determined by the Compensation Committee in the same manner as the other elements of executive compensation. The following table calculates the number of PSU awards issued, earned, and the maximum number of PSU awards that could have been earned during 2017:

	Frank G. Heard	Timothy F. Murphy (1)	Kenneth W. Smith (2)	Cherri L. Syvrud	Jeffrey J. Watorek (3)
Salary as of grant date	$800,000	$375,000	$411,600	$250,000	$200,000
PSU grant as a percentage of salary	160%	75%	—%	75%	40%
Target compensation from PSU awards	$1,280,000	$281,250	$—	$187,500	$80,000
Stock price as of grant date	$43.05	$41.38	$—	$43.05	$39.55
PSUs awarded during 2017	29,733	6,797	—	4,355	2,023
Percentage of PSUs earned (per above)	31.0%	31.0%	0.0%	31.0%	31.0%
PSUs earned during 2017	9,217	2,107	—	1,350	627

Potential PSUs at Maximum	59,466	13,594	—	8,710	4,046

(1)
Effective as of April 1, 2017, Mr. Murphy was appointed to the offices of Senior Vice President and Chief Financial Officer of the Company with an annual base salary of $375,000 and target awards of 75% of base salary for performance stock units subject to performance goals established by the Compensation Committee. Accordingly, the PSUs awarded during 2017 to Mr. Murphy include two separate PSU awards. On February 1, 2017, Mr. Murphy, as Vice President, Treasurer and Secretary of the Company, was granted 3,554 PSU awards at a stock price of $43.05. Prior to being appointed to Senior Vice President and Chief Financial Officer, Mr. Murphy's annual base salary was $255,000 and PSU grant as a percentage of salary for 2017 was 60%. On April 3, 2017, Mr. Murphy was granted 3,243 PSU awards at a stock price of $39.55. Stock price as of grant date calculated based on weight average of the two PSU grants.

(2)	Due to the planned 2017 retirement of Mr. Smith, no equity based compensation awards were issued.

(3)	Grant of PSU awards based on stock price as of April 3, 2017.
The Compensation Committee believes this component of our compensation program more closely aligns executive officer compensation with the interests of the Company's stockholders by emphasizing ROIC and promotes retention of the Company's executive management team due to the three-year vesting period.

Non-qualified Deferred Compensation Plan.  One of the features of our Omnibus Plan (as described above) is the Management Stock Purchase Plan (“MSPP”), a non-qualified deferred compensation arrangement. The MSPP provides our executive officers the right to defer the receipt of their annual incentive compensation payment earned under the MICP and up to 25% of their base salary.
If, and to the extent that an executive officer defers any portion of his or her MICP payment or base salary, an account is established for his or her benefit under the MSPP and credited with RSUs equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of the MICP payment or base salary which was deferred. The price used to determine the number of RSUs credited to an executive officer’s account for MICP deferral is the 200-day closing average price per share of the Company’s stock determined one day prior to the date in which the compensation was earned and deferred. The Company’s use of a 200-day closing average price for valuing RSUs is intended to eliminate the effect of short-term market fluctuations on the number of RSUs awarded under our MSPP. The price used to determine the number of RSUs credited to an executive officer's account for salary deferral is the calendar quarter closing average price per share of the Company's stock determined as of the end of the applicable calendar quarter.
In addition to RSUs which are credited to the accounts of executive officers who elect to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, before the executive officer reaches age sixty (60).
RSUs credited to the account of an executive officer to reflect amounts deferred under the MSPP are paid to the participant upon a termination of employment. In addition, if the executive officer’s employment is terminated after age sixty (60), the participant will be entitled to receive payment for Matching RSUs.
The following table summarizes the amount each NEO deferred into the MSPP during 2017, the number of RSUs credited to their MSPP accounts, and the matching RSUs credited to their MSPP accounts:

Name	2017 Deferred Compensation	RSUs Credited to MSPP for
		Officer Deferrals	Company Match
Frank G. Heard	$1,158,156	31,089	21,866
Timothy F. Murphy	$81,750	2,154	1,615
Kenneth W. Smith	$365,098	9,268	6,809
Cherri L. Syvrud	$42,451	1,118	1,118
Jeffrey J. Watorek	$—	—	—

The amount to be paid to a participant upon termination of his or her employment is equal to the number of RSUs credited to his or her account (including Matching RSUs, if applicable) multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the day immediately preceding the participant’s termination.
Payment of the amount determined above is made to the participant based on an election made prior to the deferral in either (a) a lump sum, (b) five substantially equal annual installments, or (c) ten substantially equal annual installments, beginning six months after the date of termination. During the period that the installment payments are being made, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten-year US Treasury Notes plus two percent (2%).
We believe the MSPP furthers our compensation objectives of aligning the interests of our executive officers with stockholder interests by providing the executive officers an opportunity to increase post-termination compensation as a result of increases in the value of the Company’s common stock over their careers.

CEO's Supplemental RSU Pool. In 2017, at the request our Chief Executive Officer, the Compensation Committee established a pool of RSUs and granted the CEO authority to issue RSUs from this pool at his discretion. If the CEO desires to issue RSUs from this pool to an executive officer, Compensation Committee approval is required. The awards are intended to provide the CEO with a tool to (a) recognize significant accomplishment or effort not sufficiently recognized by the Company's annual or long-term incentive programs, (b) provide an incentive for retention, (c) acknowledge potential for leadership development, and (d) recognize a promotion or increased responsibilities. Awards are issued in the form of restricted stock or restricted stock units and generally cliff vest after a three-year period. Ms. Syvrud and Mr. Watorek were each awarded 2,000 RSUs during 2017 under the CEO's Supplemental RSU Pool, respectively.
Equity Grants to CEO and CFO. To provide the senior executive team with a long-term, performance-based incentive to generate value for our stockholders, the Compensation Committee awarded Mr. Heard, CEO, a grant of equity awards on February 1, 2017, and Mr. Murphy, CFO, a grant of equity awards on April 3, 2017 consisting of the following:

Type of Awards	Frank G. Heard		Timothy F. Murphy
	Award Granted	Grant Date Fair Value	Award Granted	Grant Date Fair Value
Non-qualified stock options	20,000	$260,982	5,000	$60,305
Restricted stock units (RSUs)	20,000	$861,000	5,000	$197,750
Performance stock units (TSR PSUs)	20,000	$886,800	5,000	$191,800
Total		$2,008,782		$449,855

All of Mr. Heard's and Mr. Murphy's awards cliff-vest after three years on February 1, 2020 and April 3, 2020, respectively, and will be settled in shares of Gibraltar stock. The exercise price of the stock options was set equal to the grant date stock price. The TSR PSUs will be earned based upon the Company's relative total stockholder return ("TSR") generated over a performance period beginning February 2, 2017 and ending February 1, 2020 compared to the TSR of companies within the S&P SmallCap Industrial Sector Index. The payout factor applied to the target TSR PSUs granted is based upon meeting a threshold of the 40th percentile. At the 40th percentile, 100% of the TSR PSUs will be issuable. If Gibraltar's TSR does not exceed the 40th percentile, no TSR PSUs will be issuable. A ranking between the 40th and 90th percentiles results in an adjustment of the number of TSR PSUs issuable on a straight-line basis until the maximum award limit is reached at the 90th percentile where the executive will be entitled to the issuance of 150% of the TSR PSUs awarded.

The equity grant was made to recognize the future potential of these executives as leaders in our Company and to more closely align their interests to the interests of our stockholders. As 70% of the fair value of the award is directly tied to total shareholder return, the Compensation Committee used this award to ensure that these executives are significantly and immediately impacted by share price appreciation. The substantial performance-based component of the TSR PSUs and stock options is designed to motivate the CEO and CFO to further execute under Gibraltar's four-pillar strategic plan over the three-year vesting period and ultimately create value for our stockholders.

The Compensation Committee also considered the total direct compensation of the CEO and CFO compared to the peer group when it awarded this equity grant. The total direct compensation for both Mr. Heard and Mr. Murphy are less than the median compensation for our peer group. These awards were intended to reduce the gap between the median compensation provided to executives within our peer group and the compensation awarded to our CEO and CFO under our base compensation programs.

Although all the compensation related to these awards is captured within the Summary Compensation Table in 2017, the Compensation Committee considers these awards as compensation related to the vesting period, which spans the next three years.

Retirement Plans.  All of our executive officers are entitled to participate in our Gibraltar 401(k) Plan. The Company does not provide any other retirement benefits aside from the 401(k) Plan.

Perquisites and Other Benefits.  We annually review the perquisites that executive management receives. After reviewing the benefits provided to NEOs, the Compensation Committee eliminated all tax gross-up payments beginning January 1, 2017. Additionally, during 2017, the former Chief Financial Officer had the right, under the terms of the executive auto policy, to keep his company-leased automobile, and this one-time perquisite is included below in the Summary Compensation Table.

Change in Control Benefits.  Our executive officers have been a key component in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive management are aligned with the long-term success of the Company. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to vigorously negotiate the optimal financial terms for our shareholders in the event of any potential, future change in control transactions.
Our Change in Control benefits for our Chief Executive Officer and Chief Financial Officer provide for the protection of previously granted equity-based incentive compensation and provide for a cash payment upon the consummation of the Change in Control transaction and subsequent termination of employment.
The cash components of any change in control benefits are paid in one lump sum, except in the case of Mr. Heard whose benefit includes an amount equal to his base salary payable over twelve months with the balance of his benefit payable in a lump sum. For more information concerning amounts our executive officers are entitled to receive upon a termination of employment and change in control, see “Potential Payments Upon Termination or Change in Control” below.

Generally Available Benefit Programs. The executive officers also participate in the Company’s other generally available benefit plans on the same terms as other employees at the Company’s headquarters. These plans include pay in lieu of time off, medical and dental insurance, life insurance, a supplemental salary continuation plan providing supplemental short-term disability benefits, and the Company’s matching contribution to the Gibraltar 401(k) Plan. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Employment Agreements
CEO Employment Agreement. The Company entered into an amended Employment Agreement with Frank G. Heard when he was promoted to President and Chief Executive Officer (“CEO”) effective as of January 1, 2015. The Employment Agreement provides for the following:

•	The term of the CEO’s employment will continue until terminated by the Company or the CEO;

•	Establishment of the CEO’s annual base salary which may be adjusted from time to time, by the Compensation Committee;

•	The CEO will be eligible to receive an annual bonus under the MICP and long-term incentive compensation as determined under the LTIP;

•	The CEO will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; and

•
Upon a termination of the CEO’s employment by the Company, without cause, or by the CEO for good reason, the CEO will be entitled to a severance benefit in an amount equal to 1.75 times his base salary.

Clawback Policy
The Company has a Clawback Policy which requires reimbursement of an executive officer’s performance-based compensation if the independent members of the Board determine that the executive engaged in fraudulent conduct that resulted in a restatement of financial statements filed with the Securities and Exchange Commission. The Clawback policy extends to all employees of the Company.

This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.gibraltar1.com.

Tax Considerations
Beginning in 2018, Section 162(m) of the Internal Revenue Code limits the federal income tax deduction for annual individual compensation to $1,000,000 for the Company's NEOs subject to a transition rule for written binding contracts in effect on November 2, 2017 and not materially modified after that date. Prior to 2018, qualifying performance-based compensation was not subject to the deduction limit if certain requirements are met. The Section 162(m) limitation resulted in a disallowed tax deduction for compensation expense of $457,000 in 2017. Historically, the Company's compensation programs were generally designed to qualify for this performance-based exception.

Additionally, Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. The Company’s non-qualified deferred compensation arrangements are intended to comply with Section 409A.

Conclusion
The Compensation Committee believes the Company’s executive compensation program includes a balanced blend of salary, time-based and performance-based compensation plans that enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders.

The high percentage of performance-based compensation for our executive officers re-enforces the Compensation Committee’s commitment to a pay-for-performance philosophy. The incentive programs encourage the executive team to drive operational improvements and make strategic planning decisions that lead to improved financial performance and the creation of stockholder value. As a result, the Compensation Committee recommends you vote FOR the "Say-on-Pay" vote in Proposal 2.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the contents of the above Compensation Discussion & Analysis section of this Definitive Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Definitive Proxy Statement and incorporated by reference in the Company’s annual report on Form 10-K filed February 27, 2018.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

Sharon M. Brady
Craig A. Hindman
Vinod M. Khilnani
William P. Montague

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

			Stock Awards
			Restricted Stock Unit Awards	Non-qualified Stock Options	Performance Stock Unit Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation
Name	Year	Salary (3)	(4)	(5)	(6)	(7)	(8)	(9)	Total
Frank G. Heard	2017	$793,070	$1,581,011	$260,982	$2,166,806	$577,584	$819,049	$22,865	$6,221,367
	2016	$715,135	$393,254	$—	$679,246	$959,888	$854,375	$42,394	$3,644,292
	2015	$699,077	$942,001	$191,750	$1,794,501	$1,020,000	$157,710	$78,442	$4,883,481
Timothy F. Murphy (1)	2017	$344,137	$328,992	$60,305	$408,946	$172,440	$61,313	$27,742	$1,403,875
	2016	$240,673	$84,359	$—	$143,991	$81,750	$57,656	$40,460	$648,889
	2015	$212,331	$76,321	$—	$123,006	$76,875	$14,971	$44,491	$547,995
Kenneth W. Smith (1)	2017	$139,310	$—	$—	$—	$68,951	$265,117	$99,075	$572,453
	2016	$404,497	$181,795	$—	$403,991	$330,270	$310,376	$73,135	$1,704,064
	2015	$399,500	$570,999	$95,875	$1,027,244	$346,500	$121,994	$74,168	$2,636,280
Cherri L. Syvrud (2)	2017	$248,384	$148,609	$—	$187,483	$68,696	$42,451	$31,169	$726,792
	2016	$168,750	$56,251	$—	$112,469	$84,902	$—	$75,177	$497,549
Jeffrey J. Watorek (1)	2017	$186,725	$98,012	$—	$40,015	$30,956	$—	$16,996	$372,704

(1)
Mr. Smith relinquished his duties as Chief Financial Officer effective April 1, 2017, and retired as an executive officer of the Company on May 3, 2017. Mr. Murphy was appointed as Senior Vice President and Chief Financial Officer in April 1, 2017. Mr. Murphy resigned from his position as Vice President, Treasurer and Secretary of the Company effective April 1, 2017. Mr. Watorek was appointed as an executive officer and Vice President, Secretary and Treasurer of the Company on April 1, 2017.

(2)	Ms. Syvrud was hired as Senior Vice President of Human Resources and Organization Development on April 4, 2016, and appointed an executive officer of the Company on May 5, 2016.

(3)
Includes amounts, if any, deferred at the direction of the executive officer. Salaries vary from the amounts disclosed in the CD&A as a result of the timing of promotions and annual salary increase during 2017.

(4)
This column represents the grant date fair value of restricted stock units granted that year. Fair value was calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. The 2017 RSU awards include $720,011, $131,242, $62,509, and $20,012 of compensation for Mr. Heard, Mr. Murphy, Ms. Syvrud, and Mr. Watorek, respectively, related to the grant date fair value of RSUs issued under the annual LTIP program; $86,100 and $78,000 of compensation for Ms. Syvrud and Mr. Watorek, respectively, related to the grant date fair value of CEO discretionary RSUs; and $861,000 and $197,750 of compensation for Messrs. Heard and Murphy, respectively, related to grant date fair value of RSUs issued under the equity grant in February 2017 to Mr. Heard and April 2017 to Mr. Murphy. The equity grants awarded to the CEO and CFO in February 2017 and April 2017, respectively, which cliff vest in three years and are intended as a three-year award.

(5)
This column represents the grant date fair value of non-qualified stock options granted that year. Fair value was calculated using a Black-Scholes valuation model. The non-qualified stock options were a part of the equity grant made to the CEO and CFO in February 2017 and April 2017, respectively, which cliff vest in three years and are intended as a three-year award.

(6)
This column represents the grant date fair value of PSUs and TSR PSUs granted during the year. For PSUs awarded in February 2017 under the annual LTIP program to Mr. Heard, Mr. Murphy and Ms. Syvrud, as well as PSUs awarded in April 2017 under the annual LITP program to Messrs. Murphy and Watorek, the assumptions applicable to these valuations can be found in Note 12 of the Notes to Consolidated Financial Statements - Equity-Based Compensation contained in the Gibraltar Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2017.

PSUs issued under the annual LTIP program include $1,280,006, $217,146, $187,483, and $40,015 of compensation for Mr. Heard, Mr. Murphy, Ms. Syvrud, and Mr. Watorek, respectively; and $886,600 and $191,800 of compensation for Messrs. Heard and Murphy, respectively, related to the grant date fair value of TSR PSUs issued under the equity grant in February 2017 to Mr. Heard and April 2017 to Mr. Murphy. The TSR PSUs awarded to the CEO and CFO in February 2017 and April 2017, respectively, which cliff vest after three years and are intended as a three-year award.
The actual number of units earned under 2017 annual LTIP program differed based on the performance of the Company as measured by its ROIC (as defined in the award) compared to targeted ROIC. Additionally, the actual number of units earned under the 2017 TSR PSU awards differed based on the performance of the Company as measured by its total shareholder return (as defined in the award) compared to the S&P SmallCap Industrial Sector Index. Further information regarding these awards can be found above in the CD&A. As a result, the actual compensation that will be earned under these PSU awards may vary significantly from the grant date fair value disclosed.

The following table provides a summary of the compensation earned using the actual number of PSUs earned during the 2017 performance year and the closing price of the Company's common stock as of December 31, 2017:

Name	PSUs Awarded	PSU Payout Percentage	PSUs Earned	Stock Price	Fair Value of Compensation Realized in 2017
Frank G. Heard	29,733	31%	9,217	$33.00	$304,161
Timothy F. Murphy	6,797	31%	2,107	$33.00	$69,531
Cherri L. Syvrud	4,355	31%	1,350	$33.00	$44,550
Jeffrey J. Watorek	2,023	31%	627	$33.00	$20,691

The following table provides a summary of the compensation realized using the number of 2017 TSR PSUs earned to date during the first year of the three-year performance period and the closing price of the Company's common stock as of December 31, 2017:

Name	PSUs Awarded	PSU Payout Percentage	PSUs Earned	Stock Price	Fair Value of Compensation Realized in 2017
Frank G. Heard	20,000	—%	—	$33.00	$—
Timothy F. Murphy	5,000	—%	—	$33.00	$—

(7)	This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years.

(8)	This column represents the Company contributions to the non-qualified deferred compensation plans for each of the named executives, which is included in the Non-qualified Deferred Compensation Table.

(9)	This column represents the following 2017 other compensation:

Other Compensation	Frank G. Heard	Timothy F. Murphy	Kenneth W. Smith	Cherri L. Syvrud	Jeffrey J. Watorek
401(k) match	$10,800	$10,800	$4,484	$10,800	$8,564
Personal use of Company autos	5,346	6,771	73,798	8,184	7,108
Club dues	5,323	—	—	—	—
Healthcare benefits	1,021	6,405	5,277	3,521	1,324
Pay in lieu of time off	—	3,766	10,678	8,664	—
Other	375	—	4,838	—	—
Total	$22,865	$27,742	$99,075	$31,169	$16,996

Other payments noted above did not exceed $25,000 or 10% of the amount of total perquisites.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Frank G. Heard
	MICP (1)	$449,400	$840,000	$1,260,000				—	—	$—
	Feb. 1, 2017 (2)				20,000	20,000	30,000	—	—	$—
	Feb. 1, 2017 (3)							16,725	—	$—
	Feb. 1, 2017 (4)				—	29,733	59,466	—	—	$—
	Feb. 1, 2017 (5)							20,000	—	$—
	Feb. 1, 2017 (6)							—	20,000	$43.05
	Feb. 24, 2017 (7)							44,252	—	$—
	Mar. 31, 2017 (7)							1,592	—	$—
	Jun. 30, 2017 (7)							2,289	—	$—
	Sep. 30, 2017 (7)							2,294	—	$—
	Dec. 31, 2017 (7)							2,528	—	$—
Timothy F. Murphy
	MICP (1)	$120,375	$225,000	$337,500				—	—	$—
	Feb. 1, 2017 (3)							592	—	$—
	Feb. 1, 2017 (4)				—	3,554	7,108	—	—	$—
	Feb. 24, 2017 (7)							3,769	—	$—
	Apr. 3, 2017 (2)				5,000	5,000	7,500	—	—	$—
	Apr. 3, 2017 (3)							2,674	—	$—
	Apr. 3, 2017 (4)				—	3,243	6,486	—	—	$—
	Apr. 3, 2017 (5)							5,000	—	$—
	Apr. 3, 2017 (6)							—	5,000	$39.55
Kenneth W. Smith
	MICP (1)	$132,124	$246,960	$370,440				—	—	$—
	Feb. 24, 2017 (7)							15,226	—	$—
	Mar. 31, 2017 (7)							851	—	$—
	Jun. 30, 2017 (7)							471	—	$—
Cherri L. Syvrud
	MICP (1)	$46,813	$87,500	$131,250				—	—	$—
	Feb. 1, 2017 (3)							1,452	—	$—
	Feb. 1, 2017 (4)				—	4,335	8,670	—	—	$—
	Feb. 1, 2017 (8)							2,000	—	$—
	Feb. 24, 2017 (7)							2,237	—	$—
Jeffrey J. Watorek
	MICP (1)	$21,400	$40,000	$60,000				—	—	$—
	Apr. 3, 2017 (3)							506	—	$—
	Apr. 3, 2017 (4)				—	2,023	4,046	—	—	$—
	Apr. 3, 2017 (8)							2,000	—	$—

(1)
Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan (“MICP”) for performance in 2017. The maximum payment under this plan is limited to 150% of target.

(2)
On February 1, 2017, Mr. Heard received 20,000 TSR PSUs, and on April 3, 2017, Mr. Murphy 5,000 TSR PSUs, respectively, that cliff vest at the end of a three-year performance period, at which time the vested units will convert into shares. The number of units that vest will be determined at the end of the performance period based upon the Company's relative total stockholder return ("TSR") as compared to the TSR of companies in the S&P SmallCap Industrials Index ("Index"). The threshold and target are both set at attaining at least the 40th percentile ranking of TSR compared to the Index. The maximum payment under this award is set equal to 150% of the TSR PSUs awarded, which can be attained by generating a TSR that is equal to or greater than the TSR at the 90th percentile of the Index. The grant date fair value of the award is used to disclose the threshold, target, and maximum payments above.

(3)	Consists of restricted stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.

(4)	Consists of performance stock units issued under the Company's Long-term Incentive Plan that convert to shares upon vesting.

(5)	On February 1, 2017 and April 3, 2017, Mr. Heard and Mr. Murphy, respectively, received restricted stock units that convert to shares after three-year cliff vesting period.

(6)	On February 1, 2017 and April 3, 2017, Mr. Heard and Mr. Murphy, respectively, received non-qualified stock options that cliff vest after three years.

(7)
Consists of restricted stock units issued under the Management Stock Purchase Plan (“MSPP”). Of the restricted stock units issued in 2017, 31,089, 2,154, 9,582, and 1,119 units issued to Messrs. Heard, Murphy, Smith, and Ms. Syvrud, respectively, represent units purchased through deferral of bonus and salary and 21,866, 1,615, 6,966, and 1,118 units issued to Messrs. Heard, Murphy, Smith, and Ms. Syvrud, respectively, represent the Company’s match. These restricted stock units convert into a hypothetical cash account upon vesting, which occurs upon both the attainment of age sixty (60) and termination of employment. If employment is terminated prior to the executive officer attaining sixty (60) years of age, matching units are forfeited. Upon termination of employment the balance in the hypothetical cash account is paid out as either a lump sum, over five years, or over ten years.

(8)	Consists of restricted stock unit awards issued under a program to award management with supplemental shares at the CEO's discretion.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Frank G. Heard	—	20,000	—	$43.05	2/1/2027	119,023	$3,927,759	124,754	$3,985,890
Timothy F. Murphy	—	5,000	—	$39.55	4/3/2027	32,144	$1,060,752	28,456	$909,169
Kenneth W. Smith	—	—	—	$—	—	—	$—	—	$—
Cherri L. Syvrud	—	—	—	$—	—	6,168	$203,544	5,870	$187,547
Jeffrey J. Watorek	1,000	—	—	$22.16	9/19/2018	5,676	$187,308	—	$—
	2,000	—	—	$13.72	9/14/2019
	2,000	—	—	$8.90	9/14/2020
	2,500	—	—	$9.74	9/14/2021

(1)	a. Restricted stock units vest as follows:
Mr. Heard - 4,170 units that vests June 11, 2018; 20,000 units vesting at a rate of 33% a year beginning December 29, 2018; 9,593 units vesting at a rate of 33% a year beginning January 2, 2018; 14,318 units vesting at a rate of 25% a year beginning February 1, 2018; 16,725 units vesting a rate of 25% a year beginning February 1, 2018; 25,000 that cliff vest on December 31, 2018; and 20,000 that cliff vest on February 1, 2020.
Mr. Murphy - 254 units that vest on January 2, 2018; 643 units vesting at a rate of 33% a year beginning January 2, 2018; 874 units vesting at a rate of 25% a year beginning February 1, 2018; 592 units vesting at a rate of 25% a year beginning February 1, 2018; 2,674 units vesting at a rate of 25% a year beginning April 3, 2018; 17,000 units that vest on October 7, 2023 and upon his retirement from the Company; 3,000 units that cliff vest on February 17, 2019; and 5,000 units that cliff vest on April 3, 2020.
Ms. Syvrud - 1,366 units vesting at a rate of 25% a year beginning June 10, 2018; 1,452 units vesting at a rate of 25% a year beginning February 1, 2018; and 2,000 units that cliff vest on February 1, 2020.
Mr. Watorek - 299 units that vest on September 4, 2018; 618 units that vest at a rate of 50% a year beginning September 4, 2018; 426 units vesting at a rate of 33% a year beginning September 6, 2018; 506 units vesting at a rate of 25% a year beginning April 3, 2018; 1,200 units that cliff vest on February 17, 2019; and 2,000 units that cliff vest on May 4, 2020.

b. Performance stock units vest as follows:
Mr. Heard - 9,217 units that cliff vest on December 31, 2019.
Mr. Murphy - 2,107 units that cliff vest on December 31, 2019.
Ms. Syvrud - 1,350 units that cliff vest on December 31, 2019.
Mr. Watorek - 627 units that cliff vest on December 31, 2019.

(2)
Represents performance stock units (“PSUs”) earned during their respective performance periods which will be converted to cash as follows (based upon the trailing 90-day stock price): (a) on February 1, 2018, 68,826 and 16,600 PSUs earned by Messrs. Heard and Murphy, respectively; (b) on February 1, 2019, 55,928 and 11,856 PSUs earned by Messrs. Heard and Murphy, respectively; and (c) on April 4, 2019, 5,870 PSUs earned by Ms. Syvrud.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Frank G. Heard	—	$—	23,737	$883,188
Timothy F. Murphy	—	$—	1,109	$46,597
Kenneth W. Smith	—	$—	52,940	$2,179,456
Cherri L. Syvrud	—	$—	455	$19,588
Jeffrey J. Watorek	—	$—	1,086	$31,763

Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY (2)		Aggregate Earnings (Losses) in Last FY		Aggregate Withdrawals/Distributions (4)	Aggregate Balance at Last FYE
Frank G. Heard	$1,158,156	(1)	$819,049	(1)	$(501,184)	(3)	$—	$5,680,606	(5)
Timothy F. Murphy	$81,750	(1)	$61,313	(1)	$(85,606)	(3)	$—	$1,103,895	(5)
Kenneth W. Smith	$365,098	(1)	$265,117	(1)	$1,279,936	(3)	$(2,793,456)	$6,291,505
Cherri L. Syvrud	$42,451	(1)	$42,451	(1)	$(11,250)	(3)	$—	$73,652	(5)
Jeffrey J. Watorek	$—		$—		$—		$—	$—

(1)
Represents the deferred amount of the annual incentive compensation award earned under the Management Incentive Compensation Plan during 2016 and salary deferrals in 2017 together with related matching contributions from the Company.

(2)	Amounts reported are included as compensation in the Summary Compensation Table above.

(3)	Represents the associated earnings and losses on the balance of each participating executive officer's account under the Management Stock Purchase Plan during 2017.

(4)	Represents the associated retirement payment from the balance of the participating former executive officer’s account under the Management Stock Purchase Plan during 2017.

(5)
Amount includes $2,337,284, $396,206 and $36,826 attributable to matching RSUs for Messrs. Heard and Murphy, and Ms. Syvrud, respectively, that will vest on each of their sixtieth (60th) birthdays if they continue their employment through such date.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are now required to disclose the ratio of the total annual compensation of our CEO to that of our median employee. Accordingly, Item 402(u) of Regulation S-K requires the Company to disclose (i) the median of the annual total compensation of the employees of Gibraltar, except the CEO ("median employee"); (ii) the annual total compensation of the CEO of Gibraltar; and (iii) the ratio of the amount of the annual total compensation of the CEO to the amount of the median annual total compensation of the employees of Gibraltar, except the CEO.

We selected December 31, 2017 as the date upon which we would identity the median employee. The Company's median employee was identified by calculating the annual total compensation during the twelve months ended December 31, 2017 for the employees of Gibraltar, except the CEO of Gibraltar, that were employed as of December 31, 2017. The fixed compensation of employees hired during the year and employed as of December 31, 2017 was annualized.

In addition, the following methodology and material assumptions, adjustments, estimates that we used to identify the median employee included the following: (i) Non-U.S. employees in China, Egypt, and Japan accounted for 3.4% of Gibraltar's employees, and therefore have been excluded under the "de minimis" exemption allowed under Item 402(u)(4)(ii); and (ii) in accordance with Item 402(u), we omitted 30 employees that became Gibraltar's employees as the result of a business acquisition during the year ended December 31, 2017.

As calculated using the methodology required for the Summary Compensation Table, the annual total compensation of Mr. Heard was $6,221,367. The annual total compensation of the selected median employee was $48,367. As a result, the calculated ratio of the median employee annual total compensation to the CEO's annual total compensation is 129 to 1. This ratio is a reasonable estimate calculated in the manner consistent with Item 402(u) of Regulation S-K.

Further, we have calculated an additional pay ratio for informational purposes to disclose the ratio of the total annual realized compensation of our CEO to that of our median employee. This additional ratio uses the same data and information described above to identify the median employee but, instead of using CEO compensation as presented in the Summary Compensation Table, uses total compensation realized in 2017 for the CEO, as presented in the CD&A, and the median employee, respectively. The annual total realized compensation of Mr. Heard was $4,358,730. The annual total realized compensation of the selected median employee was $48,367. As a result, the calculated ratio of the median employee annual total realized compensation to the CEO's annual total realized compensation is 90 to 1.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

In 2015, Gibraltar's President and Chief Executive Officer (“CEO”), Frank Heard, entered into an amended employment agreement that provides for a severance payment equal to 1.75 times his base salary upon his termination without cause or a voluntary termination with good reason. The employment agreement also establishes benefits that would be earned in the event of death or disability.
The awards of restricted stock units (“RSUs”) which the Company has made to its executive officers provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is terminated by the Company without cause or in the case of the CEO for “good reason.” In each case, a termination without cause will be considered to have occurred if the executive officer's employment is terminated by the Company for any reason other than a determination by the Compensation Committee that the executive officer has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
The awards of performance stock units (“PSUs”) which the Company has made to its executive officers provide that if employment of an executive officer's employment is terminated by the Company without cause or after one year from the date of grant if the executive officer has attained age 60 and completed at least five years of service to the Company, the executive officer will be entitled to payment for the PSUs earned prior to termination. Additionally, the awards of PSUs provide that if a change in control of the Company occurs, the executive officers will be entitled to payment for PSUs earned prior to the change in control together with payment, at the targeted performance level, for performance periods ending after the date the change in control occurs.
The Company has also entered into change in control agreements (the “Change in Control Agreements”) with the CEO, and Senior Vice President and Chief Financial Officer ("Timothy Murphy" or “CFO”). Both Change in Control Agreements contain double trigger payment provisions. Accordingly, upon the occurrence of a change in control and termination of employment, the CEO and CFO are entitled to receive severance payments equal to 275% and 200%, respectively, of their annual cash compensation. These payments are made in one lump sum, except in the case of the CEO whose benefit includes an amount equal to his base salary payable over twelve months with the balance of the benefit payable in a lump sum.
The Change in Control Agreements define annual cash compensation as the sum of (i) the executive’s annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and (ii) the highest annual bonus paid to him during the three years immediately preceding the year in which the change in control occurs. The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company.

In all Change in Control Agreements, a change in control will be deemed to occur if:

i.	Any person or group, other than an affiliate of the Company, acquires 35% or more of the common stock of our Company without approval of the Board of Directors;

ii.	There is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; or

iii.	We enter into certain merger or consolidation transactions, and the executive’s employment is terminated without cause or the executive resigns for good reason.

The following tables set forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2017, on which date, the closing price per share of the Company’s stock was $33.00. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2017, and that, at the time of such retirement, the executive satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program.

Payments upon Termination of Employment

Frank G. Heard

Source of Payment	Voluntary Termination	Voluntary Termination for Good Reason	Retirement	Termination without Cause	Termination for Cause	Death	Disability
Employment Agreement (1)	$197,260	$1,400,000	$—	$1,400,000	$—	$—	$480,000
Management Stock Purchase Plan (2)	$3,343,322	$3,343,322	$5,680,606	$3,343,322	$3,343,322	$3,343,322	$3,343,322
Long-term Incentive Plan (3)	$—	$8,102,650	$4,912,564	$8,102,650	$—	$8,102,650	$8,102,650
Non-equity Incentive Compensation (4)	$577,584	$577,584	$1,010,772	$577,584	$—	$577,584	$577,584
Total	$4,118,166	$13,423,556	$11,603,942	$13,423,556	$3,343,322	$12,023,556	$12,503,556

(1)
The amount shown under the voluntary termination column represents 90 days of severance pay. The amount shown under the voluntary termination for good reason and the termination without cause columns represent the aggregate payments that would be made upon Mr. Heard’s termination for those reasons, equal to 175% of his salary. The amount shown under the disability column represents the current value of the annual payment provided for by Mr. Heard’s employment agreement. The disability payment of $480,000, calculated as defined in his employment agreement, is payable annually until Mr. Heard reaches 65 years of age, and is reduced by amounts he would receive from the federal and state governments and insurance, pension, or profit sharing plans maintained by the Company.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Heard is not over sixty (60) years old, and therefore would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement which presumes Mr. Heard is sixty (60) years of age.

(3)
The amounts shown in this row represent the market value of non-qualified stock options, restricted stock units (“RSUs”), and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2017. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Mr. Heard is sixty (60) years old.

(4)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2017 which was deferred into the Management Stock Purchase Plan by Mr. Heard and therefore the amount in the retirement column includes the Company match as we assume Mr. Heard is over sixty (60) to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Timothy F. Murphy

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$115,385
Management Stock Purchase Plan (2)	$707,689	$1,103,895	$707,689	$707,689	$707,689	$707,689
Long-term Incentive Plan (3)	$530,370	$1,528,612	$1,705,921	$530,370	$1,969,921	$1,969,921
Non-equity Incentive Compensation (4)	$—	$301,770	$172,440	$—	$172,440	$172,440
Total	$1,238,059	$2,934,277	$2,586,050	$1,238,059	$2,850,050	$2,965,435

(1)
The amount shown in the disability column represents payments Mr. Murphy would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Murphy qualifies for sixteen weeks of salary continuation under this plan based on years of service.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Murphy is not over sixty (60) years old, and therefore would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement which presumes Mr. Murphy is sixty (60) years of age.

(3)
The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2017. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Mr. Murphy is sixty (60) years old.

(4)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2017 which was deferred into the Management Stock Purchase Plan by Mr. Murphy and therefore the amount in the retirement column includes the Company match as we assume Mr. Murphy is over sixty (60) to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Cherri L. Syvrud

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$4,808
Management Stock Purchase Plan (2)	$36,826	$73,652	$36,826	$36,826	$36,826	$36,826
Long-term Incentive Plan (3)	$—	$232,625	$325,091	$—	$391,091	$391,091
Non-equity Incentive Compensation (4)	$—	$120,218	$68,696	$—	$68,696	$68,696
Total	$36,826	$426,495	$430,613	$36,826	$496,613	$501,421

(1)
The amount shown in the disability column represents payments Ms. Syvrud would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Ms. Syvrud qualifies for one week of salary continuation under this plan based on years of service.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Ms. Syvrud is not over sixty (60) years old, and therefore would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement which presumes Ms. Syvrud is sixty (60) years of age.

(3)
The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2017. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Ms. Syvrud is sixty (60) years old.

(4)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2017 which was deferred into the Management Stock Purchase Plan by Ms. Syvrud and therefore the amount in the retirement column includes the Company match as we assume Ms. Syvrud is over sixty (60) to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Jeffrey J. Watorek

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$30,769
Long-term Incentive Plan (2)	$144,120	$209,130	$181,509	$144,120	$331,428	$331,428
Non-equity Incentive Compensation (3)	$—	$30,956	$30,956	$—	$30,956	$30,956
Total	$144,120	$240,086	$212,465	$144,120	$362,384	$393,153

(1)
The amount shown in the disability column represents payments Mr. Watorek would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Watorek qualifies for eight weeks of salary continuation under this plan based on years of service.

(2)
The amounts shown in this row represent the market value of vested stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2017. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Mr. Watorek is sixty (60) years old.

(3)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2017. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Payments upon Change in Control
The following tables set forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements as described above. For purposes of the payments to be made upon a change in control, the tables reflect amounts which would be paid to the executive officers if the change in control occurred and the executive officers were terminated on December 31, 2017, on which date, the closing price per share of the Company’s stock was $33.00.

Frank G. Heard

Lump Sum Cash Payment	Value of MSPP RSUs	Value of Outstanding Options	Value of LTIP RSUs (1)	Value of LTIP PSUs (2)	Non-equity Incentive Compensation	Total
$5,005,000	$5,680,606	$189,000	$3,623,598	$4,290,052	$1,010,772	$19,799,028

(1)	Represents the value of LTIP RSUs currently issued.

(2)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2015, 2016, and 2017 performance periods.

Timothy F. Murphy

Lump Sum Cash Payment	Value of MSPP RSUs	Value of Retirement RSUs	Value of Outstanding Options	Value of LTIP RSUs (1)	Value of LTIP PSUs (2)	Non-equity Incentive Compensation	Total
$1,094,880	$1,103,895	$561,000	$—	$430,221	$978,700	$301,770	$4,470,466

(1)	Represents the value of LTIP RSUs currently issued.

(2)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2015, 2016, and 2017 performance periods.

Cherri L. Syvrud

Lump Sum Cash Payment	Value of MSPP RSUs	Value of LTIP RSUs (1)	Value of LTIP PSUs (2)	Non-equity Incentive Compensation	Total
$—	$73,652	$158,994	$232,097	$120,218	$584,961

(1)	Represents the value of LTIP RSUs currently issued.

(2)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2016 and 2017 performance periods.

Jeffrey J. Watorek

Lump Sum Cash Payment	Value of Outstanding Options	Value of LTIP RSUs (1)	Value of LTIP PSUs (2)	Non-equity Incentive Compensation	Total
$—	$144,120	$166,617	$20,691	$30,956	$362,384

(1)	Represents the value of LTIP RSUs currently issued.

(2)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2017 performance period.

PROPOSAL 3
APPROVAL OF THE ADOPTION OF THE GIBRALTAR INDUSTRIES, INC.
2018 EQUITY INCENTIVE PLAN

On March 22, 2018, the Board of Directors approved the adoption of the Gibraltar Industries, Inc., 2018 Equity Incentive Plan (the “2018 Equity Incentive Plan” or the “Plan”). The 2018 Equity Incentive Plan provides for the issuance of up to 1,000,000 shares of Common Stock. Pursuant to the terms of the 2018 Equity Incentive Plan, the Board of Directors is seeking stockholder approval of the 2018 Equity Incentive Plan.

Why Stockholders should support and vote FOR the adoption of the 2018 Equity Incentive Plan:

•
Our success depends on providing competitive equity compensation to attract and retain employees. Our talented employee base and ability to attract and retain high caliber personnel will directly influence how well the Company carries out its strategic plan and creates stockholder value. To compete for talented people, we strive to provide employees with competitive compensation packages including equity compensation. Further, our Compensation Committee believes equity-based compensation under our Long Term Incentive Plan is a critical component of compensation which promotes our pay-for-performance philosophy.

•
We carefully manage our equity incentive plan. Currently, the maximum shares that may be issued under the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) is 1,250,000 shares. The 2015 Plan is the only plan from which we currently grant equity awards to officers, other employees and other independent advisors of the Company and its subsidiaries. As of March 9, 2018, under the 2015 Plan, 212,784 shares remained available for grant. We manage our equity compensation programs to minimize stockholder dilution. Therefore, we considered our “burn rate” and “overhang” in evaluating the impact of equity awards and determining the proposed number of shares under the 2018 Equity Incentive Plan.

◦
Our three-year average "burn rate" for 2015, 2016, and 2017 was approximately 1.2%; burn rate was calculated by dividing the number of equity awards granted in a year by the weighted average number of shares outstanding.

◦
As of December 31, 2017, our "overhang" of approximately 1,196,000 shares represented about 3.8% of our total outstanding shares: overhang was defined as the number of full value awards and options outstanding.

◦
We believe our "burn rate" and "overhang" are in line with industry norms. In addition to considering the "burn rate" and "overhang," the Board of Directors considered a number of other factors in determining to seek approval for issuance of up to 1,000,000 shares under the 2018 Equity Incentive Plan, including proxy advisory firm guidelines, equity award usage, and the desire for increased flexibility in awarding performance stock units in stock-settled awards as opposed to the cash-settled awards granted in the past. If all performance stock units awards are granted as stock-settled awards, we expect the 1,000,000 shares under the 2018 Equity Incentive Plan will be sufficient for approximately four years depending on the performance levels achieved.

•
Our equity granting practices are broad-based. Over the past three fiscal years the average percentage of grants that went to our NEOs, including our CEO, was approximately 36 percent of the total grants we made during that period.

•	Our 2018 Equity Incentive Plan conforms to best practices. The 2018 Equity Incentive Plan contains many features designed to address stockholder concerns related to equity plans, including:

◦	Prohibitions on options and rights re-pricing and cash buy-outs;

◦	Prohibitions on option "re-load" features;

◦	No evergreen share reserve increases;

◦	Minimum 100% fair market value exercise price for stock options and rights;

◦	No automatic or discretionary acceleration of time- or performance-based awards upon a change in control; and

◦	The 2018 Equity Incentive Plan does not provide for tax gross-ups of any kind.

The following is a summary of the material features of the 2018 Equity Incentive Plan and does not purport to be complete. The summary is subject in all respects and is qualified in its entirely by the terms of the 2018 Equity Incentive Plan, the full text of which is set forth as Appendix A of this Proxy Statement.

Purpose
The 2018 Equity Incentive Plan is an incentive compensation plan which allows the Company to grant equity-based incentive compensation awards to eligible participants (described below) to provide them an additional incentive to promote the business of the Company, to increase their proprietary interest in the success of the Company, to enhance long-term stockholder value, and to encourage them to remain in its employ.

Eligible Participants
The individuals that are eligible to receive awards under the 2018 Equity Incentive Plan are officers and other employees of the Company and its subsidiaries, non-employee Directors of the Company and other independent advisors of the Company.

Administration
The Compensation Committee administers the 2018 Equity Incentive Plan with respect to executive officers, non-employee directors, and other independent advisors. The Compensation Committee administers the Plan with respect to all other employees, but many delegate that authority to management's Compensation Administration Committee. The administrator of the Plan is referred to as the Committee.

Reservation of Common Stock
The Board of Directors has reserved 1,000,000 new shares of Common Stock for issuance under the 2018 Equity Incentive Plan.

If any award made under the Plan expires or is forfeited, the shares which could have been purchased or granted under that award will be available for re-issuance under the Plan. Shares applied by a recipient to cover their tax withholding obligations for all types of awards will reduce the number of shares available to be issued under the Plan. Awards issued under the Plan that settle only by payment of cash shall not reduce the number of shares to be issued under the Plan. The number of shares of Common Stock available for issuance under the 2018 Equity Incentive Plan and the number of shares issuable under outstanding awards will be proportionately adjusted if the number of outstanding shares of Company Common Stock changes as a result of stock dividends, stock split, recapitalization or the like, or if the Company's Common Stock is converted as a result of a reorganization.

Types of Awards
Awards will be in the form of Non-qualified Options, Restricted Shares, Restricted Units, Performance Shares, Performance Units and Rights, all as defined in the Plan. Incentive Stock Options are not permitted to be issued under the Plan.

Terms of Awards
The Committee shall determine which eligible participants shall be granted awards, the terms and provisions of the awards, and the number of shares of Common Stock for which awards are granted. All grants of awards under the 2018 Equity Incentive Plan shall have a minimum vesting period of at least one year.

Non-qualified Options
Only non-qualified options may be issued under the Plan. Incentive stock options are not permitted to be issued.

Option Price. The exercise price of each option granted under the 2018 Equity Incentive Plan will be determined by the Committee at the time the option is granted, but shall not be less than 100% of the fair market value of the Common Stock on the date of the grant.

Option Exercise Periods. Options granted under the 2018 Equity Incentive Plan expire no more than ten years after the date granted. Options will not be exercisable upon termination of a holder's service with the Company, whether or not they were otherwise exercisable, unless so provided in the terms of the option award.

Reload Options. The 2018 Equity Incentive Plan expressly prohibits the issuance of options with any reload features.

Re-pricing or Cash Buyout. The 2018 Equity Incentive Plan expressly prohibits the Company from re-pricing any options or offering a cash buyout for underwater option awards.

Restricted Shares and Restricted Units

Restrictions and Restricted Period. Restricted Shares or Restricted Units granted under the 2018 Equity Incentive Plan may not be sold or otherwise disposed of during a restricted period established by the Committee at the time of the grant.

Rights While Restricted Shares Remain Subject to Restrictions. Holders of Restricted Shares granted under the 2018 Equity Incentive Plan shall have the right to vote Restricted Shares and receive payment of dividends on Restricted Shares during the restricted period. If provided by the terms of a restricted share award, dividends payable with respect to Restricted Shares may be used to purchase additional shares, subject to the same restrictions as the original Restricted Shares.

Rights While Restricted Units Remain Subject to Restrictions. Restricted Units do not provide any voting or cash dividend rights to the holder of such Restricted Units. However, dividends paid in shares will entitle a holder of Restricted Units to additional Restricted Units having the same restricted period as the original Restricted Units.

Forfeiture of Restricted Shares and Restricted Units. If the holder of Restricted Shares or Restricted Units terminates his or her service with the Company before the expiration of the restricted period, the Restricted Shares or Restricted Units will be forfeited unless otherwise specifically provided by the terms of the award.

Payment of Restricted Shares and Restricted Units. Payment upon the lapse of the restricted period for Restricted Shares shall be made by the issuance of shares of Common Stock. Payment upon the lapse of the restricted period for Restricted Units may be made in shares or cash, as provided for in the original instrument evidencing the award.

Performance Shares and Performance Units

Performance Goals and Performance Period. The Committee shall establish written performance goals and performance periods for each award of Performance Shares or Performance Units granted under the 2018 Equity Incentive Plan.

Rights While Performance Shares Remain Subject to the Achievement of Performance Goals. Holders of Performance Shares granted under the 2018 Equity Incentive Plan shall have the right to vote Performance Shares and receive payment of dividends on Performance Shares during the performance period. However, if provided by the terms of a performance share award, dividends on Performance Shares may be used to purchase additional shares, subject to the same performance goals and performance period as the original Performance Shares.

Rights While Performance Units Remain Subject to the Achievement of Performance Goals. Performance Units do not provide any voting or cash dividend rights to the holder of such Performance Units. However, dividends paid in shares will entitle a holder of Performance Units to additional Performance Units having the same performance goals and performance period as the original Performance Units.

Forfeiture of Performance Shares and Performance Units. If the holder of Performance Shares or Performance Units terminates his or her service with the Company before the expiration of the performance period, the Performance Shares or Performance Units will be forfeited unless otherwise specifically provided by the terms of the award.

Payment for Performance Shares and Performance Units. Common Stock issued upon the grant of Performance Shares will be retained by the recipient if performance goals are achieved within the performance period, or may be forfeited back to the Company if such goals are not achieved. Common Stock will be issued or cash will be paid for Performance Units, as provided in the award, if the performance goals within the performance period are achieved.

Rights

Terms of Rights. Rights granted under the 2018 Equity Incentive Plan shall provide the holder with the right to receive shares or cash in an amount determined based on the appreciation, if any, in the value of a specified number of shares of Common Stock over a specified period of time, each as established by the Committee. The base price used to determine the amount of the appreciation in value will not be less than the fair market value of a share of Common Stock on the date the award of Rights is made.

Rights during the Appreciation Period. Rights do not provide any voting or cash dividend rights to the holder. However, dividends paid in shares of Common Stock will entitle a holder to additional Rights having an appreciation period which ends at the same time the appreciation period ends for the original Rights. The base price for such additional Rights is the fair market value of a share of Common Stock on the date dividends are paid.

Forfeiture of Rights. If the holder of Rights terminates his or her service with the Company before the expiration of the appreciation period, the Rights will be forfeited unless otherwise specifically provided by the terms of the award of Rights.

Change in Control
The 2018 Equity Incentive Plan defines a “change in control” transaction for the Company. The Compensation Committee believes this definition is consistent with best practices. The occurrence of a Change in Control shall not accelerate the time for payment of any outstanding Awards and shall not cause any unvested Awards to vest if the Acquiror agrees to assume or continue the obligations of the Company under the terms of all outstanding Awards.

Acceleration of Vesting Terms
The Committee will not have any authority to accelerate the vesting of any awards under the 2018 Equity Incentive Plan for purposes other than a change in control, retirement, death, or disability.

Federal Tax Consequences

Restricted Shares and Performance Shares. The value of Restricted Shares and Performance Shares awarded are taxed as ordinary income to the award recipient in the year the restriction lapse. Alternatively, recipients of an award of Restricted Shares or Performance Shares may file an election under Section 83(b) of the Internal Revenue Code and include the value of the Restricted Shares or Performance Shares as ordinary income in the year of the grant.

Income or Excise Tax Gross-ups. Awards granted under the 2018 Equity Incentive Plan are expressly prohibited from including features that allow for income or excise tax gross-ups to the recipient.

Holding Period
The Company does not have a formal holding period policy and a holding period is not defined within the 2018 Equity Incentive Plan. However, the Company's Stock Ownership Policy prohibits our directors and executive officers from selling or transferring any shares received from the Plan until their guideline ownership levels have been met, except for the payment of applicable withholding taxes.

Transferability
Generally, awards granted under the 2018 Equity Incentive Plan are not transferable by a recipient during his or her lifetime. However, if the instrument evidencing the award permits, a recipient may transfer his or her rights with respect to an award, or any portion thereof, to a family member.

Amendments
The Board of Directors may suspend, amend, or terminate the 2018 Equity Incentive Plan, provided that, stockholder approval is required for any amendment which (i) increases the maximum number of shares as to which options may be issued under the 2018 Equity Incentive Plan or (ii) materially modifies the requirements as to eligibility or participation in the 2018 Equity Incentive Plan. The applicable listing standards of the NASDAQ require stockholder approval of any material amendment to the 2018 Equity Incentive Plan.

Effective Date
The adoption of the 2018 Equity Incentive Plan was approved by the Board of Directors on March 22, 2018, subject to approval by the stockholders of the Company.

Plan Benefits
The type, number, and value of awards which may be granted under the 2018 Equity Incentive Plan currently cannot be determined. If the 2018 Equity Incentive Plan is approved, the value of grants under the Company's Long-term Incentive Compensation Plan and the number of awards that may be issued cannot be determined at this time.

Vote Required
The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the meeting is required to approve the 2018 Equity Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF ADOPTION OF THE GIBRALTAR INDUSTRIES, INC. 2018 EQUITY INCENTIVE PLAN IN PROPOSAL 3.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and any persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).
On February 13, 2018, a Form 5 was filed by Jeffrey Watorek to identify certain transactions in common stock of the Company which were not timely reported as a result of an administrative error relating to a loan taken by Mr. Watorek from funds held for the benefit of Mr. Watorek under the terms of the Company’s 401(k) plan. The loan from the Company’s 401(k) plan taken by Mr. Watorek resulted in a sale by the Company’s 401(k) Plan of 69.603 shares of the Company’s common stock held by the Company’s 401(k) Plan for the benefit of Mr. Watorek. As a result of this sale of shares of the Company’s common stock held by the Company’s 401(k) plan for the benefit of Mr. Watorek, during the six (6) month period following this sale, on each date that shares of the Company’s common stock were acquired by the Company’s 401(k) plan for the benefit of Mr. Watorek using amounts deferred by Mr. Watorek through payroll deductions, a non-exempt purchase transaction occurred. In addition, during the 6 month period following the sale of shares of the Company’s common stock held by the Company’s 401(k) plan for the benefit of Mr. Watorek, Mr. Watorek paid back the plan loan which he had taken resulting in additional non-exempt purchase transactions. All of the above described non-exempt transactions which total 19 in number were reported on the Form 5 filed by Mr. Watorek. In connection with the non-exempt transactions reported by Mr. Watorek, an amount related to short swing profits was paid by Mr. Watorek to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Certain Beneficial Owners
The following table sets forth information as of March 9, 2018 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% and certain other holders of its outstanding Common Stock:

Name and Address	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	4,155,757	13.1
T. Rowe Price Associates, Inc. (3) 100 E. Pratt Street Baltimore, MD 21202	2,721,275	8.5
Dimensional Fund Advisors LP (4) Building One 6300 Bee Cave Road Austin, TX 78746	2,419,700	7.6
Standard Life Aberdeen PLC (5) 30 Lothian Rd Edinburgh, United Kingdom EH1 2DH	2,156,528	6.8
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	1,758,043	5.5
Franklin Advisory Services, LLC (7) 55 Challenger Road, Suite 501 Ridgefield, NJ 07660	1,663,028	5.2

(1)
Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(2)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2017 available on NASDAQ.com, filed on January 23, 2018 by BlackRock, Inc. Number of shares disclosed above includes 63,620 shares over which BlackRock, Inc. does not have the sole voting power.

(3)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2017 and available on NASDAQ.com, filed on February 14, 2018 by T. Rowe Price Associates, Inc. Number of shares disclosed above includes 2,294,446 shares over which T. Rowe Price Associates, Inc. does not have the sole voting power.

(4)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2017 and available on NASDAQ.com, filed on February 9, 2018 by Dimensional Fund Advisors LP. Number of shares disclosed above includes 87,653 shares over which Dimensional Fund Advisors LP does not have the sole voting power.

(5)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 29, 2017 available on NASDAQ.com, filed on February 6, 2018 by Standard Life Aberdeen PLC. Number of shares disclosed above includes 2,156,528 shares over which Standard Life Aberdeen PLC does not have the sole voting power.

(6)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2017 and available on NASDAQ.com, filed on February 9, 2018 by The Vanguard Group. Number of shares disclosed above includes 1,722,615 shares over which The Vanguard Group does not have the sole voting power.

(7)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2017 available on NASDAQ.com, filed on February 5, 2018 by Franklin Advisory Services, LLC. Number of shares disclosed above includes 120,022 shares over which Franklin Advisory Services, LLC does not have the sole voting power.

Management
The following table sets forth information as of March 9, 2018 (except as otherwise noted) with respect to each director, director nominee, each executive officer named in the Summary Compensation table above, and all executive officers and directors as a group:

Name and Address (1)	Number of Shares and Nature of Beneficial Ownership (2)	Percent of Class

William P. Montague (3)	38,774	*
Frank G. Heard (4)	37,348	*
Timothy F. Murphy (5)	10,864	*
Jeffrey J. Watorek (6)	10,593	*
Vinod M. Khilnani (7)	7,888	*
Jane L. Corwin (8)	6,039	*
Craig A. Hindman (9)	3,465	*
Sharon M. Brady (10)	1,322	*
James B. Nish (11)	1,322	*
Cherri L. Syvrud (12)	507	*
All Directors and Executive Officers as a Group	118,122	0.4

*	Less than 1%.

(1)	The address of each executive officer and director is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219.

(2)
Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(3)
Consists of 38,774 shares of common stock registered in the name of the reporting person, including 4,936 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.

(4)	Consists of 37,348 shares of common stock registered in the name of the reporting person.

(5)	Consists of 10,195 shares of common stock registered in the name of the reporting person and 669 shares that Mr. Murphy has the right to acquire beneficial ownership of such shares within sixty days.

(6)
Consist of 7,500 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan; 2,632 shares of common stock registered in the name of the reporting person; 127 shares that Mr. Watorek has the right to acquire beneficial ownership of such shares within sixty days; and 334 shares of common stock allocated to Mr. Watorek's account in the Gibraltar 401(k) Plan.

(7)
Consists of 7,888 shares of common stock registered in the name of the reporting person, including 2,936 restricted shares with respect to which Mr. Khilnani exercises voting power but does not currently have dispositive power.

(8)
Consists of 6,039 shares of common stock registered in the name of the reporting person, including 2,936 restricted shares with respect to which Ms. Corwin exercises voting power but does not currently have dispositive power.

(9)
Consists of 3,465 shares of common stock registered in the name of the reporting person, including 2,936 restricted shares with respect to which Mr. Hindman exercises voting power but does not currently have dispositive power.

(10)
Consists of 1,322 shares of common stock registered in the name of the reporting person, including 1,322 restricted shares with respect to which Ms. Brady exercises voting power but does not currently have dispositive power.

(11)
Consists of 1,322 shares of common stock registered in the name of the reporting person, including 1,322 restricted shares with respect to which Mr. Nish exercises voting power but does not currently have dispositive power.

(12)	Consists of 507 shares of common stock registered in the name of the reporting person.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee currently consists of four directors who are independent as defined in the listing standards of NASDAQ applicable to members of nominating committees. A brief description of the responsibilities of the Nominating and Corporate Governance Committee is set forth above under the caption “The Board of Directors and its Committees.”
The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held on March 22, 2018. Messrs. Hindman, Khilnani, and Montague did not participate in recommendations with respect to themselves that they be nominated for election to the Board. No communications from stockholders regarding nominations were received by the Committee. The Nominating and Corporate Governance Committee recommended that Sharon Brady, Craig Hindman, Vinod Khilnani, William Montague, and James Nish each be nominated as Directors for a one-year term.
In evaluating potential nominees, the Nominating and Corporate Governance Committee considers a nominee’s experience as a senior executive at a publicly traded corporation, or as a management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious, governmental or not-for-profit organization, or such other professional experience as the Nominating and Corporate Governance Committee determines shall qualify an individual for Board service; whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of NASDAQ and the rules promulgated by the Securities and Exchange Commission; financial expertise of a potential nominee; and particular or unique needs of the Company at the time a nominee is being considered.

NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS OF
GIBRALTAR INDUSTRIES, INC.

Jane L. Corwin
Craig A. Hindman
Vinod M. Khilnani
William P. Montague

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board has selected the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP has audited the Company’s consolidated financial statements for the past thirteen fiscal years including 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
The Audit Committee is responsible for the appointment, oversight, and compensation of the Company’s independent registered public accounting firm, which is evaluated on an annual basis. Before selecting Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 4.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2017 fiscal year. EY audited our consolidated financial statements for the fiscal years ended December 31, 2017 and 2016 and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017 and 2016. Additionally, EY performed certain non-audit services during fiscal 2017 and 2016 that are permitted under the Sarbanes-Oxley Act and related rules of the Securities and Exchange Commission ("SEC").
The Audit Committee determined that the provision of the permitted non-audit services provided by EY during fiscal 2017 and 2016 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.

Fees Billed to the Company by EY during Fiscal Year 2017 and 2016

Audit Fees
The aggregate fees billed by EY for each of the fiscal years ended December 31, 2017 and 2016, for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto, were $1,247,610 and $1,118,285, respectively.

Tax Fees
The aggregate fees billed by EY for the fiscal years ended December 31, 2017 and 2016 for services rendered for tax compliance (including tax planning, tax advice, and other tax services) were $62,060 and $163,024, respectively.

All Other Fees
The aggregate fees billed for other products and services was $2,170 and $2,170 for the fiscal years ended December 31, 2017 and 2016, respectively.

Pre-Approval for Non-Audit Services Policies and Procedures of the Audit Committee
The Audit Committee has adopted procedures for pre-approving audit and non-audit services to be provided by EY. In considering such approval, the Audit Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors.

The Audit Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the SEC thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit Committee is complying with and promoting its purposes, duties, and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving transactions and business relationships with any significant shareholder, director, executive officer or other member of senior management, or their family members on an ongoing basis. The Audit Committee requests and receives from the Company on an annual basis, a list and description of transactions with related parties, as described above, to the extent such transactions are required to be reported in the Company’s Definitive Proxy Statement pursuant to Regulation S-K, Item 404(a). The Audit Committee reviews and discusses such transactions with management and the independent auditor, and approves or ratifies such transactions on an annual basis. Prior to approval or ratification of such transactions, the Audit Committee considers the qualifications of the related party, fees charged to the Company, and the significance of the transaction to the Company and the related party.
During 2017, a former officer of certain of the Company's subsidiaries, Mr. Richard Reilly, was the owner of certain real estate properties leased for manufacturing and distribution purposes by those subsidiaries. The leases are in effect until June 2018, June 2020, and June 2021. For the years ended December 31, 2017 and 2016, the Company incurred $1,082,000 and $1,039,000 of lease expense for these properties, respectively.

The Company entered into a consulting agreement with Mr. Kenneth W. Smith, the former Senior Vice President and Chief Financial Officer, effective May 4, 2017. Under this agreement, Mr. Smith served as an independent consultant to the Company from May 4, 2017 to October 31, 2017 for a monetary fee of $83,333 per month.
The Audit Committee reviewed and approved all the transactions described above for 2017 in accordance with the policy, as described above, which is included in the Audit Committee Charter.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three directors who are independent as defined in the listing standards of NASDAQ applicable to members of audit committees. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance.”
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2017 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2017, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Throughout the year, management kept the Audit Committee apprised of the progress of its evaluation of internal controls and the Audit Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) auditing standard section 380, The Auditor’s Communication with Those Charged with Governance, which relates to the conduct of the audit, including the auditor’s judgment about the quality of the accounting principles applied in the Company’s 2017 audited financial statements. The Audit Committee also has reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
GIBRALTAR INDUSTRIES, INC.

Jane L. Corwin
William P. Montague
James B. Nish

OTHER MATTERS

The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

OTHER INFORMATION

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2017, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GIBRALTAR INDUSTRIES, INC., 3556 LAKE SHORE ROAD, PO BOX 2028, BUFFALO, NEW YORK 14219-0228, ATTENTION: JEFFREY J. WATOREK. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 9, 2018, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2019 Annual Meeting must be received by the Company’s Secretary by December 21, 2018 to be considered for inclusion in the Company’s Definitive Proxy Statement and form of proxy relating to that meeting. Proposals should be sent to the attention of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228.

The accompanying Notice and this Definitive Proxy Statement are sent by Order of the Board of Directors.

Jeffrey J. Watorek
Secretary

Dated: March 27, 2018

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

APPENDIX A

GIBRALTAR INDUSTRIES, INC.

2018 EQUITY INCENTIVE PLAN
_______________________________

Effective as of May 7, 2015, Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York (the “Company”) adopted an equity based incentive compensation plan known as the “Gibraltar Industries, Inc. 2015 Equity Incentive Plan (such plan, as subsequently amended, being hereinafter the “2015 Plan”).
The number of shares of common stock of the Company which are available for issuance under the terms of the 2015 Plan may not be sufficient to satisfy the number of shares of common stock of the Company which are anticipated to be issued to the Company’s officers, directors and employees during the 2018 calendar year and future years under the terms of the equity based incentive compensation programs which have been adopted by the Compensation Committee of the Company’s Board of Directors.
In order to provide for an increase in the number of shares of common stock of the Company which are available to be issued to officers, Directors and employees, the Compensation Committee of the Company’s Board of Directors has determined that it is in the best interests of the Company’s stockholders to adopt a new equity based incentive compensation plan to be known as the “Gibraltar Industries, Inc. 2018 Equity Incentive Plan” (hereinafter the “Plan”) which will provide for the issuance of equity based incentive compensation awards representing up to one million (1,000,000) shares of the Company’s common stock.
In addition, the Compensation Committee of the Company’s Board of Directors has determined that the best interests of the Company’s stockholders will be furthered by providing in the Plan that, instead of the “single trigger” change in control payment structure which is contained in the 2015 Plan, payment to Plan participants will not be made on the occurrence of a change in control unless: (1) the Participant’s employment is terminated in connection with the change in control; or (2) the party who survives the change in control does not agree to assume the obligations of the Company for payment of Plan awards and does not grant substitute awards to plan participants which are substantially equivalent to the awards held by Plan participants at the time the change in control occurs.
In connection with the foregoing, subject to the approval of the stockholders of the Company, the Company hereby adopts this document as the Gibraltar Industries, Inc. 2018 Equity Incentive Plan to be effective as of May 4, 2018.
ARTICLE 1
DEFINITIONS

The following words and phrases, when used in this Plan, shall have the following meanings, unless a different meaning is plainly required by the context:
1.01    Affiliate means any corporation under common control with the Company within the meaning of Section 414(b) of the Internal Revenue Code and any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(c) of the Internal Revenue Code.

1.02    Appreciation Period means the period of time between the Date of Grant of a Right and the date that the Right is exercised.

1.03    Acquiror means, in the case of a Change in Control, the surviving, continuing, successor or purchasing corporation or other business entity that holds the business and assets of the Company following the consummation of the Change in Control, or any Affiliate of such corporation or other business entity.

1.04    Award means any Option, Share, Right or Unit granted to any Person under the Plan.

1.05    Base Price means the dollar amount used to determine the amount of the increase, if any, in the value of the Share used to determine the value of a Right, which amount shall not be less than the Fair Market Value of the Share, determined as of the Date of Grant of the Right.

1.06    Beneficiary means any person, firm, corporation, trust or other entity designated by a Participant in accordance with Section 11.07 to receive any payment that is required to be made under the Plan upon or after the Participant’s death.

1.07    Board of Directors means the Board of Directors of the Company.

1.08    CEO means the Chief Executive Officer of the Company.

1.09    Cause means that the Company, the Acquiror or the entity that is the surviving entity in the Merger Sale transaction has determined (and provided the Eligible Employee a written statement of its determination) that the Eligible Employee has engaged in egregious acts or omissions which have resulted in material injury to the Company or the surviving entity in the Merger Sale transaction and its business.

1.10    Change in Control means the occurrence of any of the following:

(a)During any twelve-consecutive month period, any “person” or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company, an Affiliate of the Company or an employee benefit plan sponsored by the Company becomes the “beneficial owner” (as defined in section 13(d) of the Exchange Act) of thirty five percent (35%) or more of the then outstanding voting stock of the Company; or

(b)a majority of the members of the Board of Directors is replaced during any consecutive twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of appointment or election;

(c)the Company enters into a Merger Sale Agreement and the Eligible Person’s employment with or service to the Company or the entity which is the survivor of the anticipated Merger Sale transaction and all of its Affiliates is terminated (by the Company or the survivor of the Merger Sale, without Cause, in the case of an Eligible Person that is an Employee or by the Eligible Person for a Good Reason) during the period beginning on the date the Merger Sale Agreement is executed and ending on the earlier of: (i) the date the transaction contemplated by the Merger Sale Agreement is consummated; and (ii) the date the Merger Sale Agreement is terminated; provided that, for purposes of this Section 1.10(c) only, the date on which the Change in Control shall be deemed to have occurred is the date the Eligible Person’s employment is terminated; or

(d)the consummation of a Merger Sale.

1.11    Code and Internal Revenue Code mean the Internal Revenue Code of 1986, as amended.

1.12    Committee means: (a) the Compensation Committee, with respect to any Award that has been or may be granted to: (i) any member of the Board of Directors; (ii) any Executive Officer; or (iii) any Eligible Person who is not an Employee; and (b) the Compensation Administration Committee with respect to Awards made or granted to Employees who are not Executive Officers.

1.13    Common Stock means the common stock (par value $0.01 per share) of the Company.

1.14    Company means Gibraltar Industries, Inc., a Delaware corporation.

1.15    Compensation Administration Committee means a committee comprised of the Company's President and two (2) senior level management employees of the Company, selected by the President and employed in a position which is at the director level or any more senior position; provided that, the President may, in his discretion and at any time, remove and/or replace with different senior level management employees, either or both of the senior level management employees who serve with the President as members of the Compensation Administration Committee.

1.16    Compensation Committee means the Compensation Committee of the Board of Directors.

1.17    Covered Executive means, with respect to any Award granted hereunder, any individual who at the Date of Grant of such Award is a “Covered Employee” of the Company for such year for purposes of Section 162(m) of the Code.

1.18    Covered Individual means any current or former member of the Committee, any current or former officer or director of the Company or any individual designated by the Committee to assist it in the administration of this Plan as provided for by the second paragraph of Section 11.02.

1.19    Date of Grant means, with respect to any Award, the date on which the Committee approves the grant of such Award, or such later date as may be specified as the date of grant of such Award in the instrument evidencing the grant of such Award.

1.20    Disability means, with respect to any Employee, such employee’s “permanent and total disability” as defined in Section 22(e)(3) of the Code or any successor provision.

1.21    Dividend Equivalent Units means additional Restricted Units, additional Performance Units or additional Rights credited to a Participant pursuant to Section 5.04, Section 6.04 or Section 7.02.

1.22    Dividend Payment Date means each date on which the Company pays a dividend on its Common Stock, whether such dividend is paid in cash, Common Stock or other property.

1.23    Eligible Person means: (a) each Employee of the Company or any Affiliate; (b) each member of the Board of Directors who is not an Employee of the Company or any Affiliate; and (c) any natural person that is a consultant or other independent advisor providing services to the Company or any Affiliate.

1.24    Employee means each natural person that is engaged in the performance of services for the Company or any Affiliate for wages as defined in Section 3101(a) of the Code.

1.25    Executive Officer means: (a) the CEO; (b) the Company’s President; (c) the Company’s principal financial officer; (d) the Company’s principal accounting officer; (e) any Vice President of the Company who is in charge of a principal business unit, division or function; (f) any other officer of the Company who performs a policy making function for the Company; (g) any officer of any Affiliate who performs policy making functions for the Company; and (h) any other person who performs policy making functions for the Company.

1.26    Fair Market Value means, for purposes of determining the value of any Share, Unit or Right, except as otherwise expressly provided by the terms of the instrument containing the terms of an Award, the closing price of a share of Common Stock as reported by the NASDAQ Stock Market on the date as of which the determination of Fair Market Value is to be made or, if no sale of Common Stock shall have been made on the NASDAQ Stock Market on that day, on the next preceding day on which there was a sale of Common Stock.

1.27    Good Reason means that: (a) the Eligible Employee’s annual base salary and/or annual bonus is reduced or any other material compensation or benefit arrangement for the Eligible Employee is materially reduced (and such reduction is unrelated to the Eligible employee’s performance or the performance of the Company, the Company Affiliate which the Eligible Employee is employed by, the Acquiror or the entity which is the survivor of the merger Sale); (b) the Eligible Employee’s duties or responsibilities are negatively and materially changed in a manner inconsistent with the Eligible Employee’s position (including status, offices, titles and reporting requirements) or authority; (c) the Company or the entity which is the survivor of the Merger Sale requires the Eligible Employee’s work location or residence to be relocated more than 50 miles from its location as of the date a Merger Sale Agreement is executed; or (d) the Company or its successor fails to offer the Eligible Employee a position after the Change in Control comparable to that held by the Eligible Employee immediately prior to the Change in Control.

1.28    Incentive Stock Option means an Option that is an “incentive stock option” within the meaning of Section 422 of the Code.

1.29    Merger Sale means the consolidation, merger, or other reorganization of the Company, other than any such consolidation, merger or reorganization of the Company in which holders of Common Stock immediately prior to the earlier of: (a) the Board of Director’s approval of such consolidation, merger or other reorganization; or (b) the date of the stockholders meeting in which such consolidation, merger or other reorganization is approved, continue to hold more than seventy percent (70%) of the outstanding voting securities of the surviving entity immediately after the consolidation, merger, or other reorganization.

1.30    Merger Sale Agreement means an agreement between the Company and any one or more other persons, firms, corporations or other entities (which are not Affiliates of the Company) providing for a consolidation, merger or other reorganization in which the holders of Common Stock of the Company immediately prior to the Company’s execution of such agreement do not hold more than seventy percent (70%) of the outstanding voting securities of the surviving entity immediately after the consummation of the consolidation, merger, or other reorganization contemplated by such agreement.

1.31    Non-Qualified Stock Option means an Option that is not an Incentive Stock Option.

1.32    Option means an option to purchase Shares granted pursuant to Article 4 of the Plan.

1.33    Option Cash Out Payment means an amount, payable to a Participant that is the holder of Options, equal to the amount by which: (a)(i) the greatest of: (A) the Fair Market Value of one Share, determined as of the date a Merger Sale Agreement is executed by the Company; (B) the Fair Market Value of one Share, determined as of the day immediately preceding the date a Change in Control occurs; and (C) the amount, if any, of cash payable with respect to one Share in connection with the consummation of the Change in Control as provided for by the certificate filed with the Delaware Secretary of State to effect the Change in Control; multiplied by (ii) the total number of Shares which the Participant is entitled to acquire pursuant to all Options (whether or not such Options are then currently exercisable pursuant to the provisions of the instruments containing the terms of the Option Awards held by the Participant) held by the Participant on the date the Change in Control is effective; exceeds (b) the aggregate amount which the Participant would be required to pay to the Company in connection with the purchase by the Participant of all Shares which the Participant is entitled to purchase pursuant to the exercise of all unexpired and unexercised Options held by the Participant as of the date the Change in Control is effective (whether or not such Options are then currently exercisable pursuant to the provisions of the instruments containing the terms of the Option Awards held by the Participant).

1.34    Participant means any Eligible Person who holds an Award granted under the Plan, and any successor, permitted transferee or Beneficiary that succeeds to such individual’s interest in such Award.

1.35    Performance Goals means the performance goals established by the Committee in connection with Awards granted to Eligible Persons under Article 6, which performance goals are used to determine whether any payment will be made to Eligible Persons in connection with Awards granted under Article 6 and, if any such payments are to be made, the amount of the payments.

1.36    Performance Period means the period established by the Committee for measuring whether, and to what extent, any Performance Goals established in connection with any Award granted under Article 6 hereof have been met.

1.37    Performance Shares means Shares that may be issued and delivered pursuant to an Award made to an Eligible Person under Article 6, depending on the achievement, or the level of achievement, of one or more Performance Goals within such period, as provided in Article 6.

1.38    Performance Units means Units credited to an Eligible Person at the beginning of a Performance Period pursuant to an Award made to such individual under Article 6, and any Dividend Equivalent Units that are credited to the individual with respect to such Units during such Performance Period, payment with respect to which Units and related Dividend Equivalent Units depends on the achievement, or the level of achievement, of one or more Performance Goals within such period, as provided in Article 6.

1.39    Plan means the Gibraltar Industries, Inc. 2018 Equity Incentive Plan, as set forth herein and as amended from time to time hereafter.

1.40    Pro Rata Portion means, with respect to any portion of any Award of Restricted Shares or Restricted Units made hereunder, with respect to any portion of any Award of Performance Shares or Performance Units made hereunder, or with respect to any portion of any Award of Rights made hereunder, the percentage determined by dividing: (a) the number of full and partial calendar months in the period beginning on the first day of: (i) the Restricted Period established for such portion of the Restricted Shares or Restricted Units so granted; (ii) the Performance Period established for such portion of the Performance Shares or Performance Units so awarded; or (iii) the Appreciation Period established for such portion of the Rights so awarded, and, in each case, ending on the date the Eligible Person’s employment with or service to the Company and each of its Affiliates is terminated; by (b) the total number of full and partial calendar months in such Restricted Period, in such Performance Period, or in such Appreciation Period, whichever the case may be.

1.41    Restricted Period means the period of time during which Restricted Shares or Restricted Units are subject to Restrictions as set forth in Article 5.

1.42    Restricted Shares means Shares which are granted subject to Restrictions pursuant to Article 5.

1.43    Restricted Units means Units credited to an Eligible Person which are subject to Restrictions at the beginning of a Restricted Period pursuant to an Award made to such Eligible Person under Article 5, and any Dividend Equivalent Units that are credited to the Eligible Person with respect to such Units during such Restricted Period as provided in Article 5.

1.44    Restrictions means the restrictions to which Restricted Shares or Restricted Units are subject under the provisions of Section 5.02.

1.45    Retirement means the termination of a Participant’s employment with or service to the Company and all of its Affiliates, provided that such termination occurs after: (a) the Participant has either: (i) been continuously employed by or provided services (as a non-employee director, consultant or other independent advisor) to the Company or any of its Affiliates for a period of at least five (5) years and attained at least age sixty (60); or (ii) attained at least age sixty-five (65); and (b) the Participant has given at least thirty (30) days advance written notice to the Company or, if applicable, the Affiliate of the Company by whom the Participant is employed or for whom the Participant is providing services, which notice states that the Participant will retire from his or her employment with or service to the Company and its Affiliates.

1.46    Right means an Award which enables the Eligible Person to whom the Award has been made to receive Shares having a Fair Market Value equal to an amount which is based on the amount by which the Fair Market Value of one Share at the end of the Appreciation Period exceeds the Base Price of one Share at the beginning of the Appreciation Period.

1.47    Right Cash Out Payment means an amount, payable to a Participant that is the holder of Rights, equal to the amount by which: (a)(i) the greatest of: (A) the Fair Market Value of one Share, determined as of the date a Merger Sale Agreement is executed by the Company; (B) the Fair Market Value of one Share, determined as of the day immediately preceding the date a Change in Control occurs; and (C) the amount, if any, of cash payable with respect to one Share in connection with the consummation of the Change in Control as provided for by the certificate filed with the Delaware Secretary of State to effect the Change in Control; multiplied by (ii) the total number of Shares represented by the Rights held by the Participant; exceeds (b) the aggregate Base Price of the Shares used to calculate the value of the Rights held by the Participant, determined, with respect to each Right, as of the date the Right was granted to the Participant and adjusted, if applicable, pursuant to Section 3.02.

1.48    Share means a share of Common Stock.

1.49    Termination of Service means: (a)(i) with respect to any Employee, his or her ceasing to be employed by the Company and each of its Affiliates; (ii) with respect to any non-employee director, his or her ceasing to serve as a member of the Board of Directors; and (iii) with respect to any consultant or other independent advisor providing services to the Company or its Affiliates, that, in each case, is a natural person, the termination of all consulting or other service providing arrangements which such consultant or independent advisor has with the Company and each Affiliate of the Company; provided that (b) in each case, the termination of employment or termination of service constitutes a “separation from service” within the meaning of Internal Revenue Code Section 409A and the regulations of the Secretary of the Treasury promulgated thereunder.

1.50    Unit means a unit of measurement equivalent to one Share, with none of the attendant rights of a shareholder of such Share, (including among the rights which the holder of a Unit does not have are the right to vote such Share and the right to receive dividends thereon), except to the extent otherwise specifically provided herein.

ARTICLE 2
AWARDS

2.01    Form of Awards. Awards under the Plan may be made in the form of Options, Restricted Shares, Restricted Units, Performance Shares, Performance Units and Rights. An Award in any of the foregoing forms may be granted to any Eligible Person or to any group of Eligible Persons, upon terms and conditions that differ from the terms and conditions upon which any other Awards in the same form are made to other Eligible Persons or groups of Eligible Persons.

2.02    Grants of Awards; Award Instruments. The Committee shall have sole and exclusive authority for determining the identity of any individual who is to be a recipient of an Award and, subject to the provisions of Section 2.03 hereof, sole and exclusive authority for the establishment of the terms of the Award made to any individual, including, but not limited to, the form of the Award, the number of shares of Common Stock reflected by the Award and the terms and conditions for payment or distribution of any cash or Common Stock which is payable or issuable in connection with any such Awards. Each Award made to an Eligible Person under the Plan shall be evidenced by a written instrument in such form as the Committee shall prescribe, setting forth the terms and conditions of the Award. The instrument evidencing the grant of any Award hereunder shall specify that the Award shall be subject to all of the terms and provisions of the Plan as in effect from time to time but subject to the limitation on amendments set forth in Section 11.09 of the Plan.

2.03    Prohibited Award Terms. Notwithstanding the foregoing provisions of this Article 2, the Committee shall not grant and shall not have authority to grant any Award to any Eligible Person, whether as a new Award or as an Award granted in exchange for a prior Award made hereunder if, under the terms of any such Award: (a) in the case of a new Award granted in exchange for the surrender and cancellation of a prior Award: (i) the aggregate fair value of the new Award exceeds the aggregate fair value of the prior Award, determined as of the time the new Award is granted; or (ii) the grant of the new Award would constitute a “repricing” of any Option or Right or would otherwise be treated as a “material revision” of the Plan; (b) the Eligible Person to whom the Award is made would be entitled to receive a “gross up” of any income or other taxes which may be payable by such Eligible Person with respect to such Award; (c) the Award would provide that the Eligible Person’s rights to receive payment of the cash or Shares provided for by the Award will become non-forfeitable (vested) in less than one (1) year from the Date of Grant, except to the extent required by the terms of any employment or other agreement between the Company and any such Eligible Person in connection with a termination of such Eligible Person’s employment by the Company without Cause (as defined herein or as defined in the terms of any employment or other agreement between the Company and such Eligible Person) or by the Eligible Person with a Good Reason (as defined herein or as defined in the terms of any employment or other agreement between the Company and such Eligible Person); (d) the Award would provide that: (i) upon the occurrence of a Change in Control, any portion of the Award which is forfeitable will become non-forfeitable (vested) or that, upon the occurrence of a Change in Control, any portion of the Award which was otherwise non-forfeitable (vested) will be payable; unless (ii) the Acquiror does not assume or continue the Company’s rights and obligations under any such Award or does not issue to the Participant a substitute award which is based on the Acquiror’s stock and is substantially equivalent to the Participant’s Award which has been eliminated by such substitute award; (e) the Award would provide the Committee the discretion to accelerate the vesting or payment of the Award; (f) the Award would require or permit the Company to purchase from the Eligible Person to whom the Award is made, any Options or Rights with respect to which the Fair Market Value of the Company’s Common Stock is less than the exercise price established under the Option or the Base Price established with respect to the Right; (g) the Eligible Person, upon the settlement of any Award in connection with which the Company has withheld Shares of Common Stock from the Eligible Person for the purpose of paying the applicable withholding taxes payable by the Eligible Person in connection with the settlement of such Award, is entitled to an Award which will provide the Eligible Person the right to acquire Shares of Common Stock equal in number to the Shares of Common Stock withheld by the Company to pay the applicable withholding taxes payable in connection with the settlement of the Prior Award; or (h) a Participant will be granted, as equity based incentive compensation for any one calendar year period, Options, Rights, Performance Shares or Performance Units which would result in the issuance to the Participant of more than Five Hundred Thousand (500,000) shares or payment to the Participant of cash compensation having a value in excess of Five Hundred Thousand (500,000) Shares.

ARTICLE 3
SHARES SUBJECT TO THE PLAN

3.01    Shares Available for Awards. Shares distributed in respect of Awards made under the Plan may be authorized but unissued Shares, Shares held in the treasury of the Company or Shares purchased by the Company on the open market at such time or times and in such manner as it may determine. The Company shall be under no obligation to issue or acquire Shares in respect of an Award made under the Plan before the time when delivery of Shares is due under the terms of the Award. The number of Shares available for distribution in respect of Awards made under the Plan shall be subject to the following limitations:

(e)Subject to the provisions of Section 3.02 hereof, the aggregate number of Shares that may be distributed in respect of Awards made under the Plan shall be limited to one million (1,000,000) Shares. The maximum number of Shares that are available for issuance pursuant to the Plan shall not be reduced by Awards of Restricted Units that are payable only in cash and shall not be reduced by Awards of Performance Units that are payable only in cash. For the avoidance of doubt, the aggregate number of Shares available for issuance pursuant to the terms of this Plan shall not be increased without approval of the stockholders of the Company.

(f)Subject to the provisions of Section 3.01(a) and Section 3.01(c), upon the grant of any Award, the overall aggregate number of Shares available for further Awards under the Plan shall be reduced by the number of Shares subject to the Award so granted.

(g)There shall be added back to the aggregate number of Shares available for the grant of Awards under the Plan, as determined under (a) and (b) above, the following: (i) any Shares as to which an Option granted hereunder has not been exercised at the time of its expiration, cancellation or forfeiture; and (ii) any Shares included in any other form of Award granted to an Eligible Person hereunder, to the extent that the person’s right to receive such Shares is forfeited.

3.02    Certain Adjustments to Shares. In the event of any change in the number of outstanding Shares of Common Stock without receipt of consideration by the Company resulting from any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of Shares, or any rights offering to purchase Shares of Common Stock at a price substantially below fair market value, or any similar change affecting the Shares of Common Stock: (a) the maximum aggregate number and kind of Shares specified herein as available for the grant of Awards, or for the grant of any particular form of Award, under the Plan; (b) the number and kind of Shares that may be issued and delivered to Participants upon the exercise of any Option, or in payment with respect to any Award of Restricted Shares or Performance Shares, that is outstanding at the time of such change; (c) the number and kind of Shares represented by any Restricted Units, Performance Units, Rights or Dividend Equivalent Units that are outstanding at the time of such change; (d) the number of Shares represented by any Award of Rights; (e) the exercise price per share of any Options granted hereunder that are outstanding at the time of such change; and (f) the Base Price established with respect to any Rights granted hereunder that are outstanding at the date of such change, shall be appropriately adjusted consistent with such change in such manner as the Compensation Administration Committee, in its sole discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder.

The Committee shall give notice to each Participant of any adjustment made pursuant to this Section and, upon such notice, such adjustment shall be effective and binding for all purposes.

3.03    Listing and Qualification of Shares. The Company, in its discretion, may postpone the issuance, delivery, or distribution of Shares with respect to any Award until completion of such stock exchange listing or other qualification of such Shares under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules and regulations.

ARTICLE 4
OPTIONS

4.01    Awards of Options. Subject to the terms and conditions of the Plan, Options may be granted under the Plan to Eligible Persons for the purchase of such number of Shares, at such times and, upon such terms and conditions, as the Committee in its discretion may determine.

4.02    Type of Options. The only type of Options which the Committee shall have authority to issue shall be Non-Qualified Options and accordingly, the Committee shall not grant and shall nave no authority to grant any Incentive Stock Options pursuant to Awards issued under this Plan.

4.03    Term of Options. The period of time during which an Option may be exercised shall be such period of time as is determined by the Committee and specified in the instrument setting forth the terms of the Option Award; provided that, in no event may the period of time during which an Option may be exercised exceed ten (10) years from the Date of Grant of the Option. Notwithstanding any other provision in this Plan to the contrary, no Option may be exercised after its expiration.

4.04    Exercise of Options. Each Option granted hereunder shall become exercisable, in whole or in part, at such time or times during its term as the instrument evidencing the grant of such Option shall specify. To the extent that an Option has become exercisable, it may be exercised thereafter, in whole or in part, at any time or from time to time prior to its expiration, as to any or all Shares as to which the Option has become and remains exercisable, subject to the provisions of Section 4.05 below.

4.05    Termination of Service. Except as the instrument evidencing the grant of an Option may otherwise provide, the portion of any outstanding Option held by an Eligible Person on the date of his or her Termination of Service that has not become exercisable prior to such date, and the portion of such Option which was exercisable but had not been exercised prior to the date of the Eligible Person’s Termination of Service, shall be forfeited on such date.

Notwithstanding the foregoing, if the Committee so determines, in its discretion, the instrument evidencing the grant of an Option may provide that the portion of the Option that is exercisable at the time of the Eligible Person’s Termination of Service will continue to be exercisable, and that the portion of such Option that is not exercisable at such time will become exercisable in accordance with the terms of the Option and remain exercisable thereafter, during such period of time after the date on which the Eligible Person’s Termination of Service occurs (but not beyond the expiration of the term of the Option), in such circumstances and subject to such terms and conditions, as are specified in such instrument.
4.06    Exercise Price and Method of Exercise. The price at which Shares may be purchased upon any exercise of an Option shall be the price per share determined by the Committee and specified in the instrument evidencing the grant of such Option; provided that, in no event shall the exercise price per Share be less than: (a) the Fair Market Value of a Share determined as of the Date of Grant of the Option; or (b) if greater, the par value of a Share.

An Option shall be exercised by delivery of a written notice of exercise, in a form satisfactory to the Committee, to the Company at its principal business office and addressed to the attention of the Company’s Secretary or such other person as the

Company’s Secretary may have designated to receive such notice. The notice shall specify the number of Shares with respect to which the Option is being exercised. The notice shall be accompanied by payment of the exercise price of the Shares for which the Option is being exercised, which payment shall be made under one or more of the methods of payment provided in Section 4.07 below.
4.07    Payment. Payment of the exercise price for Shares purchased upon the exercise of an Option shall be made by one, or by a combination of any, of the following methods: (a) in cash, which may be paid by check or other instrument acceptable to the Company, or by wire transfer of funds, in each case in United States dollars; (b) if permitted by the Committee and subject to any terms and conditions it may impose on the use of such methods, by: (i) the delivery to the Company of other Shares owned by the Participant; provided that such shares have been owned by the Participant for the requisite period necessary to avoid a charge to the Company’s earnings; or (ii) the surrender to the Company of Shares that otherwise would have been delivered to the Participant upon exercise of the Option; and (c)  to the extent permissible under applicable law, through any cashless or net exercise sale and remittance procedure that the Committee in its discretion may from time to time approve.

For purposes of determining the portion of the exercise price payable upon the exercise of an Option that will be treated as satisfied by the delivery or surrender of Shares pursuant to clause (b) (i) or (ii) above, or clause (c) above, Shares so delivered or surrendered shall be valued at their Fair Market Value determined as of the business day next preceding the date on which the Option is exercised.
4.08    Other Option Provisions. The instrument evidencing the grant of any Option hereunder may contain such other terms and conditions, not inconsistent with the provisions of the Plan or any applicable law, as the Committee may determine.

4.09    Rights of a Shareholder. Upon the exercise by a Participant of an Option or any portion thereof in accordance with the Plan, the provisions of the instrument evidencing the grant of such Option and any applicable rules and regulations established by the Committee and the issuance to the Participant of a certificate representing the Shares with respect to which the Option has been exercised, the Participant shall have all of the rights of a stockholder of the Company with respect to the Shares issued as a result of such exercise. Prior to the issuance to a Participant of a certificate representing Shares issuable to the Participant upon his or her exercise of an Option, the Participant shall not have any rights as a stockholder of the Company with respect to such Shares.

ARTICLE 5
RESTRICTED SHARES AND RESTRICTED UNITS

5.01    Awards of Restricted Shares and Restricted Units. Subject to the limitations set forth in Article 3 and to the other terms and conditions of the Plan, Restricted Shares and Restricted Units may be granted to such Eligible Persons, at such times, and in such amounts, as the Committee may determine in its discretion.

5.02    Restrictions and Restricted Period. At the time of each grant of Restricted Shares or Restricted Units to any Participant, the Committee shall establish a period of time within which the Restricted Shares or Restricted Units covered by such grant (and the Participant’s right to receive payment with respect to such Restricted Units) may not be sold, assigned, transferred (other than a transfer to the Participant’s Beneficiary occurring by reason of the Participant’s death), made subject to gift, or otherwise disposed of, or mortgaged, pledged or otherwise encumbered, whether voluntarily or by operation of law. The Committee in its discretion may prescribe a separate Restricted Period for any specified portion of the Restricted Shares or Restricted Units granted pursuant to any Award.

5.03    Rights While Restricted Shares Remain Subject to Restrictions. Restricted Shares granted to a Participant hereunder may be issued to the Participant as of the Date of Grant as uncertificated shares or as Shares represented by a stock certificate bearing a legend or legends making appropriate references to the Restrictions. Until the Restrictions which apply to Restricted Shares lapse in accordance with the provisions of Section 5.05 below or Section 9.01(b)(iii), the Restricted Shares granted to a Participant which are not certificated shall be held in the Participant’s name in a bookkeeping account maintained by the Company and Restricted Shares granted to a Participant and represented by a stock certificate shall continue to bear the legend or legends making reference to the Restrictions. A separate account shall be maintained for all Restricted Shares granted to a Participant with a Restricted Period ending on the same date.

Except for the Restrictions which apply to Restricted Shares, and subject to the forfeiture provisions applicable under Section 5.06 below, a Participant shall have, with respect to all Restricted Shares so held for his account, all of the rights of a stockholder of the Company, including full voting rights with respect to such Shares and the right to receive currently with respect to the Participant’s Restricted Shares all dividends and other distributions payable generally on the Company’s Shares. If any dividends or distributions so payable are paid in Shares, the Shares paid as a dividend or distribution with respect to a Participant’s

Restricted Shares shall be subject to the same Restrictions and provisions relating to forfeiture as apply to the Restricted Shares with respect to which they were paid. Such stock dividend Shares shall themselves be treated as Restricted Shares, and shall be credited to the same account which the Company maintains for those Restricted Shares of the Participant with respect to which such stock dividends or distributions were paid.
Notwithstanding the foregoing, if the instrument evidencing the grant of any Restricted Shares to a Participant so provides, all cash dividends and distributions payable generally on the Company’s Shares that are otherwise payable with respect to the Restricted Shares granted to the Participant shall not be paid currently to the Participant but instead, shall be applied to the purchase of additional Shares for the Participant’s account. The additional Shares so purchased shall be subject to the same Restrictions and provisions relating to forfeiture as apply to the Restricted Shares with respect to which they were paid. Such additional Shares shall themselves be treated as Restricted Shares, and shall be credited to the same account which the Company maintains for those Restricted Shares of the Participant with respect to which such dividends or distributions were paid. The purchase of any such additional Shares shall be made in accordance with such other procedure as may be specified in the instrument evidencing the grant of the Restricted Shares on which such dividends are paid.
5.04    Rights While Restricted Units Remain Subject to Restrictions. No Shares shall be issued at the time an award of Restricted Units is made. Except as provided in the following paragraph or otherwise provided by the instrument evidencing an Award of Restricted Units, a Participant that is the holder of an Award of Restricted Units shall not have any rights as a shareholder with respect to such Restricted Units. Restricted Units granted to a Participant hereunder shall be credited to a bookkeeping account maintained by the Company for the Participant. A separate account shall be maintained for all Restricted Units granted to a Participant with a Restricted Period ending on the same date and for all Dividend Equivalent Units that are to be credited to such account in accordance with the next following paragraph.

If any dividends or other distributions payable on the Company’s Shares are paid in Shares during any period that a Participant holds an Award of Restricted Units, as of the applicable Dividend Payment Date, a number of additional Restricted Units shall be credited to each account established for the Participant to reflect the number of Restricted Units held by the Participant as of such Dividend Payment Date. The number of additional Restricted Units to be credited shall be determined by first multiplying: (a) the total number of Restricted Units standing to the Participant’s credit in such account on the day immediately preceding such Dividend Payment Date (including all Dividend Equivalent Units credited to such account on all previous Dividend Payment Dates); by (b) the per share dollar amount of the dividend paid on such Dividend Payment Date; and then, (c) dividing the resulting amount by the Fair Market Value of one Share on such Dividend Payment Date. Dividend Equivalent Units awarded pursuant to this paragraph to a Participant that holds an Award of Restricted Units shall have the same Restricted Period as the Restricted Units with respect to which such Dividend Equivalent Units have been awarded.
5.05    Lapse of Restrictions and Payment. Upon the expiration of the Restricted Period for any Restricted Shares or Restricted Units granted to a Participant hereunder but subject to the provisions of Section 5.06 below, the Restrictions applicable to such Restricted Shares or Restricted Units shall lapse, and payment with respect to such Restricted Shares or Restricted Units (including any related Dividend Equivalent Units) shall be made in accordance with the following provisions:

(h)In the case of Restricted Shares, payment shall be made by delivery to the Participant of a stock certificate for the number of such Restricted Shares, free and clear of all Restrictions to which such shares were subject, or, in the case of Restricted Shares which are held as book entry Shares, the Committee shall cause the restrictions on such book entry Restricted Shares to be removed. However, if the Restricted Shares with respect to which the applicable Restrictions have lapsed includes a fractional Share, payment for such fractional Share shall be made in cash, in an amount equal to the Fair Market Value of such fractional Share determined as of the date on which such Restrictions lapsed. Delivery of such stock certificate and any such cash payment shall be made to the Participant as soon as practicable following the lapse of the applicable Restrictions.

(i)In the case of Restricted Units (including related Dividend Equivalent Units), payment shall be made: (i) in all cases other than Restricted Units issued in connection with the MSPP, by the issuance and delivery to the Participant of a stock certificate for a number of Shares equal to the number of whole Restricted Units and related Dividend Equivalent Units with respect to which the applicable Restrictions have lapsed, and (ii) by payment in cash for any fractional Restricted Unit payable as a result of the lapse of such Restrictions, in an amount equal to the Fair Market Value of such fractional Restricted Unit determined as of the date as of which such Restrictions lapsed. In the case of Restricted Units issued pursuant to the terms of the MSPP, payment shall be made, in cash, in an amount and at the time provided for in the MSPP. Issuance of certificates for Shares shall be made in such manner and at such time or times as provided in such instrument. Unless otherwise provided by the instrument evidencing a grant of Restricted Units, payment with respect to any part or all of a Participant’s Restricted Units (including related Dividend Equivalent Units) may be deferred, at the Participant’s election, upon such terms and conditions as are specified by the Participant, in writing, subject to the restrictions on deferral of compensation contained in Code Section 409A.

5.06    Termination of Service. Except as the instrument evidencing the grant of Restricted Shares or Restricted Units may otherwise provide, upon an Eligible Person’s Termination of Service for any reason prior to the expiration of the Restricted Period which is in effect for any Restricted Shares or Restricted Units (and related Dividend Equivalent Units) standing to his or her credit immediately prior to such Termination of Service, the Eligible Person’s right to receive payment with respect to such Restricted Shares, Restricted Units and Dividend Equivalent Units shall be forfeited and canceled as of the date of such Termination of Service, and no payment of any kind shall be made with respect to such Restricted Shares, Restricted Units and Dividend Equivalent Units.

Notwithstanding the foregoing, if the Committee so determines, in its discretion, the instrument evidencing the Award of such Restricted Shares or Restricted Units may provide that if the Eligible Person’s Termination of Service occurs as a result of the Eligible Person’s death, Disability or Retirement, as a result of a termination of the Eligible Person’s employment by the Company without “Cause” or as a result of a termination of the Eligible Person’s employment by the Eligible Person for a “Good Reason” (in each case, as “Cause” and “Good Reason” are defined herein or may otherwise be defined in the terms of any employment agreement between the Company and the Eligible Person or in the instrument evidencing the grant of Restricted Shares or Restricted Units), payment will be made with respect to all or a Pro Rata Portion of such Restricted Shares or Restricted Units and any related Dividend Equivalent Units. In such case, only the Eligible Person’s right to receive payment with respect to any remaining portion of the Restricted Shares or Restricted Units (and related Dividend Equivalent Units) for which such Restricted Period was established shall be canceled and forfeited. Any payment required to be made with respect to an Eligible Person’s Restricted Shares or Restricted Units (and related Dividend Equivalent Units) pursuant to this paragraph shall be made as soon as practicable after the date of such Eligible Person’s Termination of Service, and shall be made in the manner specified in Section 5.05.
Notwithstanding the provisions of Section 5.03 or of the above, if an Eligible Person's Termination of Service occurs, for any reason, prior to the expiration of the Restricted Period which is in effect for an Award of Restricted Shares, the Eligible Person shall, to the extent that the Eligible Person has forfeited any Restricted Shares in connection with such Termination of Service, be deemed to forfeit his right to all cash dividends received with respect to the portion of the Restricted Shares previously awarded to such Eligible Person which have been forfeited. In connection with the forfeiture by an Eligible Person of the cash dividends received by the Eligible Person with respect to the Restricted Shares previously awarded to the Eligible Person which have been forfeited, the Eligible Person shall be obligated to pay to the Company, no later than thirty (30) days following such Eligible Person's Termination of Service, the amount of the dividends received by such Eligible Person which is deemed to be forfeited pursuant to the provision of the preceding sentence. In connection with the foregoing, if, pursuant to the provisions of the preceding paragraph, the Committee has provided in the instrument evidencing the Award of Restricted Shares that the Eligible Person’s right to receive payment for all or a Pro Rata portion of the Restricted Shares will not be forfeited if the Eligible Person's Termination of Service occurs prior to the end of the Restricted Period established for such Restricted Shares as a result of the Eligible Person's death, Disability or Retirement, as a result of a termination of the Eligible Person’s employment by the Company without “Cause” or as a result of a termination of the Eligible Person’s employment by the Eligible Person for a “Good Reason”, the Eligible Person will not forfeit his right to all cash dividends received with respect to the portion of Restricted Shares which have not been forfeited and such Eligible Person shall be entitled to retain all or a portion of such cash dividends.
5.07    Notice of Code Section 83(b) Election. A Participant who files an election under Section 83(b) of the Code to include in gross income the Fair Market Value of any Restricted Shares granted hereunder while such Shares are still subject to Restrictions shall furnish the Company with a copy of the election so filed by the Participant, within ten days of the filing of such election with the Internal Revenue Service.

ARTICLE 6
PERFORMANCE SHARES AND PERFORMANCE UNITS

6.01    Awards of Performance Shares and Performance Units. Subject to the limitations set forth in Article 3 and to the other terms and conditions of the Plan, Performance Shares or Performance Units may be granted to such Eligible Persons, at such times, in such amounts, and upon such terms and conditions, as the Committee may determine in its discretion. Performance Shares and Performance Units shall be granted in accordance with the provisions set forth below.

6.02    Establishment of Performance Goals and Performance Targets. In connection with each Award of Performance Shares or Performance Units, the Committee shall establish in writing, and the instrument evidencing the grant of such Award shall specify: (a) the Performance Goal or Goals and the Performance Period that will apply with respect to such Award; (b) the level or levels of achievement of the Performance Goal or Goals that must be met in order for payment to be made with respect to the Award; (c) the number of Performance Shares that will be issued and delivered to the recipient of the Award, or the percentage of the Performance Units (and any related Dividend Equivalent Units) credited to the recipient in connection with the Award as to which payment will be made, if the Performance Goal or Goals applicable to such Award: (i) have been fully achieved; (ii) have been exceeded; or (iii) have not been fully achieved but have been achieved at or beyond any minimum or intermediate level of achievement specified in the instrument evidencing the grant of such Award; and (d) such other terms and conditions pertaining to the Award as the Committee in its discretion may determine.

6.03    Rights While Performance Shares Remain Subject to Achievement of Performance Goals. Performance Shares granted to a Participant hereunder may be issued to the Participant as of the Date of Grant as uncertificated shares or as Shares represented by a stock certificate bearing a legend or legends making appropriate reference to the restrictions on transferability of such Performance Shares as hereinafter set forth. Until the Performance Period which applies to the Performance Shares expires, the Performance Shares granted to a Participant which are not certificated shall be held in the Participant’s name in a bookkeeping account maintained by the Company and Performance Shares granted to a Participant and represented by a stock certificate shall continue to bear the legend or legends making reference to the restrictions on transferability of such Performance Shares as hereinafter set forth.

Until the Performance Period which applies to an award of Performance Shares has expired, the Performance Shares shall not be sold, assigned, transferred (other than a transfer to the Participant’s Beneficiary occurring by reason of the Participant’s death), made subject to gift or otherwise disposed of, mortgaged, pledged or otherwise encumbered, whether voluntarily or by operation of law. A separate account shall be maintained for all Performance Shares granted to a Participant with a Performance Period ending on the same date.

Except for the restrictions on transferability which apply to Performance Shares, and subject to the forfeiture provisions applicable under Section 6.10 below, a Participant shall have, with respect to all Performance Shares so held for his account, all of the rights of a stockholder of the Company, including full voting rights with respect to such Shares and the right to receive currently with respect to the Participant’s Performance Shares, all dividends and other distributions payable generally on the Company’s Shares. If any dividends or distributions so payable are paid in Shares, the Shares paid as a dividend or distribution with respect to a Participant’s Performance Shares shall be subject to the same Performance Goals and provisions relating to forfeiture as apply to the Performance Shares with respect to which they were paid. Such stock dividend Shares shall themselves be treated as Performance Shares, and shall be credited to the same account which the Company maintains for those Performance Shares of the Participant with respect to which such stock dividends or distributions were paid.
Notwithstanding the foregoing, if the instrument evidencing the grant of any Performance Shares to a Participant so provides, all cash dividends and distributions payable generally on the Company’s Shares that are otherwise payable with respect to the Performance Shares granted to the Participant shall not be paid currently to the Participant but instead, shall be applied to the purchase of additional Shares for the Participant’s account. The additional Shares so purchased shall be subject to the same Performance Goals and provisions relating to forfeiture as apply to the Performance Shares, and shall be credited to the same account which the Company maintains for those Performance Shares of the Participant with respect to which such dividends or distributions were paid. The purchase of any such additional Shares shall be made in accordance with such other procedure as may be specified in the instrument evidencing the grant of the Performance Shares on which such dividends are paid.
6.04    Rights While Performance Units Remain Subject to Achievement of Performance Goals. No Shares shall be issued at the time an Award of Performance Units is made. Except as provided in the following paragraph or otherwise provided in the instrument evidencing an Award of Performance Units, a Participant that is the holder of an Award of Performance Units shall not have any rights of a shareholder with respect to such Performance Units. Performance Units granted to a Participant hereunder shall be credited to a bookkeeping account maintained by the Company for the Participant. A separate account shall be maintained for all Performance Units granted to a Participant with a Performance Period ending on the same date and for all Dividend Equivalent Units that are to be credited to such account in accordance with the following paragraph.

If any dividends or other distributions payable on the Company’s Shares are paid in Shares during any period that a Participant holds an Award of Performance Units, as of the applicable Dividend Payment Date, a number of additional Performance Units shall be credited to each account established for the Participant to reflect the number of Performance Units held by the Participant as of such Dividend Payment Date. The number of such additional Performance Units to be credited shall be determined by first multiplying: (a) the total number of Performance Units standing to the Participant’s credit in such account on the day immediately preceding such Dividend Payment Date (including all Dividend Equivalent Units credited to such account on all previous Dividend Payment Dates); by (b) the per Share dollar amount of the dividend paid on such Dividend Payment Date; and then, (c) dividing the resulting amount by the Fair Market Value of one Share on such Dividend Payment Date. Dividend Equivalent Units awarded pursuant to this paragraph to a Participant that holds an Award of Performance Units shall have the same Performance Goals and Performance Period as the Performance Units with respect to which such Dividend Equivalent Units have been awarded.

6.05    Performance Goals for Covered Executives. In the case of any Award of Performance Shares or Performance Units to any Eligible Person who is a Covered Executive, the Performance Goal or Goals established in connection with such

Award shall be based on one or more of the following business criteria, as determined by the Committee in its discretion: (a) the attainment of specified levels of, or increases in, the Company’s after-tax or pretax return on stockholder’s equity; (b) the attainment of specified levels in the fair market value of the Company’s Shares; (c) the attainment of specified levels of growth in the value of an investment in the Company’s Shares, assuming that all dividends paid on the Company’s Common Stock are reinvested in additional Shares; (d) the attainment of specified levels of, or increases in, the Company’s pre-tax or after-tax earnings, profits, net income, or earnings per share; (e) the attainment of specified levels of, or increases in, the Company’s earnings before income tax, depreciation and amortization (EBITDA); (f) attainment of specified levels of, or increases in, the Company’s net sales, gross revenues or cash flow from operations; (g) the attainment of specified levels of, or increases in, the Company’s working capital, or in its return on capital employed or invested; (h) the attainment of specified levels of, or decreases in, the Company’s operating costs or any one or more components thereof, or in the amount of all or any specified portion of the Company’s debt or other outstanding financial obligations; and (i) such other business performance criteria as may, from time to time, be established by the Committee in the instrument which contains the Award of Performance Shares or Performance Units.

Any of the business criteria described in the preceding paragraph which the Committee establishes as a Performance Goal may be measured either by the performance of the Company and its Affiliates on a consolidated basis, or by the performance of any one or more of the Company’s subsidiaries, divisions, or other business units, as the Committee in its discretion may determine. In its discretion, the Committee may also establish Performance Goals, based on any of the business criteria described in this Section 6.05, that require the attainment of a specified level of performance of the Company, or any of its subsidiaries, divisions or other business units, relative to the performance of other specified corporations, in order for such Performance Goals to be met.

The Committee may also, in its discretion, include in any Performance Goal the attainment of which depends on a determination of the net earnings or income of the Company or any of its subsidiaries, divisions or other business units, provisions which require such determination to be made by eliminating the effects of any decreases in or charges to earnings for: (a) the effect of foreign currency exchange rates; (b) any acquisitions, divestitures, discontinuances of business operations, restructurings, impairments, refinancings or other special charges; (c) the cumulative effect of any accounting changes; and (d) any “extraordinary items” as determined under generally accepted accounting principles, to the extent that such decreases or charges referred to in clauses (a) through (d) of this paragraph are separately disclosed in the Company’s Annual Report for each fiscal year within the applicable Performance Period.
6.06    Performance Goals for Non-Covered Executives. In the case of Awards of Performance Shares or Performance Units made hereunder to Eligible Persons who are not Covered Executives, the Performance Goal or Goals applicable to such Awards shall be such corporate or individual goals as the Committee in its discretion may determine.

6.07    Measurement of Performance. At the end of the Performance Period established in connection with any Award of Performance Shares or Performance Units, the Committee shall determine the extent to which the Performance Goal or Goals established for such Award have been met, and shall determine, on that basis, the number of Performance Shares or Performance Units included in such Award that have been earned and as to which payment will be made pursuant to Section 6.09 below, subject to the adjustments provided for in Section 6.08 and the forfeiture provisions of Section 6.10. In the case of any Award granted to a Covered Executive, the issuance of Performance Shares to the Covered Executive shall be subject to Section 162(m) of the Code.

6.08    Adjustment of Award Amounts. The number of Shares issuable with respect to an Award on the basis of the level of attainment of the applicable Performance Goals as determined by the Committee under Section 6.07 shall be subject to adjustment in accordance with the following provisions:

(j)To the extent not inconsistent with the terms of the Plan and if the instrument evidencing the Award so provides, the number of Shares otherwise issuable with respect to an Award to an Eligible Person who is not a Covered Executive may be increased or decreased to the extent determined by the Committee in its discretion, based on the Committee’s evaluation of the Eligible Person’s individual performance or to reflect such other events, circumstances or factors as the Committee in its discretion deems appropriate in determining the extent to which payment should be made with respect to the Eligible Person’s Award.

(k)Notwithstanding the provisions of Section 6.08(a) above, the Committee shall not have any authority to increase the number of Shares otherwise issuable with respect to any Award of Performance Shares or Performance Units to a Covered Executive. However, if the instrument evidencing an Award to a Covered Executive so provides, the Committee may, in its discretion, reduce the number of Shares otherwise issuable with respect to such Award: (i) to reflect any decreases in or charges to earnings that were not taken into account pursuant to clause (a), (b), (c), or (d) of the last paragraph of Section 6.05 in determining net earnings or income for purposes of any Performance Goal established in connection with such Award; (ii) to reflect any credits to earnings for extraordinary items of income or gain that were taken into account in determining net earnings or income for such purposes; (iii) to reflect the Committee’s evaluation of the Covered Executive’s individual performance; or (iv) to reflect any other events, circumstances or factors which the Committee believes to be appropriate in determining the extent to which payment should be made with respect to the Covered Executive’s Award.

6.09    Payment of Awards. Payment with respect to that number of Performance Shares or Performance Units subject to any Award which the Committee has determined under Section 6.07 above to have been earned, as adjusted to the extent determined by the Committee under Section 6.08, shall be made in accordance with the following provisions:

(a)    In the case of any such Performance Shares, payment shall be made by the issuance and delivery to the Participant of a stock certificate for the requisite number of such Shares free of the legends making reference to restrictions on transferability of the Performance Shares provided for by this Plan, or, in the case of Performance Shares which are held as book entry Shares, the Committee shall cause the restrictions on such book entry Performance Shares to be removed. However, if the Performance Shares with respect to which payment is to be made include a fractional Share, payment of such fractional Share shall be made in cash, in an amount equal to the Fair Market Value of such fractional Share determined as of the end of the Performance Period. Such Shares shall be issued and delivered, and, if applicable, such cash payment shall be made, to the Participant as soon as practicable after the end of the Performance Period applicable to the Award in question.

(b)    In the case of Performance Units, (including related Dividend Equivalent Units), payment shall be made: (i) by the issuance and delivery to the Participant of a stock certificate for a number of Shares equal to the total number of such whole Performance Units and related Dividend Equivalent Units; and (ii) by payment in cash for any fractional Unit in an amount equal to the Fair Market Value of such fractional Unit determined as of the day immediately preceding the date as of which payment is to be made. Notwithstanding the foregoing, payment for such Performance Units (including related Dividend Equivalent Units) may be made wholly or partly in cash, in an amount equal to the Fair Market Value of all of the Units and any fractional Unit as to which a cash payment is to be made, if the instrument evidencing the grant of such Performance Units so provides. Payment shall be made in such manner and at such time or times as provided in such instrument. Unless otherwise provided by the instrument evidencing the grant of Performance Units, payment with respect to any part or all of a Participant’s Performance Units (including any related Dividend Equivalent Units) may be deferred, at the Participant’s election, upon such terms and conditions as are specified by the Participant, in writing, subject to the restrictions on deferral of compensation contained in Code Section 409A.

6.10    Termination of Service. Except as the instrument evidencing the grant of Performance Shares or Performance Units may otherwise provide, upon an Eligible Person’s Termination of Service for any reason prior to the end of the Performance Period established for any Award of Performance Shares or Performance Units, such Award shall be canceled, all Performance Shares or Performance Units included in such Award, and all Dividend Equivalent Units that were credited with respect to such Performance Shares or Performance Units, shall be forfeited, and no payment of any kind shall be made with respect to such Award.

Notwithstanding the foregoing, if the Committee so determines, in its discretion, the instrument evidencing any such Award may provide that if the Eligible Person’s Termination of Service occurs as a result of the Eligible Person’s death, Disability or Retirement, as a result of a termination of the Eligible Person’s employment by the Company without “Cause” or as a result of a termination of the Eligible Person’s employment by the Eligible Person for a “Good Reason” (in each case, as “Cause” and “Good Reason” are defined herein or may otherwise be defined in the terms of any employment agreement between the Company and the Eligible Person or in the instrument evidencing the grant of Performance Shares or Performance Units), payment will be made at the end of the Performance Period, in accordance with the provisions of Section 6.09, with respect to all or a Pro Rata Portion of the number of Shares and/or the amount of cash that otherwise would have been payable to the Eligible Person, as determined in accordance with the provisions of Sections 6.07 and 6.08, if the Eligible Person’s Termination of Service had not occurred prior to the end of such Performance Period. In such case, only the Eligible Person’s right to receive payment with respect to any remaining portion of the Performance Shares or Performance Units (and related Dividend Equivalent Units) included in such Award shall be canceled and forfeited.
Notwithstanding the provisions of Section 6.03 above and notwithstanding the absence of the provisions of this paragraph from provisions of any instrument containing the provisions of an Award issued prior to the effective date of this Amendment and Restatement, if an Eligible Person's Termination of Service occurs, for any reason, prior to the expiration of the Performance Period which is in effect for an Award of Performance Shares, the Eligible Person shall, upon such Termination of Service, be deemed to forfeit his right to all cash dividends received with respect to the portion of the Performance Shares previously awarded to such Eligible Person which have been forfeited. In connection with the forfeiture by an Eligible Person of the cash dividends received by the Eligible Person with respect to the Performance Shares previously awarded to the Eligible Person which have been forfeited, the Eligible Person shall be obligated to pay to the Company, no later than thirty (30) days following such Eligible Person's Termination of Service, the amount of the dividends received by such Eligible Person which is deemed to be forfeited pursuant to the provision of the preceding sentence. In connection with the foregoing, if, pursuant to the provisions of the preceding paragraph, the Committee has provided in the instrument evidencing the Award of Performance Shares that the Eligible Person shall have the right to receive payment for Performance Shares awarded to the Eligible Person if the Eligible Person's Termination of Service occurs prior to the end of the Performance Period established for such Performance Shares as a result of the Eligible Person's death, Disability or Retirement, as a result of a termination of the Eligible Person’s employment by the Company without “Cause” or as a result of a termination of the Eligible Person’s employment by the Eligible Person for a “Good Reason”, the Eligible Person will not forfeit his right to all cash dividends received with respect to the portion of Performance Shares which have not been forfeited and that such Eligible Person shall be entitled to retain all or a portion of such cash dividends.
6.11    Notice of Code Section 83(b) Election. A Participant who files an election under Section 83(b) of the Code to include in gross income the Fair Market Value of any Performance Shares granted hereunder while such Shares are still subject to achievement of Performance Goals shall furnish the Company with a copy of the election so filed by the Participant within ten (10) days of the filing of such election with the Internal Revenue Service.

ARTICLE 7
RIGHTS

7.01    Awards of Rights. (a) Subject to the limitations set forth in Article 3 above and to the other terms and conditions of the Plan, Rights may be granted under the Plan to any Eligible Person at such times and upon such terms and conditions as the Committee, in its discretion may determine. Rights shall be granted in accordance with the provisions of this Article 7.

(b)    The terms of the instrument which contains the terms of an Award of Rights shall specify the number of Shares which shall be used as the basis for determining the value of the Rights at the end of the Appreciation Period and the Base Price in effect for those Shares.

(c)    Rights shall be exercisable at such time and upon such terms as may be established by the Committee in the instrument setting forth the terms of the Award; provided that, in no event shall the period of time that an Award of Rights is exercisable extend beyond the ten (10) year period beginning on the Date of Grant.

(d)    Rights shall be subject to the same transferability restrictions applicable to all Awards and may not be transferred during the holder’s lifetime, except to one or more family members as provided in Section 8.02.

(e)    The holder of a Right shall not have any stockholder rights with respect to the Shares used to determine the value of the Right.

7.02    Dividend Equivalent Units. If any dividends or other distributions payable on the Company’s Shares are paid in Shares during any period that a Participant holds an Award of Rights, as of the applicable Dividend Payment Date, a number of additional Rights shall be credited to any account established for the Participant to reflect the number of Rights held by the Participant as of such Dividend Payment Date. The number of such additional Rights to be credited shall be determined by first multiplying: (a) the total number of Rights standing to the Participant’s credit in such account on the day immediately preceding such Dividend Payment Date (including all Dividend Equivalent Units credited to such account on all previous Dividend Payment Dates); by (b) the per share dollar amount of the dividend paid on such Dividend Payment Date; and then (c) dividing the resulting amount by the Fair Market Value of one Share on such Dividend Payment Date. Additional Rights awarded pursuant to this Section to a Participant that holds an Award of Rights shall be exercisable at the same time and upon the same terms as the Rights with respect to which such additional Rights are to be issued; provided that, the Base Price of such rights shall be equal to the Fair Market Value of a Share, determined as of the applicable Dividend Payment Date.

7.03    Termination of Service. Except as the instrument evidencing the grant of an Award of Rights may otherwise provide, upon an Eligible Person’s Termination of Service for any reason prior to the expiration of the Appreciation Period which is in effect for any Right (and related Dividend Equivalent Units) standing to his or her credit immediately prior to such Termination of Service, the Eligible Person’s right to exercise such Right shall be forfeited and canceled as of the date of such Termination of Service, and no payment of any kind shall be made with respect to such Right and related Dividend Equivalent Units.

Notwithstanding the foregoing, if the Committee so determines, in its discretion, the instrument evidencing the Award of such Right may provide that if the Eligible Person’s Termination of Service occurs as a result of the Eligible Person’s death, Disability or Retirement, as a result of a termination of the Eligible Person’s employment by the Company without “Cause” or as a result of a termination of the Eligible Person’s employment by the Eligible Person for a “Good Reason” (in each case, as “Cause” and “Good Reason” are defined herein or may otherwise be defined in the terms of any employment agreement between the Company and the Eligible Person or in the instrument evidencing the grant of Rights), payment will be made with respect to all or a Pro Rata Portion of such Right and any related Dividend Equivalent Units. In such case, only the Eligible Person’s right to receive payment with respect to any portion of the Right (and related Dividend Equivalent Units) which has been forfeited shall be canceled and forfeited. Any payment required to be made with respect to an Eligible Person’s Right (and related Dividend Equivalent Units) pursuant to this paragraph shall be made as soon as practicable after the date of such person’s Termination of Service, and shall be made in the manner specified in Section 7.04.

7.04    Payment of Awards. In the case of Rights, (including related Dividend Equivalent Units), payment shall be made: (a) by the issuance and delivery to the Participant of a stock certificate for, or crediting to a book entry account for the Participant of, a number of Shares having a Fair Market Value on the date the Rights are exercised equal to: (i) the aggregate Fair Market Value of the Shares used as the basis for determining the value of the Rights being exercised, determined as of the date the Rights are exercised; minus (ii) the aggregate Base Price in effect for the Rights being exercised; and (b) by payment in cash for any fractional Shares which would be issued using the formula contained in (a) above. Issuance of certificates for Shares shall be made in such manner and at such time or times as provided in such instrument. Unless otherwise provided by the instrument evidencing the grant of Rights, issuance of certificates for Shares with respect to any part or all of a Participant’s Rights (including any related Dividend Equivalent Units) may be deferred, at the Participant’s election, upon such terms and conditions as are specified by the Participant, in writing, subject to the restrictions on deferral of compensation contained in Code Section 409A.

ARTICLE 8
TRANSFERABILITY OF AWARDS

8.01    Restrictions on Transfers. Except as otherwise provided by Section 8.02 below: (a) any Option granted to an Eligible Person under the Plan shall be nontransferable and may be exercised during the Eligible Person’s lifetime only by the Eligible Person; (b) any Restricted Shares, Restricted Units, Performance Shares, Performance Units and Rights granted to an Eligible Person under the Plan shall not be transferable by the Eligible Person during his or her lifetime; and (c) a Participant’s right to receive payment of Shares or cash with respect to any Award granted to the Participant under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant.

8.02    Permitted Transfers. Notwithstanding the provisions of Section 8.01 above, if the instrument evidencing the grant of any Award so provides, the recipient of such Award may transfer his or her rights with respect to such Award, or any portion thereof, to any “family member” of the recipient, as that term is defined in the General Instructions to Form S‑8 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, subject to such limitations, terms and conditions as may be specified in such instrument.

ARTICLE 9
EFFECTS OF CHANGE IN CONTROL

9.01    Change in Control. (a) The occurrence of a Change in Control shall not accelerate the time for payment of any Awards outstanding on the date the Change in Control occurs and shall not cause any Awards or any portion of any Awards which are forfeitable on the date the Change in Control occurs to become non-forfeitable (vested) if the Acquiror agrees to assume or continue the obligations of the Company under the terms of all Awards which are outstanding on the date the Change in Control occurs (which assumption or agreement to continue such Awards shall not require the consent of any Participant) or the Acquiror issues new or substitute awards (each such new or substitute Award being hereinafter an “Alternative Award”) which satisfy the following criteria: (i) the Alternative Award must be based on stock which is traded on an established securities market, or which will be so traded within thirty (30) days of the Change in Control; (ii) the Alternative Award must provide the Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise schedule; and (iii) the Alternative Award must have economic value substantially equivalent to the value of such Award (determined at the time of the Change in Control).

(b)    Notwithstanding any other provision in the Plan to the contrary, if, in connection with the occurrence of a Change in Control, the Merger Sale Agreement entered into by the Company in connection with the Change in Control does not provide for the assumption by the Acquiror of the obligations of the Company under the terms of any outstanding Awards and does not provide for the issuance by the Acquiror of Alternative Awards (in each case, as contemplated by Section 9.01(a) above hereof), upon the occurrence of the Change in Control, the following provisions shall apply:

(i)    Each Option outstanding on the day immediately preceding the date on which the Change in Control occurs shall be converted to a right to receive an Option Cash Out Payment. Payment of the Option Cash Out Payment shall be made to the holder of the Option in one lump sum payment, less applicable withholding taxes, on the date on which the Change in Control occurs.

(ii)     Each Right outstanding on the day immediately preceding the date on which the Change in Control occurs shall be converted to a right to receive a Right Cash Out Payment. Payment of the Right Cash Out Payment shall be made to the holder of the Right in one lump sum payment, less applicable withholding taxes, on the date on which the Change in Control occurs.

(iii)    The Restricted Periods applicable to all Restricted Shares and Restricted Units (including any related Dividend Equivalent Units) granted to a Participant hereunder that are still outstanding on the day immediately preceding the date on which such Change in Control occurs shall expire on such date; all Restrictions applicable to such outstanding Restricted Shares, Restricted Units and related Dividend Equivalent Units shall lapse on such date; and the Participant’s rights to receive delivery or payment with respect to all such outstanding Restricted Shares, Restricted Units and related Dividend Equivalent Units shall become nonforfeitable as of such date. Payment with respect to such outstanding Restricted Shares, Restricted Units and related Dividend Equivalent Units shall be made on the date the Change in Control occurs. Unless the Committee determines that payment with respect to Restricted Shares and Restricted Units is to be made in the form of a cash payment instead of the issuance and delivery of Shares, the Company shall take whatever steps are necessary to cause all such Restricted Shares and Shares attributable to Restricted Units to be issued to the applicable Participants, and to be treated as outstanding, as of the date the Change in Control occurs.

(c)    The Performance Periods applicable to all Performance Shares and Performance Units (including any related Dividend Equivalent Units) granted to a Participant hereunder that are still outstanding on the day immediately preceding the date on which such Change in Control occurs shall end on such date; all Performance Goals that were established in connection with the Award of such Performance Shares or Performance Units shall be deemed to have been satisfied in full as of such date at the targeted level of performance established for such Performance Shares or such Performance Units; the number of Performance Shares or the percentage of the Performance Units as to which payment is to be made in the event the Performance Goal or Goals applicable to the Award of such Shares or Units are met at the targeted level of performance, as specified in the instrument evidencing the grant of such Award, shall be deemed to be earned in full as of such date; and the Participant shall acquire on such date a nonforfeitable right to receive payment with respect to such number of Performance Shares (including any cash payment for dividends payable thereon, if the instrument evidencing the grant of such shares provides for such cash payment), or with respect to such percentage of the Performance Units (and any related Dividend Equivalent Units), determined without any adjustment under Section 6.09(a) or (b). Payment with respect to such Performance Shares, Performance Units and related Dividend Equivalent Units shall be made on the date the Change in Control occurs. Unless the Committee determines that payment with respect to such Performance Shares and Performance Units is to be made in the form of a cash payment instead of by the issuance and delivery of Shares, the Company shall take whatever steps are necessary to cause all such Performance Shares and Shares attributable to Performance Units to be issued to the applicable Participants, and to be treated as outstanding, as of the date the Change in Control occurs.

ARTICLE 10
COMPLIANCE WITH CODE SECTION 409A

10.01    In General. This Article 10 is intended to comply with final regulations promulgated under Code Section 409A. If and to the extent that an amount which is payable with respect to any Award made pursuant to the terms of this Plan is determined to be deferred compensation within the meaning of Code Section 409A, notwithstanding any contrary provision of this Plan or any Award or in any instrument pursuant to which an Award is granted under the Plan (an “Award Instrument”), payment of such deferred compensation shall only be made in a manner which complies with the requirements of Code Section 409A and the regulations promulgated thereunder.

10.02    409A Excluded Stock Rights. All Non-Qualified Stock Options and Rights awarded under the Plan are intended not to provide for the deferral of compensation, in accordance with Treas. Reg. §1.409A-1(b)(5)(i)(A) and (B) (said Awards are hereinafter referred to as “409A Excluded Stock Rights”), except where an Award Instrument states explicitly that the Award is intended to provide for a deferral of compensation (such Award is hereinafter referred to as a “409A Non-Excluded Stock Right”). Accordingly, the Plan shall be construed, and may be amended, in such manner as will ensure that 409A Excluded Stock Rights remain excluded from the application of Code Section 409A. Without limiting the generality of the foregoing:

(l) no 409A Excluded Stock Right shall be awarded with an exercise price that is less than the Fair Market Value of the Common Stock on the Date of Grant where Fair Market Value is determined in a manner permitted under Treas. Reg. §1.409A-1(b)(5)(iv);

(m) no 409A Excluded Stock Right shall be modified, extended or exchanged for a new Award if such modification, extension or exchange would cause the 409A Excluded Stock Right to become (or be replaced by) a 409A Non-Excluded Stock Right or other Award that is subject to Code Section 409A;

(n) a 409A Excluded Stock Right shall expire no later than its original expiration date and, if a Excluded Stock Right would expire after its original expiration date, because the Participant has died or otherwise become unable to exercise the Stock Right due to a mental or physical disability, the Stock Right shall be deemed exercised by the owner thereof on the day preceding its original expiration date if the then Fair Market Value of the Common Stock exceeds the exercise price;

(o) any extension of a 409A Excluded Stock Right, whether pursuant to a provision of the Plan or an exercise of Committee discretion, shall not extend the term of the Award beyond the earlier of (i) the original expiration date stated in the Award Instrument, or (ii) the tenth anniversary of the Award;

(p)no 409A Excluded Stock Right shall permit the deferral of compensation beyond the date of exercise;

(q) no dividends shall be paid or credited on a 409A Excluded Stock Right that would have the effect of reducing the exercise price of the 409A Excluded Stock Right below Fair Market Value of the Common Stock on the Date of Grant in violation of Code Section 409A and the Treas. Reg. §1.409A-1(b)(5)(i)(E); and

(r) any Common Stock, cash or other consideration to be transferred to the Participant in connection with the exercise of the 409A Excluded Stock Right shall be transferred as soon as practicable and in all events within 30 days following the exercise date and the Participant shall have no right to determine the calendar year in which such transfer occurs.

10.03    409A Non-Excluded Stock Rights. If an Award Instrument states explicitly that the Non-Qualified Stock Option or the Right granted thereunder is intended to provide for a deferral of compensation in accordance with Treas. Reg. §1.409A-1(b)(5)(i)(C) (such Award is hereinafter referred to as “409A Non-Excluded Stock Right”), the Award Instrument shall be deemed to incorporate the terms and conditions necessary to avoid inclusion of the Award in the Participant’s gross income pursuant to Section 409A(a)(1) of the Code and the Plan and Award Instrument shall be interpreted in accordance with Section 409A of the Code and the regulations and other interpretive guidance issued thereunder so as to avoid the inclusion of the Award in gross income pursuant to Section 409A(a)(1) of the Code. Without limiting the generality of the foregoing:

(a)    the Award Instrument shall specify that the 409A Non-Excluded Stock Right will expire on the last day of the calendar year in which the 409A Non-Excluded Stock Right becomes exercisable, and that any Common Stock, cash or other consideration to be transferred to the Participant in connection with the exercise of the 409A Non-Excluded Stock Right shall be transferred to the Participant on or before March 15 of the calendar year following the calendar year in which the 409A Non-Excluded Stock Right becomes exercisable;

(b)    the date on which the 409A Non-Excluded Stock Right becomes exercisable may not be accelerated except as may be permitted under Treas. Reg. §1.409A-3(j); and

(c)    in the case of a 409A Non-Excluded Stock Right that becomes exercisable as a result of the separation from service of a Participant who is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) as applied by the Company, no Common Stock, cash or other consideration shall be transferred to the Participant in connection with the exercise of the 409A Non-Excluded Stock Right until the day following the 6-month anniversary of the Participant’s separation from service.

10.04    409A Excluded Current Property Transfers. Restricted Shares and Performance Shares (“Current Property Transfers”) awarded under the Plan are intended not to provide for the deferral of compensation, in accordance with Treas. Reg. §1.409A-1(b)(6) (said Awards are hereinafter referred to as “409A Excluded Current Property Transfers”), unless the Award Instrument states explicitly that the Award is intended to provide for a deferral of compensation (such an Award is hereinafter referred to as “409A Non-excluded Current Property Transfer”). Accordingly, the Plan shall be construed, and may be amended, to ensure that 409A Excluded Current Property Transfers remain excluded from the application of Code Section 409A. Without limiting the generality of the foregoing, no Award Instrument shall provide for or permit the deferral of compensation resulting from a 409A Excluded Current Property Transfer beyond the date on which the 409A Excluded Current Property Transfer would otherwise become includable in gross income in accordance with the rules of Code Section 83 (or would have become includable but for the exercise of an election under Code Section 83(b)).

10.05    409A Non-Excluded Current Property Transfers. If, under the terms of an Award Instrument, a Current Property Transfer would be deemed to be a deferral of compensation under Section 409A of the Code (such Award is hereinafter referred to as “409A Non-Excluded Current Property Transfer”), the Award Instrument shall be deemed to incorporate the terms and conditions necessary to avoid inclusion of the Award in the Participant’s gross income pursuant to Section 409A(a)(1) of the Code and the Plan and Award Instrument shall be interpreted in accordance with Section 409A of the Code and the regulations and other interpretive guidance issued thereunder so as to avoid the inclusion of the Award in gross income pursuant to Section 409A(a)(1) of the Code. Without limiting the generality of the foregoing:

(a)    the Award Instrument shall specify one or more dates or events permitted under Code Section 409A(a)(2)(A) at which time the Award will be settled in cash or vested property;

(b)    the Award Instrument shall specify the manner in which the Award will be paid (e.g., lump sum or installments) and the dates on or periods within which payment will occur;

(c)    the date of settlement of the Award shall not be accelerated except as otherwise permitted under Treas. Reg. §1.409A-3(j); and

(d)    in the case of a 409A Non-excluded Current Property Transfer that becomes payable as a result of the separation from service of a Participant who is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) as applied by the Company, no cash or property shall be paid to the Participant in connection with the settlement of the Award until the day following the 6-month anniversary of the Participant’s separation from service.

10.06    409A Excluded Future Property Transfers. Any Awards permitted under the Plan other than those referred to in Sections 10.02, 10.03, 10.04 and 10.05 including, but not limited to, Restricted Units and Performance Units (“Future Property Transfers”), are intended not to provide for the deferral of compensation, in accordance with the short-term deferral rule set forth in Treas. Reg. §1.409A-1(b)(4) (said Awards are hereinafter referred to as “409A Excluded Future Property Transfers”) unless the terms of the Award Instrument, the Future Property Transfer would be deemed to result in a deferral of compensation under Section 409A of the Code (such an Award is hereinafter referred to as a “409A Non-excluded Future Property Transfer”). Accordingly, the Plan shall be construed, and may be amended, to ensure that 409A Excluded Future Property Transfers remain excluded from the application of Code Section 409A. Without limiting the generality of the foregoing, the Award Instrument shall provide (or shall be construed to provide) that a 409A Excluded Future Property Transfer must be settled in cash or vested property on or before March 15 of the calendar year following the calendar year in which the 409A Excluded Future Property Transfer ceased to be subject to a substantial risk of forfeiture within the meaning of Treas. Reg. §1.409A-1(b)(4).

10.07    409A Non-excluded Future Property Transfers. If, under the terms of an Award Instrument, a Future Property Transfer would be deemed to result in a deferral of compensation in accordance with Treas. Reg. §1.409A-1(b)(4) (“409A Non-excluded Future Property Transfer”), the Award Instrument shall be deemed to incorporate the terms and conditions necessary to avoid inclusion of the Award in the Participant’s gross income pursuant to Section 409A(a)(1) of the Code and the Plan and Award Instrument shall be interpreted in accordance with Section 409A of the Code and the regulations and other interpretive guidance issued thereunder so as to avoid the inclusion of the Award in gross income pursuant to Section 409A(a)(1) of the Code. Without limiting the generality of the foregoing:

(a)    the Award Instrument shall specify one or more dates or events permitted under Code Section 409A(a)(2)(A) at which time the Award will be settled in cash or vested property;

(b)    the Award Instrument shall specify the manner in which the Award will be paid (e.g., lump sum or installments) and the dates on or periods within which payment will occur;

(c)    the date of settlement of the Award shall not be accelerated except as otherwise permitted under Treas. Reg. §1.409A-3(j); and

(d)    in the case of a 409A Non-excluded Future Property Transfer that becomes payable as a result of the separation from service of a Participant who is a “specified employee” within the meaning of Treas. Reg. §1.409A-1(i) as applied by the Company, no cash or property shall be paid to the Participant in connection with the settlement of the Award until the day following the 6-month anniversary of the Participant’s separation from service.

10.08    Authority To Amend Plan And/Or Award Instrument. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date of this Plan amendment), the Committee may adopt such amendments to the Plan and/or the applicable Award Instrument as the Committee determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

10.09    Protection of the Committee and Others. Notwithstanding the foregoing provisions of this Article 10, neither the Company, nor any officer, employee, director or agent of the Company or any affiliate of the Company, nor any member of the Committee, shall have any liability to any Participant on account of an Award hereunder being taxable under Code Section 409A regardless of whether such person could have taken action to prevent such result and failed to do so. To the extent permitted by law, the Company shall indemnify and defend any officer, employee, director or agent of the Company or of any affiliate of the Company, and any member of the Committee, from any claim based on an Award becoming taxable under Code Section 409A resulting from such person’s action taken, or action failed to be taken, in connection with the Plan or any Award Instrument.

ARTICLE 11
ADMINISTRATION

11.01    Administration of the Plan. (a)Except as otherwise specifically provided in the Plan, the Plan shall be administered: (i) by the Compensation Committee with respect to all matters pertaining to Awards that may be made or granted or that have been made or granted: (A) to members of the Board of Directors; (B) to any Eligible Person who is not an Employee; and (C) except as provided in Section 11.01(a)(ii) below, to any Eligible Person who is an Employee; and (ii) by the Compensation Administration Committee with respect to those specific matters pertaining to Awards to Employees who are not Executive Officers that are within the scope of the authority granted to the Compensation Administration Committee under Section 11.04 below or delegated by the Compensation Committee to the Compensation Administration Committee pursuant to Section 11.05 below.

(b)    No Covered Individual shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan. The Company shall, to the maximum extent permitted by applicable law and the Certificate of Incorporation and By-laws of the Company, indemnify and hold each Covered Individual harmless from and against any loss, cost or expense (including reasonable attorney fees) or liability (including any amount paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan or any Award granted pursuant to the Plan. Such indemnification shall be in addition to any rights of indemnification such individuals may have under applicable law or under the Certificate of Incorporation and By-laws of the Company.

11.02    The Committee’s Power and Authority. In addition to the responsibilities and powers assigned to the Committee elsewhere in the Plan, the Committee shall have the authority, in its discretion, to establish, from time to time, guidelines or regulations for the administration of the Plan, to interpret the Plan, and to make all determinations it considers necessary or advisable for the administration of the Plan. All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties.

The Committee may designate Employees of the Company and professional advisors to assist the Committee in its administration of the Plan and may grant authority to Employees of the Company to execute agreements or other documents on behalf of the Committee in connection with the administration of the Plan. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any advice and any computation received from any such counsel, consultant or agent. The Company shall pay all expenses and costs incurred by the Committee for the engagement of any such counsel, consultant or agent.

11.03    Modification of Awards. (a) To the extent not inconsistent with the terms of the Plan or any provision of applicable law (including, but limited to Code Section 409A), the Committee, in its discretion, may waive or modify any of the terms and conditions set forth in the instrument evidencing the grant of any Award made to a Participant hereunder; provided that, in no event shall the Committee waive or modify the terms and conditions of any Award in a manner which would accelerate the time at which an Eligible Person’s rights under an Award become non-forfeitable or in a manner which would accelerate the time which is otherwise provided for under the terms of any Award, at which an Eligible Person would be entitled to receive any payment of cash or Shares as contemplated by the Award.

(b)    Notwithstanding the foregoing, no waiver or amendment may be authorized or directed by the Committee pursuant to this Section 11.03 without the consent of the Participant if it would adversely affect, to any material extent, any of the rights or obligations of the Participant with respect to such Award. In addition, no such waiver or amendment may be authorized or directed by the Committee pursuant to this Section 11.03 with respect to any Option, Restricted Shares or Restricted Units, Performance Shares or Performance Units or Rights awarded to any Covered Executive, if such waiver or amendment would cause the delivery of Shares or the payment of any cash amounts that are made with respect to such Award to fail to be deductible for federal income tax purposes pursuant to the applicable provisions of Section 162(m) of the Code and the regulations issued thereunder.

11.04    Power and Authority of the Compensation Administration Committee. With respect to such number of Shares as the Compensation Committee may in its discretion determine to be available from time to time for the grant of Awards in any form to Employees who are not Executive Officers, the Compensation Administration Committee shall have the authority: (a) to determine which of such Employees shall receive Awards in each form; (b) to determine the time or times when Awards in such form shall be made to such Eligible Employees; (c) to determine the number of Shares that will be subject to any Option, or the number of Restricted Shares, Restricted Units, Performance Shares, Performance Units or Rights, to be included in any Award to any such Employee; (d) with respect to any Award of Performance Shares or Performance Units made to any such Employees, to make all determinations which the Committee is authorized to make with respect to such Award under the provisions of Section 6.02, Section 6.07 and Section 6.09(a); and (e) with respect to any Awards made to any such Employees pursuant to the Compensation Administration Committee’s exercise of the authority granted to it under this Section 11.04, to exercise all of the authority and powers granted to the Committee under Section 11.02 above and under the second paragraph of Section 11.05 below, but only to the extent that any such exercise by the Compensation Administration Committee is not inconsistent with any action taken by the Compensation Committee, or with any determination, decision or interpretation of the Plan made by the Compensation Committee, under Section 11.02 above or any delegation made by the Compensation Committee under the second paragraph of Section 11.05 below.

Except for the matters specified in the foregoing paragraph and any additional matters pertaining to Awards to Employees who are not Executive Officers with respect to which authority has been granted to the Compensation Administration Committee pursuant to this Section 11.04, the Compensation Administration Committee shall not have any of the authority or powers otherwise granted to the Compensation Committee under any other provisions of the Plan.

The Compensation Committee in its discretion may at any time, by resolution duly adopted by it and without any amendment of the Plan, revoke or modify in any manner or respect the authority and powers granted to the Compensation Administration Committee under this Section 11.04.

11.05    Delegation. In addition to the authority and powers granted to the Compensation Administration Committee under Section 11.04 above, the Compensation Committee in its discretion may, by resolution duly adopted by it, delegate to the Compensation Administration Committee authority with respect to such other matters pertaining to Awards to Employees who are not Executive Officers as the Compensation Committee may specify in such resolution. Any authority so delegated to the Compensation Administration Committee may be revoked or modified by the Compensation Committee, in whole or in part, at any time.

The Committee may delegate any ministerial or non-discretionary function pertaining to the administration of the Plan to any one or more officers or other employees of the Company or any of its Affiliates.

11.06    Non-U.S. Participants. In order to comply with any applicable provisions of local law and regulations in any foreign country in which the Company or any of its Affiliates operates, the Committee may in its sole discretion: (a) modify the terms and conditions of Awards granted under the Plan to Eligible Persons located in such foreign country; (b) establish subplans with such modifications to the terms of the Plan as it determines to be necessary or appropriate under the circumstances applicable in such foreign country; or (c) take any other action that it deems necessary or appropriate in order to comply with, or obtain any exemptions from the applicability of, the local laws and regulations in such foreign country.

11.07    Designation and Change of Beneficiary. Each Participant shall file with the Committee, or with such Employee of the Company who has been designated by the Committee to receive same, a written designation of one or more persons as the Beneficiary who shall be entitled to receive any Shares or cash amount payable with respect to any Award upon or after the Participant’s death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any previously designated Beneficiary by filing a new designation with the Committee or its designee. The last such designation received by the Committee or its designee shall be controlling; provided, how-ever, that no desig-nation, or change or revo-cation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If at the date of a Participant’s death, there is no designation of a Beneficiary in effect for the Participant pursuant to the provisions of this Section 11.07, or if no Beneficiary designated by the Participant in accordance with the provisions hereof survives to receive any Shares or cash amount pay-able under the Plan with respect to the Participant after his or death, the Participant’s estate shall be treated as the Participant’s Beneficiary for purposes of the Plan.

11.08    Taxes. Notwithstanding any other provision of the Plan, the Company and each of its Affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld with respect to the exercise of any Option or with respect any payments to be made in respect of any other form of Award granted to a Participant under the Plan, including but not limited to: (a) deducting the amount of taxes so required to be withheld from any other compensation or other amounts then or thereafter payable to the Participant, and/or (b) withholding delivery of any Shares or payment of any cash amount otherwise required to be delivered or paid to the Participant with respect to the exercise of such Option, or with respect to such other form of Award, until the amount of taxes so required to be withheld has been paid in full to the Company or any of its Affiliated Companies. With the approval of the Compensation Committee and subject to such terms and conditions as it may require, such amount may be paid in Shares previously owned by the Participant, or by the surrender of a portion of the Shares that otherwise would be delivered or paid to such Participant with respect to his or her Award, or by a combination of payments in cash and Shares.

11.09    Amendment or Termination. The Board of Directors may, with prospective or retroactive effect, amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that: (a) no amendment, suspension or termination of the Plan shall, without the Participant’s written consent, adversely affect the rights of any Participant with respect to any Awards previously granted to the Participant; and (b) no amendment which constitutes a “material revision” of the Plan, as the term material revision is defined in the applicable NASDAQ rules, shall be effective unless approved by the stockholders of the Company in the manner required by such rules and by applicable law.

11.10    Participant Rights Unsecured. A Participant shall have the status of a general unsecured creditor of the Company with respect to his or her right to receive any cash payment provided for by the instrument containing the terms of any Award made pursuant to the Plan. The Plan and the instrument containing the terms of any Award providing for the payment of cash shall constitute a mere promise by the Company to make payments in the future of the benefits provided for therein. It is intended that the arrangements reflected in the Plan be treated as unfunded for tax purposes, as well as for purposes of any applicable provisions of Title I of ERISA.

11.11    Terms of Employment Not Affected. Neither the Plan nor any Award granted to a Participant hereunder or any other action taken in connection with the Plan shall be construed as giving any Participant any right to be retained in the employment of the Company or any of its Affiliates. In addition, the Plan, any Award granted to a Participant hereunder and any other action taken by the Committee pursuant to the Plan shall not be deemed or construed to interfere with the right of the Company or any of its Affiliates to terminate a Participant’s employment or service at any time subject, however, to the Participant’s rights under any employment contract in effect between the Participant and the Company or any of its Affiliates.

No Award made to a Participant under the Plan, and no payment made with respect to such Award, shall be considered as compensation or wages payable to the Participant for purposes of determining the amount of contributions or benefits the Participant may be entitled to receive under any employee benefit plan of the Company or any of its Affiliates, except as specifically provided in such plan or as otherwise determined by the Board of Directors.

11.12    Successors. The obligations of the Company under the Plan shall be binding upon any successor Company or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor Company or organization succeeding to substantially all of the assets and business of the Company. The Company agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

11.13    Binding Effect. The provisions of the Plan and the terms and conditions contained in the instrument evidencing any Award made to a Participant hereunder shall be binding upon the Participant, his or her successors and permitted transferees.

11.14    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of law principles.

11.15    Effective Date. This Plan was approved by the Board of Directors on March ___, 2018 and, subject to approval by the stockholders of the Company at the annual meeting of the Company’s stockholders to be held May 4, 2018 and, upon execution by an authorized officer of the Company, shall be effective as of May 4, 2018. In the event that the terms of this Plan are not approved by the stockholders of the Company, this Plan shall not become effective and any Awards issued hereunder prior to May 4, 2018 shall be automatically canceled and of no force or effect.

IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this Plan to be executed as of the _____ day of May, 2018.

GIBRALTAR INDUSTRIES, INC.

By:_________________________

GIBRALTAR INDUSTRIES, INC.
3556 LAKE SHORE ROAD
P.O. BOX 2028
BUFFALO, NY 14219

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E43835-P00265 KEEP THIS PORTION FOR YOUR RECORDS

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GIBRALTAR INDUSTRIES, INC.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Sharon M. Brady	☐	☐	☐
1b. Frank G. Heard	☐	☐	☐
1c. Craig A. Hindman	☐	☐	☐
1d. Vinod M. Khilnani	☐	☐	☐
1e. William P. Montague	☐	☐	☐
1f. James B. Nish	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. Advisory approval of the company's executive compensation (Say-On-Pay).	☐	☐	☐
3. Approval of the Adoption of the Gibraltar Industries, Inc. 2018 Equity Incentive Plan.	☐	☐	☐
4. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

NOTE: If no direction is indicated on your proxy card, broker non-votes excepted, this proxy will be voted FOR all nominees listed in proposal 1 and FOR proposals 2, 3 and 4. If signing on behalf of a corporation, sign full corporate name by authorized officer. The signer hereby revokes all proxies heretofore given by the signer to vote at the 2018 Annual Meeting of Stockholders of Gibraltar Industries, Inc. and any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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E43836-P00265

ANNUAL MEETING OF STOCKHOLDERS OF GIBRALTAR INDUSTRIES, INC.
May 4, 2018

The undersigned hereby appoints WILLIAM P. MONTAGUE and FRANK G. HEARD and each or any of them, attorneys and proxies, with the full power of substitution, to vote at the Annual Meeting of Stockholders of GIBRALTAR INDUSTRIES, INC., Annual Meeting is to be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 4, 2018 at 11:00 a.m., local time, and any adjournments thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed and dated on reverse side